Exhibit 99.1
PART I

Items 1 and 2. Business and Properties

COMPANY OVERVIEW

References herein to HollyFrontier Corporation (“HollyFrontier”) include HollyFrontier and its consolidated subsidiaries. In accordance with the Securities and Exchange Commission's (“SEC”) “Plain English” guidelines, this Annual Report on Form 10-K has been written in the first person. In this document, the words “we,” “our,” “ours” and “us” refer only to HollyFrontier and its consolidated subsidiaries or to HollyFrontier or an individual subsidiary and not to any other person, with certain exceptions. Generally, the words “we,” “our,” “ours” and “us” include Holly Energy Partners, L.P. (“HEP”) and its subsidiaries as consolidated subsidiaries of HollyFrontier, unless when used in disclosures of transactions or obligations between HEP and HollyFrontier or its other subsidiaries. This document contains certain disclosures of agreements that are specific to HEP and its consolidated subsidiaries and do not necessarily represent obligations of HollyFrontier. When used in descriptions of agreements and transactions, “HEP” refers to HEP and its consolidated subsidiaries.

We are an independent petroleum refiner and marketer that produces high-value light products such as gasoline, diesel fuel, jet fuel, specialty lubricant products and specialty and modified asphalt. We were incorporated in Delaware in 1947 and maintain our principal corporate offices at 2828 N. Harwood, Suite 1300, Dallas, Texas 75201-1507. Our telephone number is 214-871-3555, and our internet website address is www.hollyfrontier.com. The information contained on our website does not constitute part of this Annual Report on Form 10-K. A print copy of this Annual Report on Form 10-K will be provided without charge upon written request to the Vice President, Investor Relations at the above address. A direct link to our SEC filings is available on our website under the Investor Relations tab. Also available on our website are copies of our Corporate Governance Guidelines, Audit Committee Charter, Compensation Committee Charter, Nominating, Governance and Social Responsibility Committee Charter, Finance Committee Charter, Environmental, Health, Safety, and Public Policy Committee Charter and Code of Business Conduct and Ethics, all of which will be provided without charge upon written request to the Vice President, Investor Relations at the above address. Our Code of Business Conduct and Ethics applies to all of our officers, employees and directors, including our principal executive officer, principal financial officer and principal accounting officer. Our common stock is traded on the New York Stock Exchange under the trading symbol “HFC.”

On August 2, 2021, HollyFrontier, Hippo Parent Corporation, a wholly owned subsidiary of HollyFrontier (“New Parent”), Hippo Merger Sub, Inc., a wholly owned subsidiary of New Parent (“Parent Merger Sub”), The Sinclair Companies (“Sinclair”), and Hippo Holding LLC, a wholly owned subsidiary of Sinclair (the “Target Company”), entered into a business combination agreement (the “Business Combination Agreement”), pursuant to which HollyFrontier will acquire the Target Company. Pursuant to the Business Combination Agreement, HollyFrontier will acquire the Target Company by effecting (a) a holding company merger in accordance with Section 251(g) of Delaware General Corporation Law whereby HollyFrontier will merge with and into Parent Merger Sub, with HollyFrontier surviving such merger as a direct wholly owned subsidiary of New Parent (the “HFC Merger”) and (b) immediately following the HFC Merger, a contribution whereby Sinclair will contribute all of the equity interests of the Target Company to New Parent in exchange for shares of New Parent, resulting in the Target Company becoming a direct wholly owned subsidiary of New Parent (together with the HFC Merger, the “HFC Transactions”).

Additionally, on August 2, 2021, HEP, Sinclair and Sinclair Transportation Company, a wholly owned subsidiary of Sinclair (“STC”), entered into a contribution agreement (the “Contribution Agreement”) pursuant to which HEP will acquire all of the outstanding shares of STC in exchange for 21 million newly issued common limited partner units of HEP and cash consideration equal to $325 million (the “HEP Transactions”, and together with the HFC Transactions, the “Sinclair Transactions”), subject to downward adjustment if, as a condition to obtaining antitrust clearance for the Sinclair Transactions, HEP agrees to divest a portion of its equity interest in UNEV Pipeline, LLC and the sales price for such interests does not exceed the threshold provided in the Contribution Agreement.

Exhibit 99.1
The Sinclair Transactions are expected to close in 2022, subject to customary closing conditions and regulatory clearance, including the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act (the “HSR Act”). On August 23, 2021, each of HollyFrontier and Sinclair filed its respective premerger notification and report regarding the Sinclair Transactions with the U.S. Department of Justice and the U.S. Federal Trade Commission (the “FTC”) under the HSR Act. On September 22, 2021, HollyFrontier and Sinclair each received a request for additional information and documentary material (“Second Request”) from the FTC in connection with the FTC’s review of the Sinclair Transactions. Issuance of the Second Request extends the waiting period under the HSR Act until 30 days after both HollyFrontier and Sinclair have substantially complied with the Second Request, unless the waiting period is terminated earlier by the FTC or the parties otherwise commit not to close the Sinclair Transactions for some additional period of time. HollyFrontier and Sinclair are cooperating with the FTC staff in its review and are working diligently to satisfy the closing conditions as soon as possible. In addition, the HEP Transactions are conditioned on the closing of the transactions contemplated by the Business Combination Agreement.

On May 4, 2021, our wholly owned subsidiary, HollyFrontier Puget Sound Refining LLC, entered into a sale and purchase agreement with Equilon Enterprises LLC d/b/a Shell Oil Products US (“Shell”) to acquire Shell's Puget Sound refinery and related assets (the “Puget Sound Refinery”). The acquisition closed on November 1, 2021 for aggregate cash consideration of $624.3 million. The Puget Sound Refinery is strategically located on approximately 850 acres in Anacortes, Washington. The 149,000 BPD facility is a large, high quality and complex refinery with catalytic cracking and delayed coking units and is well positioned geographically and logistically to source advantaged Canadian and Alaskan North Slope crudes. In addition to refining assets and an on-site cogeneration facility, the transaction includes a deep-water marine dock, a light product loading rack, a rail terminal and storage tanks with approximately 5.8 million barrels of crude, product and other hydrocarbon storage capacity.

On April 27, 2021, our wholly owned subsidiary, 7037619 Canada Inc., entered into a contract for sale of real property in Mississauga, Ontario for base consideration of $98.8 million, or CAD 125 million. The transaction closed on September 15, 2021.

In November 2019, we announced our plans to construct a new renewable diesel unit (“RDU”) at our Artesia facility. The RDU will have a production capacity of approximately 120 million gallons a year and allow us to process soybean oil and other renewable feedstocks into renewable diesel. This investment will provide us the opportunity to meet the demand for low-carbon fuels while covering the cost of our annual RINs purchase obligation under current market conditions.

In the third quarter of 2020, we permanently ceased petroleum refining operations at our facility in Cheyenne, Wyoming (the “Cheyenne Refinery”) and subsequently began converting certain assets at our Cheyenne Refinery to renewable diesel production. The Cheyenne RDU will have a production capacity of approximately 90 million gallons a year. This decision was primarily based on a positive outlook in the market for renewable diesel and the expectation that future free cash flow generation at our Cheyenne Refinery would be challenged due to lower gross margins resulting from the economic impact of the COVID-19 pandemic and compressed crude differentials due to dislocations in the crude oil market. Additional factors included uncompetitive operating and maintenance costs forecasted for our Cheyenne Refinery and the anticipated loss of the Environmental Protection Agency’s (“EPA”) small refinery exemption.

Additionally, we are constructing a pre-treatment unit (“PTU”) at our Artesia facility that will provide feedstock flexibility for both our Artesia and Cheyenne RDUs. The RDUs and PTU, along with corresponding rail infrastructure and storage tanks, are estimated to have a total capital cost of $800 million to $900 million. The Cheyenne RDU was mechanically complete in the fourth quarter of 2021. The PTU is expected to be completed in the first quarter of 2022, and the Artesia RDU is expected to be completed in the second quarter of 2022.

On November 12, 2018, we entered into an equity purchase agreement to acquire 100% of the issued and outstanding capital stock of Sonneborn US Holdings Inc. and 100% of the membership rights in Sonneborn Coöperatief U.A. (collectively, “Sonneborn”). The acquisition closed on February 1, 2019. Cash consideration paid was $662.7 million. Sonneborn is a producer of specialty hydrocarbon chemicals such as white oils, petrolatums and waxes with manufacturing facilities in the United States and Europe.

On July 10, 2018, we entered into a definitive agreement to acquire Red Giant Oil Company LLC (“Red Giant Oil”), a privately-owned lubricants company. The acquisition closed on August 1, 2018. Cash consideration paid was $54.2 million. Red Giant Oil is one of the largest suppliers of locomotive engine oil in North America and is headquartered in Council Bluffs, Iowa.

Exhibit 99.1
On October 29, 2016, we entered into a share purchase agreement with Suncor Energy Inc. (“Suncor”) to acquire 100% of the outstanding capital stock of Petro-Canada Lubricants Inc. (“PCLI”). The acquisition closed on February 1, 2017. Cash consideration paid was $862.1 million, or $1.125 billion Canadian dollars. PCLI, located in Mississauga, Ontario, is the largest producer of base oils in Canada with a plant having 15,600 BPD of lubricant production capacity and is one of the largest manufacturers of high margin Group III base oils in North America.

As of December 31, 2021, we:
•owned and operated a refinery in El Dorado, Kansas (the “El Dorado Refinery”), two refinery facilities located in Tulsa, Oklahoma (collectively, the “Tulsa Refineries”), the Puget Sound Refinery in Anacortes, Washington, a refinery in Artesia, New Mexico that is operated in conjunction with crude oil distillation and vacuum distillation and other facilities situated 65 miles away in Lovington, New Mexico (collectively, the “Navajo Refinery”) and a refinery in Woods Cross, Utah (the “Woods Cross Refinery”);
•owned a site co-located at the Navajo Refinery upon which a new renewable diesel unit (the “Artesia RDU”) and pre-treatment unit (“PTU”) are being constructed to process renewable feedstocks to produce renewable diesel;
•owned a facility in Cheyenne, Wyoming, which operated as a petroleum refinery until early August 2020, at which time its assets began to be converted to a renewable diesel unit to produce renewable diesel (the “Cheyenne RDU,” and together with the Artesia RDU, the “RDUs”);
•owned and operated a manufacturing facility in Mississauga, Ontario, which produces base oils and other specialized lubricant products for our Petro-Canada Lubricants business;
•owned and operated manufacturing facilities in Petrolia, Pennsylvania and the Netherlands, which produce specialty lubricant products for our Sonneborn business, such as white oils, petrolatums and waxes;
•owned and operated Red Giant Oil, which supplies locomotive engine oil and has storage and distribution facilities in Iowa and Wyoming, along with a blending and packaging facility in Texas;
•owned and operated HollyFrontier Asphalt Company LLC (“HFC Asphalt”), which operates various asphalt terminals in Arizona, New Mexico and Oklahoma; and
•owned a 57% limited partner interest and a non-economic general partner interest in HEP. HEP owns and operates logistic assets consisting of petroleum product and crude oil pipelines, terminals, tankage, loading rack facilities and refinery processing units that principally support our refining and marketing operations in the Mid-Continent, Southwest and Rocky Mountains geographic regions of the United States.

HEP is a variable interest entity (“VIE”) as defined under U.S. generally accepted accounting principles (“GAAP”). Information on HEP's assets and acquisitions completed in the past three years can be found under the “Holly Energy Partners, L.P.” section provided later in this discussion of Items 1 and 2, “Business and Properties.”

As of December 31, 2021, our operations were organized into four reportable segments, Refining, Renewables, Lubricants and Specialty Products and HEP. The Refining segment includes the operations of our El Dorado, Tulsa, Puget Sound, Navajo and Woods Cross Refineries and HFC Asphalt. The Renewables segment includes activities associated with the conversion of our Cheyenne Refinery to the Cheyenne RDU, along with the construction of the Artesia RDU and PTU. The Lubricants and Specialty Products segment includes the operations of our Petro-Canada Lubricants business, Red Giant Oil and Sonneborn in addition to specialty lubricant products produced at our Tulsa Refinery. The HEP segment involves all of the operations of HEP. See Note 20 “Segment Information” in the Notes to Consolidated Financial Statements for additional information on our reportable segments.

REFINERY OPERATIONS

Our refinery operations serve the Mid-Continent, Southwest and Rocky Mountains extending into the Pacific Northwest geographic regions of the United States. We own and operate five complex refineries having a combined crude oil processing capacity of 554,000 BPSD. Each of our refineries has the complexity to convert discounted, heavy and sour crude oils into a high percentage of gasoline, diesel and other high-value refined products.

The tables presented below and elsewhere in this discussion of our refinery operations set forth information, including non-GAAP performance measures, about our refinery operations and includes the Puget Sound Refinery for the period November 1, 2021 (date of acquisition) through December 31, 2021. The cost of products and refinery gross and net operating margins do not include the non-cash effects of long-lived asset impairment charges, lower of cost or market inventory valuation adjustments and depreciation and amortization. Reconciliations to amounts reported under GAAP are provided under

Exhibit 99.1
“Reconciliations to Amounts Reported Under Generally Accepted Accounting Principles” following Item 7A of Part II of this Form 10-K.

	Years Ended December 31,
	2021 (8)	2020	2019
Consolidated
Crude charge (BPD) (1)	400,720	365,190	388,860
Refinery throughput (BPD) (2)	431,870	395,080	417,570
Sales of produced refined products (BPD) (3)	424,100	391,670	414,370
Refinery utilization (4)	93.1%	90.2%	96.0%

Average per produced barrel sold (5)
Refinery gross margin	$10.89	$7.29	$15.92
Refinery operating expenses (6)	7.04	6.05	6.12
Net operating margin	$3.85	$1.24	$9.80

Refinery operating expenses per throughput barrel (7)	$6.92	$6.00	$6.07

Feedstocks:
Sweet crude oil	47%	48%	45%
Sour crude oil	31%	29%	34%
Heavy sour crude oil	12%	11%	10%
Black wax crude oil	4%	4%	4%
Other feedstocks and blends	6%	8%	7%
Total	100%	100%	100%

(1)Crude charge represents the barrels per day of crude oil processed at our refineries.
(2)Refinery throughput represents the barrels per day of crude and other refinery feedstocks input to the crude units and other conversion units at our refineries.
(3)Represents barrels sold of refined products produced at our refineries (including HFC Asphalt) and does not include volumes of refined products purchased for resale or volumes of excess crude oil sold.
(4)Represents crude charge divided by total crude capacity (BPSD). As a result of our acquisition of the Puget Sound Refinery on November 1, 2021, our consolidated crude capacity increased from 405,000 BPSD to 554,000 BPSD.
(5)Represents average amount per produced barrel sold, which is a non-GAAP measure. Reconciliations to amounts reported under GAAP are provided under “Reconciliations to Amounts Reported Under Generally Accepted Accounting Principles” following Item 7A of Part II of this Form 10-K.
(6)Represents total Mid-Continent and West regions operating expenses, exclusive of long-lived asset impairment charges and depreciation and amortization, divided by sales volumes of refined products produced at our refineries.
(7)Represents total Mid-Continent and West regions operating expenses, exclusive of long-lived asset impairment charges and depreciation and amortization, divided by refinery throughput.
(8)We acquired the Puget Sound Refinery on November 1, 2021. Refining operating data for the year ended December 31, 2021 includes crude oil and feedstocks processed and refined products sold at our Puget Sound Refinery for the period November 1, 2021 through December 31, 2021 only, averaged over the 365 days in the year ended December 31, 2021.

Exhibit 99.1
Products and Customers
Set forth below is information regarding refined product sales:

	Years Ended December 31,
	2021	2020	2019
Consolidated
Sales of refined products:
Gasolines	53%	54%	52%
Diesel fuels	34%	34%	34%
Jet fuels	4%	3%	4%
Fuel oil	1%	1%	2%
Asphalt	3%	4%	3%
Base oils	2%	2%	2%
LPG and other	3%	2%	3%
Total	100%	100%	100%

Light products are shipped to customers via product pipelines or are available for loading at our refinery truck facilities and terminals. Light products are also made available to customers at various other locations via exchange with other parties.

Our principal customers for gasoline include other refiners, convenience store chains, independent marketers and retailers. Diesel fuel is sold to other refiners, truck stop chains, wholesalers and railroads. Jet fuel is sold for commercial airline use. Base oils are intercompany sales to our Lubricants and Specialty Products segment. LPG's are sold to LPG wholesalers and LPG retailers. We produce and purchase asphalt products that are sold to governmental entities, paving contractors or manufacturers. Asphalt is also blended into fuel oil and is either sold locally or is shipped to the Gulf Coast. For the year ended December 31, 2021, we had one customer, Shell, together with certain of its affiliates, that accounted for 10% or more of our total annual revenues at approximately 13%. See Note 5 “Revenues” in the Notes to Consolidated Financial Statements for additional information on our customers revenues.

Mid-Continent Region (El Dorado and Tulsa Refineries)

Facilities
The El Dorado Refinery is a high-complexity coking refinery with a 135,000 BPSD processing capacity and the ability to process significant volumes of heavy and sour crudes. The integrated refining processes at the Tulsa West and East refinery facilities provide us with a highly complex refining operation having a combined crude processing rate of approximately 125,000 BPSD.

The following table sets forth information about our Mid-Continent region operations, including non-GAAP performance measures.

	Years Ended December 31,
	2021	2020	2019
Mid-Continent Region (El Dorado and Tulsa Refineries)
Crude charge (BPD) (1)	260,350	241,140	254,010
Refinery throughput (BPD) (2)	276,430	257,030	268,500
Sales of produced refined products (BPD) (3)	265,470	248,320	259,310
Refinery utilization (4)	100.1%	92.7%	97.7%

Average per produced barrel sold (5)
Refinery gross margin	$9.44	$5.17	$13.71
Refinery operating expenses (6)	6.42	5.46	5.77
Net operating margin	$3.02	$(0.29)	$7.94

Refinery operating expenses per throughput barrel (7)	$6.17	$5.27	$5.58

Footnote references are provided under our Consolidated Refinery Operating Data table on page 10.

Exhibit 99.1
The El Dorado Refinery is located on 1,100 acres south of El Dorado, Kansas and is a fully integrated refinery. The principal processing units at the El Dorado Refinery consist of crude and vacuum distillation; hydrodesulfurization of naphtha, kerosene, diesel, and gas oil streams; isomerization; catalytic reforming; aromatics recovery; catalytic cracking; alkylation; delayed coking; hydrogen production; and sulfur recovery.

The Tulsa West facility is located on a 750-acre site in Tulsa, Oklahoma situated along the Arkansas River. The principal processing units at the Tulsa West facility consist of crude and vacuum distillation (with light ends recovery), naphtha hydrodesulfurization, propane de-asphalting, lubes extraction, MEK dewaxing, delayed coker and butane splitter units.

The Tulsa East facility is located on a 466-acre site also in Tulsa, Oklahoma situated along the Arkansas River. The principal processing units at the Tulsa East facility consist of crude and vacuum distillation, naphtha hydrodesulfurization, FCC, isomerization, catalytic reforming, alkylation, scanfiner, diesel hydrodesulfurization and sulfur units.

Crude Oil and Feedstock Supplies
Both of our Mid-Continent Refineries are connected via pipeline to Cushing, Oklahoma, a significant crude oil pipeline trading and storage hub. The El Dorado Refinery and the Tulsa Refineries are located approximately 125 miles and 50 miles, respectively, from Cushing, Oklahoma. Local pipelines provide direct access to regional Oklahoma crude production as well as access to United States onshore and Canadian crudes. The proximity of the refineries to the Cushing pipeline and storage hub provides the flexibility to optimize their crude slate with a wide variety of crude oil supply options. Additionally, we have transportation service agreements to transport Canadian crude oil on the Spearhead and Keystone Pipelines, enabling us to transport Canadian crude oil to Cushing for subsequent shipment to either of our Mid-Continent Refineries.

We also purchase isobutane, natural gasoline, butane and other feedstocks for processing at our Mid-Continent Refineries. The El Dorado Refinery is connected to Conway, Kansas, a major gas liquids trading and storage hub, via the Oneok Pipeline. From time to time, other feedstocks such gas oil, naphtha and light cycle oil are purchased from other refiners for use at our refineries.

	Years Ended December 31,
	2021	2020	2019
Mid-Continent Region (El Dorado and Tulsa Refineries)
Feedstocks:
Sweet crude oil	61%	58%	55%
Sour crude oil	15%	19%	24%
Heavy sour crude oil	18%	17%	16%
Other feedstocks and blends	6%	6%	5%
Total	100%	100%	100%

Markets and Competition
The primary markets for the El Dorado Refinery's refined products are Colorado and the Plains States, which include the Kansas City metropolitan area. The gasoline, diesel and jet fuel produced by the El Dorado Refinery are primarily shipped via pipeline to terminals for distribution by truck or rail. We ship product via the NuStar Pipeline Operating Partnership L.P. Pipeline to the northern Plains States, via the Magellan Pipeline Company, L.P. (“Magellan”) mountain pipeline to Denver, Colorado, and on the Magellan mid-continent pipeline to the Plains States. Additionally, HEP's on-site truck and rail racks facilitate access to local refined product markets.

The El Dorado Refinery faces competition from other Plains States and Mid-Continent refiners, but the principal competitors for the El Dorado Refinery are Gulf Coast refiners. Our Gulf Coast competitors typically have lower production costs due to greater economies of scale; however, they incur higher refined product transportation costs, which allows the El Dorado Refinery to compete effectively in the Plains States and Rocky Mountains region with Gulf Coast refineries.

The Tulsa Refineries serve the Mid-Continent geographic region of the United States. Distillates and gasolines are primarily delivered from the Tulsa Refineries to market via pipelines owned and operated by Magellan. These pipelines connect the refinery to distribution channels throughout Colorado, Oklahoma, Kansas, Missouri, Illinois, Iowa, Minnesota, Nebraska and Arkansas. Additionally, HEP's on-site truck and rail racks facilitate access to local refined product markets.

Exhibit 99.1
The Tulsa Refineries’ principal customers for conventional gasoline include other refiners, convenience store chains, independent marketers and retailers. Truck stop operators and railroads are the primary diesel customers. Jet fuel is sold primarily for commercial use. The refineries’ asphalt and roofing flux products are sold via truck or railcar directly from the refineries or to customers throughout the Mid-Continent geographic region primarily to paving contractors and manufacturers of roofing products.

Products
Set forth below is information regarding refined product sales attributable to our Mid-Continent region:

	Years Ended December 31,
	2021	2020	2019
Mid-Continent Region (El Dorado and Tulsa Refineries)
Sales of refined products:
Gasolines	52%	52%	51%
Diesel fuels	33%	34%	32%
Jet fuels	5%	4%	7%
Fuel oil	1%	1%	1%
Asphalt	3%	3%	3%
Base oils	4%	4%	4%
LPG and other	2%	2%	2%
Total	100%	100%	100%

West Region (Puget Sound, Navajo and Woods Cross Refineries)

Facilities
On November 1, 2021, we acquired the Puget Sound Refinery, which is a complex refinery with a 149,000 BPSD processing capacity and has the ability to process a variety of light, medium, heavy sweet and sour crudes. The Navajo Refinery has a crude oil processing capacity of 100,000 BPSD and has the ability to process sour crude oils into high-value light products such as gasoline, diesel fuel and jet fuel. The Woods Cross Refinery has a crude oil processing capacity of 45,000 BPSD and processes regional sweet and black wax crude into high-value light products.

The following table sets forth information about our West region operations, including non-GAAP performance measures. It includes the Puget Sound Refinery for the period November 1, 2021 (date of acquisition) through December 31, 2021.

	Years Ended December 31,
	2021 (8)	2020	2019
West Region (Puget Sound, Navajo and Woods Cross Refineries)
Crude charge (BPD) (1)	140,370	124,050	134,850
Refinery throughput (BPD) (2)	155,440	138,050	149,070
Sales of produced refined products (BPD) (3)	158,630	143,350	155,060
Refinery utilization (4)	82.7%	85.6%	93.0%

Average per produced barrel sold (5)
Refinery gross margin	$13.32	$10.97	$19.62
Refinery operating expenses (6)	8.09	7.07	6.69
Net operating margin	$5.23	$3.90	$12.93

Refinery operating expenses per throughput barrel (7)	$9.27	$7.34	$6.96

Footnote references are provided under our Consolidated Refinery Operating Data table on page 10.

Exhibit 99.1
The Puget Sound Refinery facility is located on approximately 850 acres in Anacortes, Washington and is a fully integrated refinery. The principal processing units at the Puget Sound Refinery consist of crude and vacuum distillation, FCC, delayed coking, sulfuric alkylation, catalytic reforming, hydrodesulfurization, isomerization, sulfur recovery, cogeneration and product blending. In addition to refining assets and an on-site cogeneration facility, the Puget Sound Refinery also includes a deep-water marine dock, a light product loading rack, a rail terminal and storage tanks with approximately 5.8 million barrels of crude, product and other hydrocarbon storage capacity.

The Navajo Refinery's Artesia, New Mexico facility is located on a 561-acre site and is a fully integrated refinery with crude distillation, vacuum distillation, FCC, ROSE (solvent deasphalter), HF alkylation, catalytic reforming, hydrodesulfurization, mild hydrocracking, isomerization, sulfur recovery and product blending units.

The Artesia facility is operated in conjunction with a refining facility located in Lovington, New Mexico, approximately 65 miles east of Artesia. The principal equipment at the Lovington facility consists of a crude distillation unit and associated vacuum distillation units. The Lovington facility processes crude oil into intermediate products that are transported to Artesia by means of three intermediate pipelines owned by HEP. These products are then upgraded into finished products at the Artesia facility. The combined crude oil capacity of the Navajo Refinery facilities is 100,000 BPSD and it typically processes or blends an additional 10,000 BPSD of natural gasoline, butane, gas oil and naphtha.

The Woods Cross Refinery facility is located on a 200-acre site in Woods Cross, Utah and is a fully integrated refinery with crude distillation, solvent deasphalter, FCC, HF alkylation, catalytic reforming, hydrodesulfurization, isomerization, sulfur recovery and product blending units. The facility typically processes or blends an additional 2,000 BPSD of natural gasoline, butane and gas oil over its 45,000 BPSD capacity.

Crude Oil and Feedstock Supplies
The Puget Sound Refinery is well positioned geographically and logistically to source advantaged Canadian and Alaskan North Slope crudes. The Canadian crudes are sourced from Edmonton, Alberta and are supplied directly to the Puget Sound Refinery by the Trans Mountain pipeline system. The Alaskan North Slope crudes are supplied by oil tankers that load the crude from Valdez, Alaska and offload at Puget Sound Refinery's deepwater dock. The dock also allows the refinery to receive other crude oil via marine.

The Navajo Refinery is situated near the Permian Basin, an area that has historically, and continues to have, abundant supplies of crude oil available both for regional users and for export to other areas. We purchase crude oil from independent producers in southeastern New Mexico and west Texas as well as from major oil companies. The crude oil is gathered through HEP's pipelines and through third-party tank trucks and crude oil pipeline systems for delivery to the Navajo Refinery.

We also purchase volumes of isobutane, natural gasoline and other feedstocks to supply the Navajo Refinery from sources in Texas and the Mid-Continent area that are delivered to this region on a common carrier pipeline owned by Enterprise Products, L.P. Ultimately all volumes of these products are shipped to the Artesia refining facilities on HEP's intermediate pipelines running from Lovington to Artesia. From time to time, we purchase gas oil, naphtha and light cycle oil from other refiners for use as feedstock.

The Woods Cross Refinery currently obtains crude oil from suppliers in Canada, Wyoming and Utah as delivered via common carrier pipelines, including the SLC Pipeline and Frontier Pipeline both owned by HEP. Supplies of black wax crude oil are shipped via truck.

	Years Ended December 31,
	2021	2020	2019
West Region (Puget Sound, Navajo and Woods Cross Refineries)
Feedstocks:
Sweet crude oil	22%	30%	26%
Sour crude oil	58%	49%	52%
Heavy sour crude oil	1%	—%	—%
Black wax crude oil	10%	11%	12%
Other feedstocks and blends	9%	10%	10%
Total	100%	100%	100%

Exhibit 99.1
Markets and Competition
The Puget Sound Refinery primarily serves the Pacific Northwest market, including Washington, Oregon and British Columbia. It supplies jet fuel for the Seattle-Tacoma, Washington, Portland, Oregon and Vancouver, British Columbia airports. Products are shipped to Seattle, Tacoma, and Portland terminals by the common carrier Olympic Pipeline. Additionally, products are loaded across the Puget Sound Refinery’s marine dock to deliver to the same locations in the Pacific Northwest market and to expanded locations in California and Alaska. The Puget Sound Refinery can also load products for export sales across its marine dock.

The Navajo Refinery primarily serves the southwestern United States market, including the metropolitan areas of El Paso, Texas; Albuquerque, Moriarty and Bloomfield, New Mexico; Phoenix and Tucson, Arizona; and portions of northern Mexico. Our products are shipped through HEP's pipelines from Artesia, New Mexico to El Paso, Texas and from El Paso to Albuquerque and to Mexico via products pipeline systems owned by Magellan and from El Paso to Tucson and Phoenix via a products pipeline system owned by SFPP, L.P. (“SFPP”). In addition, petroleum products from the Navajo Refinery are transported to markets in northwest New Mexico, to Moriarty, New Mexico, near Albuquerque, via HEP's pipelines running from Artesia to San Juan County, New Mexico, and to Bloomfield, New Mexico. We have refined product storage through our pipelines and terminals agreement with HEP at terminals in Artesia and Moriarty, New Mexico.

The Woods Cross Refinery's primary market is Utah, which is currently supplied by a number of local refiners and the Pioneer Pipeline. It also supplies a small percentage of the refined products consumed in the combined Idaho, Wyoming, eastern Washington and Nevada markets. Our Woods Cross Refinery ships refined products over a common carrier pipeline system owned by Andeavor Logistics Northwest Pipelines LLC to numerous terminals, including HEP's terminal at Spokane, Washington and third-party terminals at Pocatello and Boise, Idaho and Pasco, Washington as well as to Cedar City, Utah and Las Vegas, Nevada via the UNEV Pipeline.

Products
Set forth below is information regarding refined product sales attributable to our West region:

	Years Ended December 31,
	2021	2020	2019
West Region (Puget Sound, Navajo and Woods Cross Refineries)
Sales of refined products:
Gasolines	54%	56%	53%
Diesel fuels	35%	35%	37%
Jet fuels	1%	—%	—%
Fuel oil	3%	3%	3%
Asphalt	4%	4%	4%
LPG and other	3%	2%	3%
Total	100%	100%	100%

HollyFrontier Asphalt Company

We manufacture commodity and modified asphalt products at our manufacturing facilities located in Glendale, Arizona; Albuquerque, New Mexico; Artesia, New Mexico and Catoosa, Oklahoma. Our Albuquerque and Artesia facilities manufacture commodity and modified hot asphalt products as well as commodity and modified asphalt emulsions from base asphalt materials provided by our refineries and third-party suppliers. Our Glendale facility manufactures commodity, modified and specialty modified hot asphalt products from base asphalt materials provided by our refineries and third-party suppliers. Our Catoosa facility manufactures commodity, modified and specialty modified hot asphalt products and commodity asphalt products from base asphalts supplied by our refineries. We market these finished asphalt products in Arizona, California, Colorado, New Mexico, Oklahoma, Kansas, Missouri, Texas, Arkansas and northern Mexico. Our products are shipped via third-party trucking companies to commercial customers that provide asphalt based materials for private, commercial and government agency projects.

Exhibit 99.1
RENEWABLES OPERATIONS

Our Renewables operations consist of activities associated with the conversion of our Cheyenne Refinery to the Cheyenne RDU, along with the construction of the Artesia RDU and PTU.

In November 2019, we announced our plans to construct the Artesia RDU. The Artesia RDU is co-located with our Navajo Refinery and will have a production capacity of approximately 120 million gallons a year (or 9,000 BPD). The Artesia RDU is expected to be completed in the second quarter of 2022.

In the third quarter of 2020, we permanently ceased petroleum refining operations at our Cheyenne Refinery and subsequently began converting certain existing assets at our Cheyenne Refinery to the Cheyenne RDU to produce renewable diesel. The Cheyenne RDU will have a production capacity of approximately 90 million gallons a year (or 6,000 BPD). The Cheyenne RDU was mechanically complete in the fourth quarter of 2021 and is expected to be fully operational in the first quarter of 2022.

The RDUs will allow us to process soybean oil and other renewable feedstocks into renewable diesel. Renewable diesel is a cleaner burning fuel with 50% to 80% (results dependent on the feedstock) lower lifecycle greenhouse gas emissions than conventional diesel. Once operational, the renewable diesel produced by the RDUs is expected to be sold to customers in California and Canada where Low Carbon Fuel Standard credit value can be realized.

Additionally, we are constructing a PTU at our Artesia RDU facility that will enable the RDUs to process a wider variety of feedstock. The PTU is expected to be completed in the first quarter of 2022.

Our RDU and PTU projects, along with corresponding rail infrastructure and storage tanks, are estimated to have a total capital cost of $800 million to $900 million. These investments will provide us the opportunity to meet the growing demand for low-carbon fuels and generate biomass based diesel D4 RINs helping to mitigate annual RINs purchase obligation under current market conditions.

LUBRICANTS AND SPECIALTY PRODUCTS OPERATIONS

Our lubricants and specialty products operations consist of our Petro-Canada Lubricants, Red Giant Oil, Sonneborn and the Tulsa rack forward businesses.

Our Petro-Canada Lubricants business produces automotive, industrial and food grade lubricants and greases, base and process oils and specialty fluids. It is one of the largest manufacturers of high margin Group III base oils in North America. Products are marketed in over 80 countries worldwide to a diverse customer base through a global sales force and distributor network.

Our Red Giant Oil business provides high quality lubricants to the railroad industry, which represents a market of a small number of high-value customers who associate the Red Giant Oil name with a niche suite of products.

Sonneborn is a producer of specialty products such as white oils, petrolatums and waxes for the personal care, cosmetic, pharmaceutical and food processing industries. Combined with Petro-Canada Lubricants, it is one of the world's largest producers of pharmaceutical white oils.

Our Tulsa Refinery produces high quality base oils, process oils, waxes, horticultural oils and asphalt performance products. Products are marketed worldwide through strategically located terminals in the United States and selected distributors internationally.

The following table sets forth information about our lubricants and specialty products operations and includes Sonneborn for the period February 1, 2019 (date of acquisition) through December 31, 2021.

Exhibit 99.1

	Years Ended December 31,
	2021	2020	2019
Lubricants and Specialty Products
Throughput (BPD)	19,177	19,645	20,251
Sales of produced refined products (BPD)	34,016	32,902	34,827

Sales of produced refined products:
Finished products	51%	49%	49%
Base oils	27%	26%	27%
Other	22%	25%	24%
Total	100%	100%	100%

PCLI owns and operates a production facility located in Mississauga, Ontario having lubricant production capacity of 15,600 BPD and has the flexibility to match unique lubricant product formulations. The primary operating units are high-pressure hydrotreating and hydrofinishing, solvent dewaxing and catalytic dewaxing. In addition, the facility operates a hydrogen plant, naphtha hydrotreater and catalytic reformer, along with other utility units to support production. The Mississauga plant also includes packaging facilities and has extensive distribution capabilities with marine, truck and rail access.

Red Giant Oil, headquartered in Council Bluffs, Iowa, owns and operates blending and distribution facilities in Council Bluffs, Iowa; Joshua, Texas and Newcastle, Wyoming.

Sonneborn has manufacturing facilities in Petrolia, Pennsylvania and the Netherlands. The Sonneborn Petrolia site has a production capacity of 6,000 BPD with flexibility to produce a full range of finished specialty products. The primary operating unit is a high-pressure hydrotreater with hydrofinishing. In addition, the facility operates a hydrogen plant along with other utility units to support production. The Petrolia plant also includes packaging facilities with distribution capabilities through rail and trucking. The Sonneborn Netherlands sites include processing facilities in Amsterdam and Koog with a production capacity of approximately 1,500 BPD. The primary operating units include base oil acid treating, percolation filtration, and bleaching & steaming operations. The Netherlands sites include packaging facilities with distribution capabilities through truck and marine.

HOLLY ENERGY PARTNERS, L.P.

HEP is a Delaware limited partnership that trades on the New York Stock Exchange under the trading symbol “HEP.” HEP owns and operates logistic assets consisting of petroleum product and crude oil pipelines, terminals, tankage, loading rack facilities and refinery processing units that principally support our refining and marketing operations, as well as other third-party refineries, in the Mid-Continent, Southwest and Rocky Mountains geographic regions of the United States. Additionally, HEP owns a 75% interest in UNEV Pipeline, LLC (“UNEV”), the owner of a pipeline running from Woods Cross, Utah to Las Vegas, Nevada (the “UNEV Pipeline”) and associated product terminals, and a 50% ownership interest in each of Osage Pipe Line Company, LLC, the owner of a pipeline running from Cushing, Oklahoma to El Dorado, Kansas (the “Osage Pipeline”), Cheyenne Pipeline, LLC, the owner of a pipeline running from Fort Laramie, Wyoming to Cheyenne, Wyoming (the “Cheyenne Pipeline”) and Cushing Connect Pipeline & Terminal LLC (“Cushing Connect”), the owner of a crude oil storage terminal in Cushing, Oklahoma and a pipeline that runs from Cushing, Oklahoma to our Tulsa Refineries.

HEP generates revenues by charging tariffs for transporting petroleum products and crude oil through its pipelines, by charging fees for terminalling and storing refined products and other hydrocarbons, providing other services at its storage tanks and terminals and charging a tolling fee per barrel or thousand standard cubic feet of feedstock throughput in its refinery processing units. HEP does not take ownership of products that it transports, terminals, stores or refines; therefore, it is not directly exposed to changes in commodity prices.

Exhibit 99.1
Investment in Joint Venture

Cushing Connect Joint Venture
In October 2019, HEP Cushing LLC, a wholly-owned subsidiary of HEP, and Plains Marketing, L.P., a wholly-owned subsidiary of Plains All American Pipeline, L.P. (“Plains”), formed a 50/50 joint venture, Cushing Connect, for (i) the development, construction, ownership and operation of a new 160,000 barrel per day common carrier crude oil pipeline (the “Cushing Connect Pipeline”) that connects the Cushing, Oklahoma crude oil hub to our Tulsa Refineries and (ii) the ownership and operation of 1.5 million barrels of crude oil storage in Cushing, Oklahoma (the “Cushing Connect Terminal”). The Cushing Connect Terminal was fully in service beginning in April 2020, and the Cushing Connect Pipeline was placed in service at the end of the third quarter of 2021. Long-term commercial agreements have been entered into to support the Cushing Connect assets.

Cushing Connect entered into a contract with an affiliate of HEP to manage the operation of the Cushing Connect Pipeline and with an affiliate of Plains to manage the operation of the Cushing Connect Terminal. The total investment in Cushing Connect will be shared proportionately among the partners. However, HEP is solely responsible for any Cushing Connect Pipeline construction costs that exceed the budget by more than 10%. HEP’s share of the cost of the Cushing Connect Terminal contributed by Plains and Cushing Connect Pipeline construction costs are approximately $70.0 million to $75.0 million.

Transportation Agreements

Agreements with HEP
HEP serves our refineries under long-term pipeline, terminal and tankage throughput agreements and refinery processing tolling agreements expiring from 2022 through 2036. Under these agreements, we pay HEP fees to transport, store and process throughput volumes of refined products, crude oil and feedstocks on HEP's pipelines, terminals, tankage, loading rack facilities and refinery processing units that result in minimum annual payments to HEP, including UNEV (a consolidated subsidiary of HEP). Under these agreements, the agreed upon tariff rates are subject to annual tariff rate adjustments on July 1 at a rate based upon the percentage change in Producer Price Index or Federal Energy Regulatory Commission index. As of December 31, 2021, these agreements required minimum annualized payments to HEP of $352.8 million.

Our transactions with HEP including the transactions discussed above and fees paid under our transportation agreements with HEP and UNEV are eliminated and have no impact on our consolidated financial statements.

As of December 31, 2021, HEP's assets included:

Pipelines
•approximately 660 miles of refined product pipelines, including 340 miles of leased pipelines, that transport gasoline, diesel and jet fuel principally from our Navajo Refinery in New Mexico to our customers in the metropolitan and rural areas of Texas, New Mexico, Arizona, Colorado, Utah and northern Mexico;
•approximately 510 miles of refined product pipelines that transport refined products from Delek's Big Spring refinery in Texas to its customers in Texas and Oklahoma;
•two 65-mile pipelines that transport intermediate feedstocks and crude oil from our Navajo Refinery crude oil distillation and vacuum facilities in Lovington, New Mexico to our petroleum refinery facilities in Artesia, New Mexico;
•one 65-mile intermediate pipeline that is used for the shipment of crude oil from the gathering systems in Barnsdall and Beeson, New Mexico to our Navajo Refinery;
•the SLC Pipeline, a 95-mile intrastate crude oil pipeline system that transports crude oil into the Salt Lake City, Utah area from the Utah terminus of the Frontier Pipeline, as well as crude oil flowing from Wyoming and Utah via the Marathon Wamsutter system;
•the Frontier Pipeline, a 289-mile crude oil pipeline running from Casper, Wyoming to Frontier Station, Utah through a connection to the SLC Pipeline;
•approximately 990 miles of crude oil trunk, gathering and connection pipelines located in west Texas, New Mexico and Oklahoma that primarily deliver crude oil to our Navajo Refinery;
•approximately 10 miles of refined product pipelines that support our Woods Cross Refinery located near Salt Lake City, Utah;
•gasoline and diesel connecting pipelines that support our Tulsa East facility;
•five intermediate product and gas pipelines between our Tulsa East and Tulsa West facilities;
•crude receiving assets located at our Cheyenne facility;
•a 75% interest in the UNEV Pipeline, a 427-mile, 12-inch refined products pipeline running from Woods Cross, Utah to Las Vegas, Nevada and Cedar City, Utah;

Exhibit 99.1
•a 50% interest in the Osage Pipeline, a 135-mile pipeline that transports crude oil from Cushing, Oklahoma to our El Dorado Refinery and also has a connection to the Jayhawk pipeline that services the CHS refinery in McPherson, Kansas;
•a 50% interest in the Cheyenne Pipeline, an 87-mile crude oil pipeline running from Fort Laramie, Wyoming to Cheyenne, Wyoming; and
•a 50% interest in Cushing Connect Pipeline, a 50-mile crude oil pipeline running from Cushing, Oklahoma to our Tulsa Refineries.

Refined Product Terminals and Refinery Tankage
•three refined product terminals located in Orla, Texas and Moriarty and Bloomfield, New Mexico, with an aggregate capacity of approximately 458,000 barrels, that are integrated with HEP's refined product pipeline system that serves our Navajo Refinery;
•one refined product terminal located in Spokane, Washington, with a capacity of approximately 465,000 barrels, that serves third-party common carrier pipelines;
•one refined product terminal near Mountain Home, Idaho, with a capacity of approximately 120,000 barrels, that serves a nearby United States Air Force Base;
•two refined product terminals, located in Wichita Falls and Abilene, Texas, and one tank farm in Orla, Texas with aggregate capacity of approximately 600,000 barrels, that are integrated with HEP's refined product pipelines that serve Delek's Big Spring, Texas refinery;
•a refined product terminal in Catoosa, Oklahoma that stores specialty lubricant products and is utilized by our Tulsa Refineries;
•a refined product loading rack facility at each of our El Dorado, Tulsa, Navajo and Woods Cross Refineries and our Cheyenne facility, heavy product / asphalt loading rack facilities at our Tulsa East facility, Navajo Refinery Lovington facility and Cheyenne facility, LPG loading rack facilities at our El Dorado Refinery, Tulsa West facility and Cheyenne facility, lube oil loading racks at our Tulsa West facility and crude oil Leased Automatic Custody Transfer units located at our Cheyenne facility;
•on-site crude oil tankage at our Tulsa, Navajo and Woods Cross Refineries and Cheyenne facility having an aggregate storage capacity of approximately 1,780,000 barrels;
•on-site refined and intermediate product tankage at our El Dorado and Tulsa and Refineries and Cheyenne facility having an aggregate storage capacity of approximately 7,980,000 barrels;
•eleven crude oil tanks adjacent to our El Dorado Refinery with a capacity of approximately 1,100,000 barrels that primarily serve our El Dorado Refinery;
•crude oil tankage with an aggregate storage capacity of approximately 480,000 barrels that primarily serve our Navajo Refinery;
•SLC Pipeline and Frontier Pipeline's tankage with an aggregate capacity of approximately 380,000 barrels;
•a 75% interest in UNEV Pipeline's product terminals near Cedar City, Utah and Las Vegas, Nevada with an aggregate capacity of approximately 660,000 barrels; and
•a 50% interest in Cushing Connect Terminal with a capacity of approximately 1,500,000 barrels of crude oil storage in Cushing, Oklahoma.

Refinery Processing Units
•a naphtha fractionation tower at our El Dorado Refinery, with a capacity of 50,000 BPD of desulfurized naphtha;
•a hydrogen generation unit at our El Dorado Refinery, with a capacity of 6.1 million standard cubic feet per day of natural gas.
•a crude unit, which is primarily an atmospheric distillation tower, a desalter and heat exchangers, at our Woods Cross Refinery, with a feedstock capacity of 15,000 BPD of crude oil;
•a FCC unit at our Woods Cross Refinery, which converts crude oil to high-value refined products such as gasoline, diesel and liquefied petroleum gases, with a capacity of 8,000 BPD; and
•a polymerization unit at our Woods Cross Refinery, that uses the output of the fluid cracking unit and converts them into gasoline blendstock, with a capacity of 2,500 BPD.

Exhibit 99.1
ADDITIONAL OPERATIONS AND OTHER INFORMATION

Corporate Offices
Our principal corporate offices are leased and located in Dallas, Texas. Functions performed in our Dallas office include overall corporate management, refinery and HEP management, planning and strategy, corporate finance, crude acquisition, logistics, contract administration, marketing, investor relations, governmental affairs, accounting, tax, treasury, information technology, legal and human resources support functions.

Human Capital
Our People
Our people differentiate us from our peers. Our “One HFC Culture” focuses on five key values – safety, integrity, teamwork, ownership and inclusion. These values influence our decisions, shape our behaviors and provide the opportunity for our employees to thrive. Safety is our first priority. We care about our people and have implemented policies and procedures designed to help make sure they return home safely every day. We focus on integrity and doing the right thing. We champion a culture of teamwork and ownership by supporting each other and empowering employees to take action where they see a need or opportunity. Inclusion reflects our desire to foster a work environment in which employees feel valued and included in decisions, opportunities and challenges.

As of December 31, 2021, we had 4,208 employees located in the following geographies: 3,325 employees in the United States, 640 employees in Canada and 243 employees in Europe and Asia. As of December 31, 2021, 1,345 employees were covered by collective bargaining agreements with various expiration dates ranging between 2021 and 2024. We have experienced no material interruptions of operations due to disputes with our employees and management attempts to have and believes that we have positive working relationships with our local unions and their members.

Oversight
Our board of directors (the “Board of Directors”) and Board committees provide oversight on our strategies and policies related to human capital management. Our Compensation Committee is responsible for periodically reviewing HollyFrontier’s strategies and policies regarding the promotion of employee diversity, equity and inclusion, talent and performance management, pay equity and employee engagement, as well as our executive succession planning. Our Nominating, Governance and Social Responsibility Committee oversees our policies and practices regarding human rights in our operations and supply chain. This high level oversight is designed to ensure that our actions are well aligned with our strategies in attracting, retaining and developing a workforce that aligns with our values and strategies.

Diversity & Inclusion
Our leadership is committed to attracting, retaining and developing a highly engaged, high-performing, diverse workforce and cultivating an inclusive workplace where all employees feel valued and have a sense of belonging. Increasing our diversity and inclusion efforts is an organizational priority and strategic oversight of our efforts is provided by our Compensation Committee. We have introduced diversity awareness programs focused on increasing the number of underrepresented persons in engineering roles in our refineries and corporate office. Our university recruiting team has partnered with historically Black colleges and universities to offer full-time and summer internship opportunities and various diversity and inclusion organizations at universities to sponsor and participate in events, such as the North Texas Women’s Energy Network and the National Society of Black Engineers Convention. In addition, to help foster a culture of inclusion, we have two employee resource groups, one focused on developing talent at HollyFrontier by fostering relationships through education, networking and leadership development opportunities and the other focused on veterans. In 2021, we formed an Inclusion and Diversity Working Group comprised of employees across our organization to develop and further implement our inclusion and diversity initiatives, to gather and report best practices related to inclusion and diversity and to assist in developing ongoing inclusion and diversity goals and objectives.

Health & Safety
The safety of our employees, contractors and communities is an overarching priority and fundamental to our operational success. We are grounded by our “Goal Zero” vision, which reflects our belief that safe production can be achieved each and every day. Our commitment to safety is embedded throughout our organization, from frontline employees and contractors to our executive leadership and Board of Directors. Our Operational Excellence Management System provides the framework through which we identify, monitor and reduce risks. Our Environment, Health and Safety (“EHS”) Leadership Council, comprised of company executives, including our CEO, business unit leaders and corporate safety specialists, sets EHS strategy and reviews performance. The Environmental, Health, Safety and Public Policy Committee of our Board of Directors provides board-level oversight of our strategies and performance in these areas.

Exhibit 99.1
In an effort to achieve Goal Zero, our employee and contractor safety education and training programs are conducted on an ongoing basis. We set specific goals for workplace safety and measure attainment of those goals. Over the past five years ended December 31, 2021, our OSHA total recordable incident rate (“TRIR”) declined by 48 percent. In response to the COVID-19 pandemic, and with the health and safety of our employees as a top priority, we have modified our business practices, if and when necessary, including limiting employee and contractor presence at our facilities to essential operating personnel, using a work from home policy, restricting travel, and quarantining employees.

Total Rewards & Development
We believe that the health of our company is linked to the performance and health of our people. We want to inspire and empower our employees to feel confident in their long-term well-being and are committed to offering a comprehensive and competitive total rewards programs for our employees, as benchmarked against our peers. While our benefit offerings vary depending on each country’s market practices, they are designed to support employee health, financial and emotional needs. Our benefits include comprehensive coverage for health care, a competitive retirement savings benefit, vacation and holiday time and other income protection and work life benefits. We also provide tools to help recognize and reward employee performance consistent with our One HFC Culture.

Consistent with our culture of ownership and growth, we offer training, development and engagement programs across every level of our organization to provide employees the opportunity to develop their career by enhancing skills and capabilities consistent with the needs of the business. In 2019, we launched HFC LEAD. “LEAD” stands for Leadership, Excellence and Development and is comprised of a number of programs focused on developing current and future leaders, including the Future HFC Leader Development, Front Line Leader, and Leading the HFC Way programs. We invested $6.0 million in our employee training and development programs in fiscal 2021.

Governmental Regulation
Our operations are subject to international, federal, state, provincial and local laws and regulations regarding, among other things, the generation, storage, handling, use, transportation and distribution of petroleum and hazardous substances by pipeline, truck, rail, ship and barge, the emission and discharge of materials into the environment, waste management, characteristics and composition of gasoline and diesel fuels, and other matters otherwise relating to the protection of human health and the environment. Permits or other authorizations are required under these laws and regulations for the operation of our refineries, pipelines and related facilities and these permits and authorizations are subject to revocation, modification and renewal, or may require operational changes, which may involve significant costs. Our operations are also subject to various international and domestic laws and regulations relating to occupational health and safety, and failure to appropriately manage occupational health and safety risks associated with our business could adversely impact our employees, communities, stakeholders, reputation and results of operations.

A violation of permit conditions or a failure to comply with applicable laws and regulations may result in the assessment of sanctions, including administrative, civil and criminal penalties; the imposition of investigatory, remedial or corrective action obligations or the incurrence of capital expenditures; the occurrence of delays in the permitting, development or expansion of projects; the issuance of injunctive relief limiting or prohibiting certain operations; and reputational harm. There is also the potential for liability for spill response and remediation, natural resource damage claims, and personal and property damage claims if there were to be an oil spill at a facility located near federal or state waters or a release of hazardous substances.

Compliance with applicable environmental laws, regulations and permits or other authorizations and health and safety laws and regulations will continue to have an impact on our operations, the results of our operations and our capital expenditures.

Rate Regulation - Some of HEP’s existing pipelines are considered interstate common carrier pipelines subject to regulation by the Federal Energy Regulatory Commission (“FERC”) under the Interstate Commerce Act (the “ICA”). The ICA requires that the rates charged for transportation on oil pipelines, a category that includes crude oil and petroleum product pipelines, be just and reasonable and not unduly discriminatory. The FERC regulations implementing the ICA further require that the rates and rules for transportation service on our oil pipelines be filed with the FERC. The ICA permits interested persons to challenge newly proposed or changed rates or rules and authorizes FERC to suspend the effectiveness of such proposed rates or rules for a period of up to seven months and to investigate such rates. If, upon completion of an investigation, FERC finds that the proposed rate is unlawful, it is authorized to require the carrier to refund the revenues collected during the pendency of the investigation that are in excess of the amount that the FERC determines to be just and reasonable. FERC also may investigate, upon complaint or on its own motion, rates that are already in effect and may order a carrier to change its rates prospectively. Upon an appropriate showing, a shipper may obtain reparations for damages sustained during the two years prior to the filing of a complaint.

Exhibit 99.1
Oil pipeline carriers may change their rates in accordance with a FERC-approved indexing methodology, which allows oil pipeline carriers to charge rates up to a prescribed ceiling level that changes annually based on the year-to-year change in the U.S. Producer Price Index for Finished Goods (“PPI”). Shippers may protest rate increases made within the ceiling levels, but such protests must show that the portion of the rate increase resulting from application of the index is substantially in excess of the oil pipeline’s increase in costs from the previous year. Oil pipeline carriers as a general rule utilize this indexing methodology to change their rates. Cost-of-service ratemaking, market-based rates and settlement rates are alternatives to the indexing approach and may be used in certain specified circumstances to change rates.

For the five-year period ending June 30, 2021, oil pipeline carriers were permitted to adjust the indexed rate ceiling annually by PPI plus 1.23%. On December 17, 2020, the FERC issued a final rule setting the index for the five-year period beginning July 1, 2021 at PPI plus 0.78%. Because the index was negative, oil pipeline carriers, including HEP’s pipelines, were required to reduce rates that would otherwise be above the indexed rate ceiling. Several shippers requested rehearing of the FERC’s order and, on January 20, 2022, the FERC issued an order further reducing the index to PPI minus 0.21%. As a result, oil pipeline carriers are required to further reduce rates that would be above the new indexed rate ceiling by March 1, 2022. Such reduced rates will be in effect from March 1, 2022 until July 1, 2022. Prior to June 1, 2022, the FERC will issue a revised index, which could be positive or negative. Rates reflecting this revised index will become effective on July 1, 2022.

The Energy Policy Act of 1992 deemed oil pipeline tariff rates that were (i) in effect for the 365-day period ending on the date of enactment or (ii) in effect on the 365th day preceding enactment and had not been subject to complaint, protest or investigation during the 365-day period, in each case, to be just and reasonable or “grandfathered” under the ICA. The Energy Policy Act also limited the circumstances under which a complaint can be made against such grandfathered rates.

While FERC regulates the rates for interstate shipments on HEP’s refined product pipelines, the New Mexico Public Regulation Commission regulates the rates for intrastate shipments in New Mexico, the Texas Railroad Commission regulates the rates for intrastate shipments in Texas and the Oklahoma Corporation Commission regulates the rates for intrastate shipments in Oklahoma. These state commissions have generally not been aggressive in regulating common carrier pipelines and generally have not investigated the rates or practices of petroleum pipelines in the absence of shipper complaints, and we do not believe the intrastate tariffs now in effect are likely to be challenged. However, a state regulatory commission could investigate HEP’s rates if such a challenge were filed.

In addition, if any of HEP’s pipelines were found to have provided services or otherwise operated in violation of the ICA, this could result in the imposition of administrative and criminal remedies and civil penalties, as well as a requirement to disgorge charges collected for such services in excess of the rate established by the FERC. Any of the foregoing could adversely affect revenues and cash flow related to the affected assets.

Air Regulation - Our operations are subject to certain requirements of the federal Clean Air Act (“CAA”) as well as related state and local laws and regulations, as well as similar laws in Canada and the Netherlands. Certain CAA regulatory programs applicable to our facilities require capital expenditures for the installation of certain air pollution control devices, operational procedures and expenditures to minimize emissions and to prevent accidental releases of hazardous air pollutants, and monitoring and reporting of emissions. Additionally, the Environmental Protection Agency (“EPA”) has the authority under the CAA to modify the formulation of the refined transportation fuel products we manufacture in order to limit the emissions associated with their final use. For example, implementation of the revised National Ambient Air Quality Standards (“NAAQS”) for ozone could result in stricter permitting requirements, a delay in or the inability to obtain such permits, and increased expenditures for pollution control equipment, the costs of which could be significant. Moreover, an EPA rule became effective in January 2018 that requires, among other things, benzene monitoring at the refinery fence line and submittal of fence line monitoring data to the EPA on a quarterly basis; upgraded storage tank controls requirements, including new applicability thresholds; enhanced performance requirements for flares, continuous monitoring of flares and pressure release devices, and analysis and remedy of flare release events; compliance with emissions standards for delayed coking units; and requirements related to air emissions resulting from startup, shutdown and maintenance events. These new rules, as well as subsequent rulemaking under the CAA or similar laws, or new agency interpretations of existing laws and regulations, may necessitate additional expenditures in future years and result in increased costs on our operations.

Fuel Quality Regulation - We are subject to the EPA’s Control of Hazardous Air Pollutants from Mobile Sources (also known as the Mobile Source Air Toxics rule, or “MSAT2”) regulations that impose reductions in the benzene content of our produced gasoline. In addition to reducing benzene concentration in our gasoline, our refineries currently purchase benzene credits to meet these requirements. If economically justified or otherwise determined to be beneficial, we may implement additional benzene reduction projects to eliminate or reduce the need to purchase benzene credits.

Exhibit 99.1
Pursuant to the Energy Independence and Security Act of 2007 (“EISA”), and the EPA’s corresponding Renewable Fuel Standard (“RFS”) regulations, most refiners are required to blend increasing amounts of biofuels with refined products through 2022 or purchase Renewable Identification Numbers (“RINs”) in lieu of blending. Under the RFS, the percentage of renewable fuels that refineries are obligated to blend into their finished petroleum products is adjusted annually. In November 2018, the EPA finalized the RFS targets for 2019, which maintained the volume required for conventional (i.e., corn ethanol) renewable fuel, increased the volume required for advanced biofuels compared to the prior targets, and increased the volume required for cellulosic biofuel compared to the 2018 RFS requirements. The EPA also increased the biomass-based diesel volume for 2020 compared to 2019. The EPA has not yet finalized the 2021 RFS requirements for any fuel other than biodiesel, creating some uncertainty regarding our compliance obligations for 2021. Because the EISA requires specified volumes of biofuels, if the demand for motor fuels decreases in future years, even higher percentages of biofuels may be required.

The EPA has historically used its waiver authority to establish volumes lower than the statutory volumes required by EISA, but the EPA’s interpretation of its waiver authority, as well as its implementation of the RFS, has been subject to numerous court challenges. Lawsuits have been filed by the renewable fuel industry challenging the EPA's grant of small refinery exemptions. For additional information regarding risks relating to our small refinery exemptions, see Item 1A, “Risk Factors - The availability and cost of renewable identification numbers and other required credits could have an adverse effect on our financial condition and results of operations.” Legal challenges of the EPA's decision are ongoing. We cannot predict the outcome of these matters or whether they may result in increased RFS compliance costs. There also continues to be a shortage of advanced biofuel production resulting in increased difficulties meeting RFS mandates. As a result, we may be unable to blend sufficient quantities of renewable fuel to meet our requirements and, therefore, may have to purchase an increasing number of RINs. It is not possible at this time to predict with certainty what those volumes or costs may be, but given the potential increase in volumes and the volatile price of RINs, increases in renewable volume requirements could have an adverse impact on our results of operations.

Finally, while there is no current regulatory standard that authenticates RINs that may be purchased on the open market from third parties, we believe that the RINs we purchase are from reputable sources, are valid and serve to demonstrate compliance with applicable RFS requirements. However, if any of the RINs purchased by us on the open market are subsequently found by the EPA to be invalid, we could incur significant costs, penalties, or other liabilities in connection with replacing any invalid RINs and resolving any enforcement action brought by the EPA.

In April 2014, the EPA promulgated the Tier 3 Motor Vehicle Emission and Fuel Standards, which requires a reduction in annual average gasoline sulfur content from 30 ppm to 10 ppm. These requirements, other CAA requirements, and other presently existing or future environmental regulations may cause us to make substantial capital expenditures and purchase sulfur credits at significant cost to enable our refineries to produce products that meet applicable requirements.

Climate Change - In recent years, various legislative and regulatory measures to address climate change and greenhouse gas (“GHG”) emissions (including carbon dioxide, methane and nitrous oxides) have been discussed or implemented. They include proposed and enacted federal regulation and state actions to develop statewide, regional or nationwide programs designed to control and reduce GHG emissions from stationary sources, such as our refineries, as well as power plants, mobile transportation sources and fuels. Measures to date have included but are not limited to cap and trade programs, carbon taxes, vehicle efficiency standards, electric vehicle mandates, combustion engine phaseouts and low carbon fuel standards. Although it is not possible to predict the requirements of any GHG legislation that may be enacted, any laws or regulations that may be adopted to restrict or reduce GHG emissions will likely require us to incur increased operating and capital costs.

In August 2015, the EPA finalized the “Clean Power Plan” requiring states to reduce carbon dioxide emissions from coal-fired power plants that would likely result in a combination of plant closures, switching to renewable energy and natural gas, and demand reduction. However, in July 2019, the EPA issued a rule titled the Affordable Clean Energy (“ACE”) Rule, which replaced the Clean Power Plan and was focused solely on electric generating units. However, in January 2021, the D.C. Circuit vacated the ACE Rule, and prior challenges to the Clean Power Plan are pending before the Supreme Court. Neither the Clean Power Plan nor the ACE Rule would directly affect our operations. To the extent the EPA fully implements a rule that imposes higher costs on electricity generating units it could result in increased power costs for our refineries in future years.

Exhibit 99.1
EPA rules require us to report GHG emissions from our refinery operations and consumer use of fuel products produced at our refineries on an annual basis. While the cost of compliance with the reporting rule is not material, data gathered under the rule may be used in the future to support additional regulation of GHG. Moreover, the EPA directly regulates GHG emissions from refineries and other major sources through the Prevention of Significant Deterioration (“PSD”) and Federal Operating Permit programs and may require Best Available Control Technology (“BACT”) for GHG emissions above a certain threshold if emissions of other pollutants would otherwise require PSD permitting. While this does not impose any limits or controls on GHG emissions from current operations, future projects or operational changes that increase GHG emissions, such as capacity increases, may be subject to emission limits or technological requirements pertaining to GHG emissions, such as BACT.

Stakeholder concerns about climate change could also adversely affect demand for the refined petroleum products that we produce. Recently, certain financial institutions, funds and other sources of capital have made pledges to reduce GHGs in their lending portfolios, leading some to restrict or eliminate their investment in oil and natural gas activities. There is also a risk that financial institutions will be required to adopt policies that have the effect of reducing the funding provided to the fossil fuel sector as a result of future government regulations. Ultimately, this could make it more difficult to secure funding for exploration and production activities and result in decreased production of oil, which indirectly could have an adverse impact on our operations.

Finally, climatic events in the areas in which we operate, whether from climate change or otherwise, can cause disruptions and in some cases delays in our production activities or ability to deliver our products to our customers. These events, including but not limited to, drought, winter storms, wildfire, extreme temperatures, extreme precipitation or flooding, may become more intense or more frequent as a result of climate change and could have an adverse effect on our continued operations as well as the operations of our suppliers and customers. Additionally, changing meteorological conditions, particularly temperature, may result in changes to demand for our products. Our customers or suppliers may also be subject to similar risks, any of which may adversely impact our business, financial condition, or operations.

The Biden Administration has adopted an “all of government” approach to climate change in which the federal government would use not only its regulatory and enforcement authority but also its policy and purchasing power to encourage investment and use of renewable energy sources and to otherwise impede and reduce fossil fuel use. This approach may include elements that could directly or indirectly result in decreased demand for transportation fuel and could have an adverse impact on our operations. For example, in 2021, President Biden issued several executive orders that committed to substantial action on climate change and called for, among other things, the increased use of zero-emission vehicles by the federal government, the elimination of subsidies provided to the fossil fuel industry, and increased emphasis on climate-related risks across governmental agencies and economic sectors. In 2021, EPA announced its intent to reconsider and revise rules related to the oil and gas sector to further reduce GHG emissions and issued a proposed rule that would extend to existing petroleum and natural gas sources. In addition, the EPA, together with the DOT, implemented GHG emission and corporate average fuel economy standards for vehicles manufactured in the United States, which standards were revised in December 2021 to impose more stringent requirements for emissions reductions.

Internationally, the United Nations-sponsored Paris Agreement requires member countries to submit non-binding, individually determined emissions reduction goals every five years after 2020. The United States initially joined and then withdrew from such agreement in 2020. In 2021, the United States rejoined the Paris Agreement and issued its corresponding “nationally determined contribution” (“NDC”) to reduce economy-wide net GHG emissions to 50-52% below 2005 levels by 2030. While the NDC does not identify specific actions necessary to achieve these reductions, it lists several sectors as pathways for reductions, including the power, transportation, building, industrial, and agricultural sectors. The administration has acknowledged a combination of regulatory actions and legislation will be necessary to achieve the U.S. NDC. In regards to legislation, in November 2021, the United States enacted a nearly $1 trillion bipartisan infrastructure law, which provided significant funding for electric vehicles and clean energy technologies. A separate climate spending bill known as the Build Back Better Act, which could impose a fee on methane emissions, among other GHG provisions, remains under consideration in the United States Congress. Ultimately, the impacts of these orders, and the terms of any legislation or regulation to implement the United States’ commitment under the Paris Agreement, remain unclear at this time.

In the Netherlands, increased attention to climate change has led to changes in laws and to new laws, such as the Climate Act, and has also led to increased frequency of climate change lawsuits.

Exhibit 99.1
Water Discharges - Our operations are also subject to the Federal Clean Water Act (“CWA”), the Federal Safe Drinking Water Act (“SDWA”) and comparable state and local requirements, as well as similar laws in Canada and the Netherlands. The CWA, the SDWA and analogous laws prohibit any discharge into surface waters, ground waters, injection wells and publicly-owned treatment works except in conformance with legal authorization, such as pre-treatment permits and National Pollutant Discharge Elimination System (“NPDES”) permits, issued by federal, state and local governmental agencies. The EPA commenced a study from 2015-2017 related to the discharges of metals and dioxin from petroleum refining operations and wastewater discharges from refineries in connection with the consideration of new effluent limitation guidelines that would be incorporated into refinery sector NPDES permits. To date, the EPA has not proposed any new effluent limitation guidelines applicable to our operations, but future rulemakings related to this issue could require us to incur increased costs related to the treatment of wastewater resulting from our operations.

The CWA also regulates filling or discharges to wetlands and other “waters of the United States.” On January 23, 2020, the EPA, in conjunction with the U.S. Army Corps of Engineers (the “Corps”), issued a final rule regarding the definition of “waters of the United States,” which rule became effective June 22, 2020 and narrowed the regulatory reach of the CWA regulations relative to a prior 2015 rulemaking. Because the rule does not expand the scope of the CWA's jurisdiction, it will not likely adversely impact our operations; however, the final rule is subject to litigation, and multiple challenges to the EPA's prior rulemakings remain pending, both of which create uncertainty. In December, 2021, the Biden Administration announced a proposed rule to revise the definition of “waters of the United States,” which would generally reinstate the pre-2015 definition of “waters of the United States.” A new CWA regulation would expand jurisdiction relative to the June 2020 rule and would likely be subject to further litigation, creating additional uncertainty.

Hazardous Substances and Wastes - We generate wastes that may be subject to the Resource Conservation and Recovery Act and comparable state and local requirements, as well as similar laws in Canada and the Netherlands. The EPA and various state agencies have limited the approved methods of disposal for certain hazardous and non-hazardous wastes. Although the EPA is currently working on several rulemakings that could impact how our refineries manage various waste streams, it does not appear that these rules will significantly impact our refineries.

The Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), also known as “Superfund,” imposes strict, and under certain circumstances, joint and several liability on certain classes of persons who are considered to be responsible for the cost of cleaning up hazardous substances that have been released into the environment and for damages to natural resources. These persons include current and former owners or operators of property where a release has occurred, and any persons who disposed of, or arranged for the transport or disposal of, hazardous substances at the property. In the course of our historical operations, as well as in our current operations, we have generated waste, some of which falls within the statutory definition of a “hazardous substance” and some of which may have been disposed of at sites that may be subject to cleanup and cost recovery actions under CERCLA in the future. Similarly, locations now owned or operated by us, where third parties have disposed such hazardous substances in the past, may also be subject to cleanup and cost recovery actions under CERCLA. Some states have enacted laws similar to CERCLA which impose similar responsibilities and liabilities on responsible parties. It is also not uncommon for neighboring landowners and other third parties to file claims under state law for personal injury and property damage allegedly caused by hazardous substances or other pollutants released into the environment. Many states also have similar liability regimes that impose strict and potentially joint and several liability for releases into the environment.

Oil Pollution Liability - The Oil Pollution Act of 1990 (“OPA”) and regulations thereunder generally subject owners and operators of facilities to strict, joint and several liability for all containment and cleanup costs, natural resource damages, and potential governmental oversight costs arising from oil spills into the waters of the U.S. The OPA also imposes ongoing requirements on a responsible party, including the preparation of oil spill response plans and proof of financial responsibility to cover environmental cleanup and restoration costs that could be incurred in connection with an oil spill. Likewise, the CWA contains provisions that also impose similar liabilities for oil spills, and regulations under the CWA imposed prevention and response planning requirements applicable to many of our facilities. These liability regimes, as well as the rules under the OPA and CWA, or new agency interpretations of existing laws and regulations, may necessitate additional expenditures in future years and result in increased costs of our operations.

Other Environmental Regulations - Our Canadian assets and operations are also required to comply with various Canadian federal, provincial and municipal regulations. The regulations are in many cases conceptually similar to those described above for our U.S. operations. The principal legislation affecting our Canadian operations is the Canadian Environmental Protection Act, the Fisheries Act, the Greenhouse Gas Pollution Pricing Act and their regulations at a federal level and various provincial statutes and regulations such as the Ontario Environmental Protection Act, the Ontario Occupational Health and Safety Act and the Ontario Water Resources Act. All these laws contain broad prohibitions against causing harm to air, land, water, people or any other living organism and in many cases contain detailed prescriptive rules governing many aspects of our operations.

Exhibit 99.1
Regulatory trends towards more stringent emission requirements and operating controls are expected to continue at federal, provincial and local levels.

Additionally, our assets and operations in the Netherlands are required to comply with Dutch regulations that are similar to, and in some cases more stringent than, those described above for our U.S. operations. The statutes to which our Dutch assets and operations are subject include the Environmental Protection Act, the Activities Decree, the Environmental Licensing (General Provisions) Act, the Water Act, the Soil Protection Act, the Major Accidents (Risks) Decree, the European Birds and Habitats Directive implemented in the Nature Conservation Act, and other subordinate decrees and regulations relative to environmental control, permitting and enforcement. However, a large legislative operation is being developed that should lead to the integration of all environmental laws in one, being the Environment and Planning Act, which is expected to enter into force in July 2022. Generally, these regulations create a system of environmental permits covering the most significant emissions to water, air and soil, as well as other environmental impacts. The Netherlands also participates in certain broader European legal initiatives, including GHG cap and trade programs. Additionally, in December 2019, the High Council of the Netherlands upheld a court order for the government of the Netherlands to reduce the country's GHG emissions by 25% (compared to 1990) by 2020, and in January 2020, the Climate Act came into force, with the goal of significantly reducing GHG emissions by 49% (compared to 1990) by 2030 and by at least 95% (compared to 1990) by 2050. Furthermore, the target is that 100% of the electricity production will be CO2 neutral in 2050.

Enforcement and Litigation Proceedings - As is the case with all companies engaged in industries similar to ours, we face potential exposure to future claims and lawsuits involving environmental matters. These matters include statutory and regulatory programs related to soil and water discharges and contamination, air pollution, and GHG emissions, as well as personal injury and property damage allegedly caused by substances that we manufactured, handled, used, released or disposed. We currently have environmental remediation projects that relate to recovery, treatment and monitoring activities resulting from past releases of refined product and crude oil into the environment. As of December 31, 2021, we had an accrual of $117.2 million related to such environmental liabilities.

We are and have been the subject of various local, state, provincial, federal and private proceedings and inquiries relating to compliance with environmental laws and regulations and conditions, including those discussed above. Compliance with current and future environmental regulations is expected to require additional expenditures, including expenditures for investigation and remediation, which may be significant. To the extent that future expenditures for these purposes are material and can be reasonably determined, these costs are disclosed and accrued, if applicable.

Safety and Accident Prevention - Our operations are subject to various laws and regulations relating to occupational health and safety, including the Occupational Safety and Health Act (“OSHA”), comparable state statutes, Canadian regulations applicable to our operations in Canada and Dutch regulations, including the Health and Safety Act and other subordinate decrees and regulations, applicable to our operations in the Netherlands. We maintain a comprehensive safety program, including mechanical integrity and safety-related maintenance programs and training, to comply with all applicable laws and regulations to protect the safety of our workers and the public. Some of our operations are also subject to OSHA Process Safety Management (“PSM”) regulations and EPA Risk Management Plan (“RMP”) regulations, both of which are designed to prevent or minimize chemical accidents and any resulting releases of toxic, reactive, flammable or explosive chemicals. In January 2017, the EPA revised the RMP requirements for incident investigation and accident history reporting, emergency preparedness, and the performance of process hazard analyses and third party compliance audits. Many of the revised requirements do not become effective until 2021, and the EPA issued a final rule in December 2019 that rescinded several of the requirements of the 2017 rule. The Biden Administration may consider reissuing some of the rescinded requirements or making other changes. Also in January 2017, OSHA announced changes to its National Emphasis Program, which specifically identified oil refineries as facilities for increased inspections and instructed inspectors to use data gathered from EPA RMP inspections to identify refiners for additional PSM inspections. Compliance with applicable state and federal occupational health and safety laws and regulations, as well as environmental regulations, has required, and continues to require, substantial expenditures.

Occupational health and environmental legislation, regulations and regulatory programs change frequently. We cannot predict what additional occupational health and environmental legislation or regulations will be enacted or become effective in the future or how existing or future laws or regulations will be administered or interpreted with respect to our operations. Compliance with more stringent laws or regulations or adverse changes in the interpretation of existing laws or regulations by government agencies could have an adverse effect on our financial position and the results of our operations and could require substantial expenditures for the installation and operation of systems and equipment that we do not currently possess.

Exhibit 99.1
Insurance
Our operations are subject to hazards of operations, including fire, explosion and weather-related perils. We maintain various insurance coverages, including business interruption insurance, subject to certain deductibles. We are not fully insured against certain risks because such risks are not fully insurable, coverage is unavailable, or premium costs, in our judgment, do not justify such expenditures.

We have a risk management oversight committee consisting of members from our senior management. This committee oversees our risk enterprise program, monitors our risk environment and provides direction for activities to mitigate identified risks that may adversely affect the achievement of our goals.

PART II

Item 7.Management’s Discussion and Analysis of Financial Condition and Results of Operations

This Item 7 contains “forward-looking” statements. See “Forward-Looking Statements” at the beginning of this Annual Report on Form 10-K. In this document, the words “we,” “our,” “ours” and “us” refer only to HollyFrontier and its consolidated subsidiaries or to HollyFrontier or an individual subsidiary and not to any other person with certain exceptions. Generally, the words “we,” “our,” “ours” and “us” include HEP and its subsidiaries as consolidated subsidiaries of HollyFrontier, unless when used in disclosures of transactions or obligations between HEP and HollyFrontier or its other subsidiaries. This document contains certain disclosures of agreements that are specific to HEP and its consolidated subsidiaries and do not necessarily represent obligations of HollyFrontier. When used in descriptions of agreements and transactions, “HEP” refers to HEP and its consolidated subsidiaries.

OVERVIEW

We are an independent petroleum refiner and marketer that produces high-value light products such as gasoline, diesel fuel, jet fuel, specialty lubricant products and specialty and modified asphalt. As of December 31, 2021, we owned and operated refineries located in Kansas, Oklahoma, New Mexico, Washington and Utah and we market our refined products principally in the Southwest United States, the Rocky Mountains extending into the Pacific Northwest and in other neighboring Plains states. In addition, we produce base oils and other specialized lubricants in the United States, Canada and the Netherlands, and export products to more than 80 countries. Through our subsidiaries, we are constructing renewable diesel units at two of our facilities in Wyoming (the “Cheyenne RDU”) and New Mexico (the “Artesia RDU,” and together with the Cheyenne RDU, the “RDUs”) that will process renewable feedstocks into renewable diesel and a pre-treatment unit (“PTU”) at our facility in New Mexico that will process renewable feedstocks for the units. We also own a 57% limited partner interest and a non-economic general partner interest in HEP, a master limited partnership that provides petroleum product and crude oil transportation, terminalling, storage and throughput services to the petroleum industry, including HollyFrontier Corporation subsidiaries.

On August 2, 2021, HollyFrontier, Hippo Parent Corporation, a wholly owned subsidiary of HollyFrontier (“New Parent”), Hippo Merger Sub, Inc., a wholly owned subsidiary of New Parent (“Parent Merger Sub”), The Sinclair Companies (“Sinclair”), and Hippo Holding LLC, a wholly owned subsidiary of Sinclair (the “Target Company”), entered into a business combination agreement (the “Business Combination Agreement”). Pursuant to the Business Combination Agreement, HollyFrontier will acquire the Target Company by effecting (a) a holding company merger in accordance with Section 251(g) of the Delaware General Corporation Law whereby HollyFrontier will merge with and into Parent Merger Sub, with HollyFrontier surviving such merger as a direct wholly owned subsidiary of New Parent (the “HFC Merger”) and (b) immediately following the HFC Merger, a contribution whereby Sinclair will contribute all of the equity interests of the Target Company to New Parent in exchange for shares of New Parent, resulting in the Target Company becoming a direct wholly owned subsidiary of New Parent (the “Sinclair Oil Acquisition” and together with the HFC Merger, the “HFC Transactions”).

Under the terms of the Business Combination Agreement, (a) each share of common stock of HollyFrontier, par value $0.01 per share, will be automatically converted into one share of common stock of New Parent, par value $0.01 per share (“New Parent Common Stock”) and (b) Sinclair will contribute the equity interests in the Target Company to New Parent in exchange for 60,230,036 shares of New Parent Common Stock, subject to adjustment if, as a condition to obtaining antitrust clearance for the Sinclair Transactions (as defined below), HollyFrontier agrees to divest certain Woods Cross Refinery assets and the sales price for such assets does not exceed a threshold provided in the Business Combination Agreement.

Exhibit 99.1
Additionally, on August 2, 2021, HEP, Sinclair and Sinclair Transportation Company, a wholly owned subsidiary of Sinclair (“STC”), entered into a contribution agreement (the “Contribution Agreement”) pursuant to which HEP will acquire all of the outstanding shares of STC in exchange for 21 million newly issued common limited partner units of HEP and cash consideration equal to $325 million (the “HEP Transactions”, and together with the HFC Transactions, the “Sinclair Transactions”), subject to downward adjustment if, as a condition to obtaining antitrust clearance for the Sinclair Transactions, HEP agrees to divest a portion of its equity interest in UNEV Pipeline, LLC and the sales price for such interests does not exceed the threshold provided in the Contribution Agreement.

The Sinclair Transactions are expected to close in 2022, subject to customary closing conditions and regulatory clearance, including the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act (“HSR Act”). On August 23, 2021, each of HollyFrontier and Sinclair filed its respective premerger notification and report regarding the Sinclair Transactions with the U.S. Department of Justice and the U.S. Federal Trade Commission (the “FTC”) under the HSR Act. On September 22, 2021, HollyFrontier and Sinclair each received a request for additional information and documentary material (“Second Request”) from the FTC in connection with the FTC’s review of the Sinclair Transactions. Issuance of the Second Request extends the waiting period under the HSR Act until 30 days after both HollyFrontier and Sinclair have substantially complied with the Second Request, unless the waiting period is terminated earlier by the FTC or the parties otherwise commit not to close the Sinclair Transactions for some additional period of time. HollyFrontier and Sinclair are cooperating with the FTC staff in its review and are working diligently to satisfy the closing conditions as soon as possible. In addition, the HFC Transactions and the HEP Transactions are cross-conditioned on each other. See Note 2 “Acquisitions” in the Notes to Consolidated Financial Statements for additional information.

On May 4, 2021, our wholly owned subsidiary, HollyFrontier Puget Sound Refining LLC, entered into a sale and purchase agreement with Equilon Enterprises LLC d/b/a Shell Oil Products US (“Shell”) to acquire Shell's Puget Sound refinery. The acquisition closed on November 1, 2021. Cash consideration paid was $624.3 million. The Puget Sound Refinery is strategically located on approximately 850 acres in Anacortes, Washington. The 149,000 BPD facility is a large, high quality and complex refinery with catalytic cracking and delayed coking units and is well positioned geographically and logistically to source advantaged Canadian and Alaskan North Slope crudes. In addition to refining assets and an on-site cogeneration facility, the transaction includes a deep-water marine dock, a light product loading rack, a rail terminal and storage tanks with approximately 5.8 million barrels of crude, product and other hydrocarbon storage capacity.

On April 27, 2021, our wholly owned subsidiary, 7037619 Canada Inc., entered into a contract for sale of real property in Mississauga, Ontario for base consideration of $98.8 million, or CAD 125 million. The transaction closed on September 15, 2021, and we recorded a gain on sale of assets totaling $86.0 million for the year ended December 31, 2021, which was recognized in “Gain on sale of assets and other” on our consolidated statements of operations.

During the first quarter of 2021, we initiated a restructuring within our Lubricants and Specialty Products segment. As a result of this restructuring, we recorded $7.8 million in employee severance costs for the year ended December 31, 2021, which were recognized primarily as selling, general and administrative expenses in our Lubricants and Specialty Products segment.

In the third quarter of 2020, we permanently ceased petroleum refining operations at our Cheyenne Refinery and subsequently began converting certain assets at our Cheyenne Refinery to renewable diesel production. In connection with the cessation of petroleum refining operations at our Cheyenne Refinery, we recognized $25.8 million in decommissioning expense and $1.0 million in employee severance costs for the year ended December 31, 2021, which were recognized in operating expenses in our Corporate and Other segment.

On November 12, 2018, we entered into an equity purchase agreement to acquire 100% of the issued and outstanding capital stock of Sonneborn. The acquisition closed on February 1, 2019. Cash consideration paid was $662.7 million. Sonneborn is a producer of specialty hydrocarbon chemicals such as white oils, petrolatums and waxes with manufacturing facilities in the United States and Europe.

For the year ended December 31, 2021, net income attributable to HollyFrontier stockholders was $558.3 million compared to net loss of $601.4 million and net income of $772.4 million for the years ended December 31, 2020, and 2019, respectively. Gross refining margins per produced barrel sold for 2021 increased 49% over the year ended December 31, 2020.

Exhibit 99.1
Pursuant to the 2007 Energy Independence and Security Act, the EPA promulgated the RFS regulations, which increased the volume of renewable fuels mandated to be blended into the nation's fuel supply. The regulations, in part, require refiners to add annually increasing amounts of “renewable fuels” to their petroleum products or purchase credits, known as RINs, in lieu of such blending. Compliance with RFS regulations significantly increases our cost of products sold, with RINs costs totaling $548.0 million for the year ended December 31, 2021. At December 31, 2021, our open RINs credit obligations were $9.4 million.

The EPA did not meet its November 30, 2020 statutory deadline to set the 2021 renewable volume obligations. However, on December 7, 2021, the EPA proposed renewable volume obligations for 2021 and 2022 along with a proposed reduction to the 2020 renewable volume obligations. The public comment period for the proposed renewable volume obligations closed on February 4, 2022. We will continue to monitor and adjust our RINs position commensurate with our production levels, market conditions and RFS regulations. Final EPA mandate could impact our future earnings and results of operations.

Impact of COVID-19 on Our Business
The COVID-19 pandemic caused a decline in U.S. and global economic activity starting in the first quarter of 2020. This decrease reduced both volumes and unit margins across our businesses, resulting in lower gross margins and earnings. Global demand for transportation fuels began to improve late in the second quarter of 2020, but remained below pre-pandemic levels as of the end of the fourth quarter of 2021. In response to this demand and margin environment, as well as both planned and unplanned maintenance and weather-related downtime, we operated our Refining segment refineries at an average crude charge of 421,000 BPD during the fourth quarter of 2021.

In our Lubricants and Specialty Products segment, total gross margins and earnings experienced seasonal declines in the fourth quarter, with the mix shifting toward the Rack Forward portion of the business. The Rack Back portion experienced some margin compression from record levels and a combination of strong demand as well as limited supply due to a number of factors.

Our standalone (excluding HEP) liquidity was approximately $1.6 billion at December 31, 2021, consisting of cash and cash equivalents of $220.1 million and an undrawn $1.35 billion credit facility maturing in 2026. Our standalone (excluding HEP) principal amount of long-term debt was $1.75 billion as of December 31, 2021, which consists of $350.0 million in aggregate principal amount of 2.625% senior notes due in 2023, $1.0 billion in aggregate principal amount of 5.875% senior notes due in 2026 and $400.0 million in aggregate principal amount of 4.500% senior notes due in 2030.

OUTLOOK

The impact of the COVID-19 pandemic on the global macroeconomy created an unprecedented reduction in demand, as well as a lack of forward visibility, for many of the transportation fuels, lubricants and specialty products and the associated transportation and terminal services we provide. Since the declines in demand at the beginning of the COVID-19 pandemic, we began to see improvement in demand for these products and services beginning late in the second quarter of 2020 and demand has largely recovered in the markets we serve with the exception of certain products, such as jet fuel.

Most of our employees have returned to work at our locations, and we continue to follow Centers for Disease Control and local government guidance. We will continue to monitor developments in the COVID-19 pandemic and the dynamic environment it has created to properly address these policies going forward.

Within our Refining segment, for the first quarter of 2022, we expect to run between 490,000 – 510,000 barrels per day of crude oil. This guidance includes the impacts of weather-related downtime at the Puget Sound Refinery in the month of January, a scheduled turnaround at the Woods Cross Refinery as well as maintenance activities at the Navajo Refinery throughout the first quarter of 2022.

Within our Renewables segment, we expect the Cheyenne RDU will become fully operational in the first quarter of 2022. We also expect to complete the PTU in the first quarter of 2022.

Within our Lubricants and Specialty Products segment, for the first quarter of 2022, we expect seasonal improvement in earnings and a continued shift in mix toward Rack Forward from Rack Back. This is driven by our expectation for continued declines in base oil prices and margins through the first quarter of 2022 as base oil supply continues to recover.

Exhibit 99.1
In the first quarter of 2022, HEP expects to hold the quarterly distribution constant at $0.35 per unit, or $1.40 on an annualized basis. HEP remains committed to its distribution strategy focused on funding all capital expenditures and distributions within operating cash flow and maintaining distributable cash flow coverage of 1.3x or greater with the goal of reducing leverage to 3.0-3.5x.

During the third quarter of 2020, we increased our liquidity by $750.0 million with the issuance of $350.0 million in aggregate principal amount of 2.625% senior notes due in 2023 and $400.0 million in aggregate principal amount of 4.500% senior notes due in 2030. This additional liquidity was used for general corporate purposes, including for capital expenditures related to our renewable diesel projects. We do not intend to repurchase common stock under our $1.0 billion share repurchase program until completion of our ongoing renewables capital projects and completion of the Sinclair Acquisition. In addition, on November 1, 2021, we closed on the acquisition of the Puget Sound Refinery, which was funded with a one-year suspension of our regular quarterly dividend and cash on hand. Our Board of Directors approved the one-year suspension of the regular quarterly dividend effective with the dividend declared for the first quarter of 2021 and is expected to resume the dividend after such time.

On March 27, 2020, the U.S. government passed the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”), an approximately $2 trillion stimulus package that included various provisions intended to provide relief to individuals and businesses in the form of tax changes, loans and grants, among others. At this time, we have not sought relief in the form of loans or grants from the CARES Act; however, we have benefited from certain tax deferrals in the CARES Act and may benefit from other tax provisions if we meet the requirements to do so. We anticipate $83 million in cash tax benefit in 2022 from the net operating loss carryback provisions under the CARES Act.

The extent to which our future results are affected by the COVID-19 pandemic will depend on various factors and consequences beyond our control, such as the duration and scope of the pandemic, the effects of any new variant strains of the underlying virus, additional actions by businesses and governments in response to the pandemic and the speed and effectiveness of responses to combat the virus. The COVID-19 pandemic, and the volatile regional and global economic conditions stemming from it, could also exacerbate the risk factors identified in this Form 10-K under “Risk Factors” in Item 1A. The COVID-19 pandemic may also materially adversely affect our results in a manner that is either not currently known or that we do not currently consider to be a significant risk to our business.

A more detailed discussion of our financial and operating results for the years ended December 31, 2021 and 2020 is presented in the following sections. Discussions of year-over-year comparisons for 2020 and 2019 can be found in “Management's Discussion and Analysis of Financial Condition and Results of Operations” in Part II, Item 7 of our Annual Report on Form 10-K for the year ended December 31, 2020.

Exhibit 99.1
RESULTS OF OPERATIONS

Financial Data

	Years Ended December 31,
	2021	2020	2019
	(In thousands, except per share data)
Sales and other revenues	$18,389,142	$11,183,643	$17,486,578
Operating costs and expenses:
Cost of products sold (exclusive of depreciation and amortization):
Cost of products sold (exclusive of lower of cost or market inventory valuation adjustment)	15,567,052	9,158,805	13,918,384
Lower of cost or market inventory valuation adjustment	(310,123)	78,499	(119,775)
	15,256,929	9,237,304	13,798,609
Operating expenses (exclusive of depreciation and amortization)	1,517,478	1,300,277	1,394,052
Selling, general and administrative expenses (exclusive of depreciation and amortization)	362,010	313,600	354,236
Depreciation and amortization	503,539	520,912	509,925
Goodwill and long-lived asset impairments	—	545,293	152,712
Total operating costs and expenses	17,639,956	11,917,386	16,209,534
Income (loss) from operations	749,186	(733,743)	1,277,044
Other income (expense):
Earnings of equity method investments	12,432	6,647	5,180
Interest income	4,019	7,633	22,139
Interest expense	(125,175)	(126,527)	(143,321)
Gain on business interruption insurance settlement	—	81,000	—
Gain tariff settlement	51,500	—	—
Gain on sales-type leases	—	33,834	—
Loss on early extinguishment of debt	—	(25,915)	—
Gain (loss) on foreign currency transactions	(2,938)	2,201	5,449
Gain on sale of assets and other	98,128	7,824	5,013
	37,966	(13,303)	(105,540)
Income (loss) before income taxes	787,152	(747,046)	1,171,504
Income tax expense (benefit)	123,898	(232,147)	299,152
Net income (loss)	663,254	(514,899)	872,352
Less net income attributable to noncontrolling interest	104,930	86,549	99,964
Net income (loss) attributable to HollyFrontier stockholders	$558,324	$(601,448)	$772,388
Earnings (loss) per share:
Basic	$3.39	$(3.72)	$4.64
Diluted	$3.39	$(3.72)	$4.61
Cash dividends declared per common share	$0.35	$1.40	$1.34
Average number of common shares outstanding:
Basic	162,569	161,983	166,287
Diluted	162,569	161,983	167,385

Other Financial Data

	Years Ended December 31,
	2021	2020	2019
	(In thousands)
Net cash provided by operating activities	$406,682	$457,931	$1,548,611
Net cash used for investing activities	$(1,327,219)	$(330,162)	$(972,914)
Net cash provided by (used for) financing activities	$(211,803)	$353,226	$(848,255)
Capital expenditures	$813,409	$330,160	$293,763
EBITDA (1)	$1,306,917	$(193,789)	$1,702,647

Exhibit 99.1
(1)Earnings before interest, taxes, depreciation and amortization, which we refer to as “EBITDA,” is calculated as net income (loss) attributable to HollyFrontier stockholders plus (i) interest expense, net of interest income, (ii) income tax provision, and (iii) depreciation and amortization. EBITDA is not a calculation provided for under GAAP; however, the amounts included in the EBITDA calculation are derived from amounts included on our consolidated financial statements. EBITDA should not be considered as an alternative to net income or operating income as an indication of our operating performance or as an alternative to operating cash flow as a measure of liquidity. EBITDA is not necessarily comparable to similarly titled measures of other companies. EBITDA is presented here because it is a widely used financial indicator used by investors and analysts to measure performance. EBITDA is also used by our management for internal analysis and as a basis for financial covenants. EBITDA presented above is reconciled to net income under “Reconciliations to Amounts Reported Under Generally Accepted Accounting Principles” following Item 7A of Part II of this Form 10-K.

Supplemental Segment Operating Data
Our operations are organized into four reportable segments, Refining, Renewables, Lubricants and Specialty Products and HEP. See Note 20 “Segment Information” in the Notes to Consolidated Financial Statements for additional information on our reportable segments.

Refining Segment Operating Data

As of December 31, 2021, our refinery operations included the El Dorado, Tulsa, Puget Sound, Navajo and Woods Cross Refineries. The refinery operations of the Puget Sound Refinery are included for the period November 1, 2021 (date of acquisition) through December 31, 2021. The following tables set forth information, including non-GAAP performance measures, about our consolidated refinery operations, which were retrospectively adjusted at year ended December 31, 2020 to reflect the revised regional groupings upon the Cheyenne Refinery permanently ceasing petroleum refining operations in the third quarter of 2020. The cost of products and refinery gross and net operating margins do not include the non-cash effects of long-lived asset impairment charges, lower of cost or market inventory valuation adjustments and depreciation and amortization. Reconciliations to amounts reported under GAAP are provided under “Reconciliations to Amounts Reported Under Generally Accepted Accounting Principles” following Item 7A of Part II of this Form 10-K.

	Years Ended December 31,
	2021 (8)	2020	2019
Consolidated
Crude charge (BPD) (1)	400,720	365,190	388,860
Refinery throughput (BPD) (2)	431,870	395,080	417,570
Sales of produced refined products (BPD) (3)	424,100	391,670	414,370
Refinery utilization (4)	93.1%	90.2%	96.0%

Average per produced barrel (5)
Refinery gross margin	$10.89	$7.29	$15.92
Refinery operating expenses (6)	7.04	6.05	6.12
Net operating margin	$3.85	$1.24	$9.80

Refinery operating expenses per throughput barrel (7)	$6.92	$6.00	$6.07

(1)Crude charge represents the barrels per day of crude oil processed at our refineries.
(2)Refinery throughput represents the barrels per day of crude and other refinery feedstocks input to the crude units and other conversion units at our refineries.
(3)Represents barrels sold of refined products produced at our refineries (including HFC Asphalt) and does not include volumes of refined products purchased for resale or volumes of excess crude oil sold.
(4)Represents crude charge divided by total crude capacity (BPSD). As a result of our acquisition of the Puget Sound Refinery on November 1, 2021, our consolidated crude capacity increased from 405,000 BPSD to 554,000 BPSD.
(5)Represents average amount per produced barrel sold, which is a non-GAAP measure. Reconciliations to amounts reported under GAAP are provided under “Reconciliations to Amounts Reported Under Generally Accepted Accounting Principles” following Item 7A of Part II of this Form 10-K.
(6)Represents total Mid-Continent and West regions operating expenses, exclusive of long-lived asset impairment charges and depreciation and amortization, divided by sales volumes of refined products produced at our refineries.
(7)Represents total Mid-Continent and West regions operating expenses, exclusive of long-lived asset impairment charges and depreciation and amortization, divided by refinery throughput.

Exhibit 99.1
(8)We acquired the Puget Sound Refinery on November 1, 2021. Refining operating data for the year ended December 31, 2021 includes crude oil and feedstocks processed and refined products sold at our Puget Sound Refinery for the period November 1, 2021 through December 31, 2021 only, averaged over the 365 days in the year ended December 31, 2021.

Renewables Segment Operating Data

As of December 31, 2021, none of our renewable diesel projects were fully operational, so there is no Renewables segment operating data such as sales volumes, gross margin or operating margin per barrel, to report for the years ended December 31, 2021, 2020 and 2019. During the year ended December 31, 2021, the Renewables segment incurred $55.3 million of operating expenses related to start-up costs, recorded depreciation and amortization expense of $1.7 million and had a lower of cost or market inventory valuation adjustment of $8.7 million related to feedstock inventory that was acquired to facilitate the start-up of the Cheyenne RDU, which resulted in a loss from operations of $65.8 million. During the year ended December 31, 2020, the Renewables segment incurred $3.9 million of operating expenses, which resulted in a loss from operations of $3.9 million. No expenses were incurred for the renewable diesel projects during the year ended December 31, 2019. See Note 20 “Segment Information” in the Notes to Consolidated Financial Statements for additional Renewable segment financial information.

Lubricants and Specialty Products Segment Operating Data

The following table sets forth information about our lubricants and specialty products operations.

	Years Ended December 31,
	2021	2020	2019
Lubricants and Specialty Products
Throughput (BPD)	19,177	19,645	20,251
Sales of produced barrels sold (BPD)	34,016	32,902	34,827

Supplemental financial data attributable to our Lubricants and Specialty Products segment is presented below:

	Rack Back (1)	Rack Forward (2)	Eliminations (3)	Total Lubricants and Specialty Products
	(In thousands)
Year Ended December 31, 2021
Sales and other revenues	$1,005,152	$2,378,332	$(822,872)	$2,560,612
Cost of products sold	$646,107	$1,992,567	$(822,872)	$1,815,802
Operating expenses	$120,750	$131,706	$—	$252,456
Selling, general and administrative expenses	$27,071	$143,084	$—	$170,155
Depreciation and amortization	$28,093	$51,674	$—	$79,767
Income from operations	$183,131	$59,301	$—	$242,432

Year Ended December 31, 2020
Sales and other revenues	$505,424	$1,667,809	$(370,023)	$1,803,210
Cost of products sold	$456,194	$1,185,116	$(370,023)	$1,271,287
Operating expenses	$96,463	$119,605	$—	$216,068
Selling, general and administrative expenses	$22,276	$135,540	$—	$157,816
Depreciation and amortization	$29,071	$51,585	$—	$80,656
Goodwill and long-lived asset impairments (4)	$167,017	$119,558	$—	$286,575
Income (loss) from operations	$(265,597)	$56,405	$—	$(209,192)

Year Ended December 31, 2019
Sales and other revenues	$661,523	$1,883,920	$(452,915)	$2,092,528
Cost of products sold	$620,660	$1,412,291	$(452,915)	$1,580,036
Operating expenses	$116,984	$114,539	$—	$231,523
Selling, general and administrative expenses	$31,854	$136,741	$—	$168,595
Depreciation and amortization	$37,001	$51,780	$—	$88,781
Goodwill impairment (5)	$152,712	$—	$—	$152,712
Income (loss) from operations	$(297,688)	$168,569	$—	$(129,119)

(1)Rack back consists of our PCLI base oil production activities, by-product sales to third parties and intra-segment base oil sales to rack forward.

Exhibit 99.1
(2)Rack forward activities include the purchase of base oils from rack back and the blending, packaging, marketing and distribution and sales of finished lubricants and specialty products to third parties.
(3)Intra-segment sales of rack back produced base oils to rack forward are eliminated under the “Eliminations” column.
(4)During the year ended December 31, 2020, a goodwill impairment charge of $81.9 million was recorded in rack forward. Also, during the year ended December 31, 2020, a long-lived asset impairment charge of $204.7 million was recorded of which $167.0 million was in rack back and $37.7 million was in rack forward.
(5)During the year ended December 31, 2019, a goodwill impairment charge of $152.7 million was recorded in the PCLI reporting unit within the Lubricants and Specialty Products segment. We separately allocated this charge for purposes of management’s discussion and analysis presentation of rack back and rack forward results entirely to rack back.

Results of Operations - Year Ended December 31, 2021 Compared to Year Ended December 31, 2020

Summary
Net income attributable to HollyFrontier stockholders for the year ended December 31, 2021 was $558.3 million ($3.39 per basic and diluted share), a $1,159.8 million increase compared to a net loss of $601.4 million ($(3.72) per basic and diluted share) for the year ended December 31, 2020. The increase in net income was principally driven by stronger product demand, which resulted in an increase in refinery gross margins and higher refined product sales volumes. Net income also increased due to lower of cost or market inventory reserve adjustments that increased pre-tax earnings by $310.1 million for the year ended December 31, 2021 and decreased pre-tax earnings by $78.5 million for the year ended December 31, 2020. In addition, we recorded a gain on tariff settlement of $51.5 million and a gain of $86.0 million related to the sale of real property in Mississauga, Ontario for the year ended December 31, 2021. For the year ended December 31, 2020, we recorded long-lived asset and goodwill impairment charges of $545.3 million offset by an $81.0 million gain recognized upon the settlement of a business interruption insurance claim and a $33.8 million gain on sales-type lease. The increase in net income for the year ended December 31, 2021 was partially offset by the impact of winter storm Uri, which increased natural gas costs by approximately $65 million across our refining system. Refinery gross margins for the year ended December 31, 2021 increased to $10.89 per produced barrel from $7.29 for the year ended December 31, 2020.

Sales and Other Revenues
Sales and other revenues increased 64% from $11,183.6 million for the year ended December 31, 2020 to $18,389.1 million for the year ended December 31, 2021 due to a year-over-year increase in sales prices and higher refined product sales volumes. Sales and other revenues for the years ended December 31, 2021 and 2020 include $103.6 million and $98.0 million, respectively, in HEP revenues attributable to pipeline and transportation services provided to unaffiliated parties, and $2,550.6 million and $1,792.7 million, respectively, in unaffiliated revenues related to our Lubricants and Specialty Products segment for the years ended December 31, 2021 and 2020.

Cost of Products Sold
Total cost of products sold increased 65% from $9,237.3 million for the year ended December 31, 2020 to $15,256.9 million for the year ended December 31, 2021, principally due to the increase in crude oil and feedstock prices and refined product sales volumes. Additionally, for the year ended December 31, 2021, we recognized a $310.1 million lower of cost or market inventory valuation benefit compared to a charge of $78.5 million for the same period of 2020.

Gross Refinery Margins
Gross refinery margin per barrel sold increased 49% from $7.29 for the year ended December 31, 2020 to $10.89 for the year ended December 31, 2021 principally due to the increase in the average per barrel sold sales prices, partially offset by the increase in crude oil and feedstock prices. Gross refinery margin per barrel does not include the non-cash effects of lower of cost or market inventory valuation adjustments, long-lived asset impairment charges or depreciation and amortization. See “Reconciliations to Amounts Reported Under Generally Accepted Accounting Principles” following Item 7A of Part II of this Form 10-K for a reconciliation to the income statement of sale prices of products sold and cost of products purchased.

Operating Expenses
Operating expenses, exclusive of depreciation and amortization, increased 17% from $1,300.3 million for the year ended December 31, 2020 to $1,517.5 million for the year ended December 31, 2021 primarily due to our acquisition of the Puget Sound Refinery on November 1, 2021, the increase in natural gas prices from winter storm Uri during the first quarter of 2021 and higher planned and unplanned repair and maintenance costs.

Exhibit 99.1
Selling, General and Administrative Expenses
Selling, general and administrative expenses increased 15% from $313.6 million for the year ended December 31, 2020 to $362.0 million for the year ended December 31, 2021 primarily due to higher employee-related expenses and professional services and legal costs incurred in connection with the recently announced acquisitions. Total acquisition integration costs for the year ended December 31, 2021 were $20.8 million. See Note 2 “Acquisitions” in the Notes to Consolidated Financial Statements for additional information on these acquisitions.

Depreciation and Amortization Expenses
Depreciation and amortization decreased 3% from $520.9 million for the year ended December 31, 2020 to $503.5 million for the year ended December 31, 2021. This decrease was principally due to lower capitalized refinery turnaround costs during 2020 and lower depreciation expense resulting from the assets impaired in the second quarter of 2020.

Goodwill and Long-lived Asset Impairments
During the year ended December 31, 2020, we recorded long-lived asset impairment charges of $232.2 million that related to our Cheyenne Refinery, $26.5 million for construction-in-progress consisting primarily of engineering work for potential upgrades to certain processing units at our Tulsa and El Dorado Refineries and $204.7 million related to PCLI. Also, during the year ended December 31, 2020, we recorded a goodwill impairment charge of $81.9 million that related to Sonneborn. See Note 11 “Goodwill, Long-lived Assets and Intangibles” in the Notes to Consolidated Financial Statements for additional information on these impairments.

Interest Expense
Interest expense was $125.2 million for the year ended December 31, 2021 compared to $126.5 million for the year ended December 31, 2020. This decrease was primarily due to higher capitalized interest, lower weighted average balance on HEP’s credit facility and net gains related to our catalyst financing arrangement during the year ended December 31, 2021 as compared to net losses during 2020, partially offset by interest expense on our senior notes issued in September 2020.

For the years ended December 31, 2021 and 2020, interest expense attributable to our HEP Segment was $53.8 million and $52.9 million, respectively.

Gain on Business Interruption Insurance Settlement
During the year ended December 31, 2020, we recorded a gain of $81.0 million upon the settlement of our business interruption claim with our insurance carrier related to a loss at our Woods Cross Refinery that occurred in the first quarter of 2018.

Gain on Tariff Settlement
For the year ended December 31, 2021, we recorded a gain of $51.5 million upon the settlement of a tariff rate case. See Note 19 “Contingencies” in the Notes to Consolidated Financial Statements for additional information on this case and settlement.

Gain on Sales-type Leases
During the second quarter of 2020, HEP and Delek US Holdings, Inc. renewed the original throughput agreement on specific HEP assets. Portions of the new throughput agreement met the definition of sales-type leases, which resulted in an accounting gain of $33.8 million upon the initial recognition of the sales-type lease during the year ended December 31, 2020.

Loss on Early Extinguishment of Debt
For the year ended December 31, 2020, HEP recorded a $25.9 million loss on the redemption of its $500 million aggregate principal amount of 6.0% senior notes maturing August 2024 at a redemption cost of $522.5 million.

Gain (Loss) on Foreign Currency Transactions
Remeasurement adjustments resulting from the foreign currency conversion of the intercompany financing notes payable by PCLI net of mark-to-market valuations on foreign exchange forward contracts with banks which hedge the foreign currency exposure on these intercompany notes were a loss of $2.9 million and a gain of $2.2 million for the years ended December 31, 2021 and 2020, respectively. For the years ended December 31, 2021 and 2020, gain on foreign currency transactions included losses of $4.0 million and $7.3 million, respectively, on foreign exchange forward contracts (utilized as an economic hedge).

Gain on Sale of Assets and Other
For the year ended December 31, 2021, we recorded an $86.0 million gain related to the sale of real property in Mississauga, Ontario, and HEP recorded a $5.3 million gain related to the sale of certain pipeline assets. See Note 1 “Description of Business and Presentation of Financial Statements” in the Notes to Consolidated Financial Statements for additional information.

Exhibit 99.1
Income Taxes
For the year ended December 31, 2021, we recorded an income tax expense of $123.9 million compared to a benefit of $232.1 million for the year ended December 31, 2020. This change to income tax expense in 2021 from income tax benefit in 2020 was principally due to pre-tax income during the year ended December 31, 2021 compared to a pre-tax loss for the year ended December 31, 2020. Our effective tax rates were 15.7% and 31.1% for the years ended December 31, 2021 and 2020, respectively. The year-over-year decrease in the effective tax rate is principally due to the relationship between the pre-tax results and the earnings attributable to the noncontrolling interest that is not included in income for tax purposes. The difference in the U.S. federal statutory rate and the effective tax rate for the year ended December 31, 2021 was primarily due to the net operating loss carryback provisions of the CARES Act and federal tax credits.

LIQUIDITY AND CAPITAL RESOURCES

HollyFrontier Credit Agreement
On April 30, 2021, we amended our $1.35 billion senior unsecured revolving credit facility to extend the maturity date to April 30, 2026 (the “HollyFrontier Credit Agreement”). On December 27, 2021, the HollyFrontier Credit Agreement was further amended to provide an alternative reference rate for loans denominated in Euros and Sterling and to further supplement the reference rate replacement procedures for loans denominated in U.S. dollars following the anticipated cessation of LIBOR. The HollyFrontier Credit Agreement may be used for revolving credit loans and letters of credit from time to time and is available to fund general corporate purposes. At December 31, 2021, we were in compliance with all covenants, had no outstanding borrowings and had outstanding letters of credit totaling $2.3 million under the HollyFrontier Credit Agreement.

HollyFrontier Financing Arrangements
Certain of our wholly-owned subsidiaries entered into financing arrangements whereby such subsidiaries sold a portion of their precious metals catalyst to a financial institution and then leased back the precious metals catalyst in exchange for cash. The volume of the precious metals catalyst and the lease rate are fixed over the term of each lease, and the lease payments are recorded as interest expense. The current leases mature in one year or less. Upon maturity, we must either satisfy the obligation at fair market value or refinance to extend the maturity.

HEP Credit Agreement
On April 30, 2021, HEP amended its $1.4 billion senior secured revolving credit facility decreasing the commitments under the facility to $1.2 billion and extending the maturity to July 27, 2025 (the “HEP Credit Agreement”). The HEP Credit Agreement is available to fund capital expenditures, investments, acquisitions, distribution payments, working capital and for general partnership purposes. It is also available to fund letters of credit up to a $50 million sub-limit and continues to provide for an accordion feature that allows HEP to increase the commitments under the HEP Credit Agreement up to a maximum amount of $1.7 billion. During the year ended December 31, 2021, HEP had net repayments of $73.5 million under the HEP Credit Agreement. At December 31, 2021, HEP was in compliance with all of its covenants, had outstanding borrowings of $840.0 million and no outstanding letters of credit under the HEP Credit Agreement.

See Note 13 “Debt” in the Notes to Consolidated Financial Statements for additional information on our debt instruments.

Liquidity
We believe our current cash and cash equivalents, along with future internally generated cash flow and funds available under our credit facilities, will provide sufficient resources to fund currently planned capital projects and our liquidity needs for the foreseeable future. We expect that, to the extent necessary, we can raise additional funds from time to time through equity or debt financings in the public and private capital markets. In addition, components of our long-term growth strategy include the optimization of existing units at our facilities and selective acquisition of complementary assets for our refining operations intended to increase earnings and cash flow. In connection with the acquisition of the Puget Sound Refinery, our Board of Directors approved a one-year suspension of the regular quarterly dividend effective with the dividend declared for the first quarter of 2021 and is expected to resume the dividend after such time.

Our standalone (excluding HEP) liquidity was approximately $1.57 billion at December 31, 2021, consisting of cash and cash equivalents of $220.1 million and an undrawn $1.35 billion credit facility.

We consider all highly-liquid instruments with a maturity of three months or less at the time of purchase to be cash equivalents. These primarily consist of investments in conservative, highly-rated instruments issued by financial institutions, government and corporate entities with strong credit standings and money market funds. Cash equivalents are stated at cost, which approximates market value.

Exhibit 99.1
In November 2019, our Board of Directors approved a $1.0 billion share repurchase program, which replaced all existing share repurchase programs, authorizing us to repurchase common stock in the open market or through privately negotiated transactions. The timing and amount of stock repurchases will depend on market conditions and corporate, regulatory and other relevant considerations. This program may be discontinued at any time by our Board of Directors. As of December 31, 2021, we had not repurchased common stock under this stock repurchase program, and we do not intend to repurchase common stock under this program until completion of our ongoing renewables capital projects and completion of the Sinclair Transactions. In addition, we are authorized by our Board of Directors to repurchase shares in an amount sufficient to offset shares issued under our compensation programs.

Cash Flows – Operating Activities

Year Ended December 31, 2021 Compared to Year Ended December 31, 2020
Net cash flows provided by operating activities were $406.7 million for the year ended December 31, 2021 compared to $457.9 million for the year ended December 31, 2020, a decrease of $51.2 million. The decrease in operating cash flows was primarily due to higher working capital and higher turnaround expenditures, partially offset by the increase in gross refinery margins and $51.5 million received upon settlement of a tariff rate case.

Changes in working capital decreased operating cash flows by $264.9 million for the year ended December 31, 2021 primarily due to higher inventory driven by heavy planned and unplanned maintenance and weather-related downtime in the fourth quarter of 2021.

Cash Flows – Investing Activities and Planned Capital Expenditures

Year Ended December 31, 2021 Compared to Year Ended December 31, 2020
Net cash flows used for investing activities were $1,327.2 million for the year ended December 31, 2021 compared to $330.2 million for the year ended December 31, 2020, an increase of $997.1 million. On November 1, 2021, we closed the acquisition of the Puget Sound Refinery for aggregate cash consideration of $624.3 million. Cash expenditures for properties, plants and equipment for 2021 increased to $813.4 million from $330.2 million for the same period in 2020, primarily due to expenditures related to our renewable diesel units. Cash expenditures for properties, plants and equipment include HEP capital expenditures of $88.3 million and $59.3 million for the years ended December 31, 2021 and 2020, respectively. During the twelve months ended December 31, 2021, we received proceeds of $98.8 million, or CAD 125 million for the sale of real property in Mississauga, Ontario.

HollyFrontier Corporation
Each year our Board of Directors approves our annual capital budget which includes specific projects that management is authorized to undertake. Additionally, when conditions warrant or as new opportunities arise, additional projects may be approved. The funds appropriated for a particular capital project may be expended over a period of several years, depending on the time required to complete the project. Therefore, our planned capital expenditures for a given year consist of expenditures appropriated in that year’s capital budget plus expenditures for projects appropriated in prior years which have not yet been completed. Refinery turnaround spending is amortized over the useful life of the turnaround.

The refining industry is capital intensive and requires on-going investments to sustain our refining operations. This includes replacement of, or rebuilding, refinery units and components that extend the useful life. We also invest in projects that improve operational reliability and profitability via enhancements that improve refinery processing capabilities as well as production yield and flexibility. Our capital expenditures also include projects related to renewable diesel, environmental, health and safety compliance and include initiatives as a result of federal and state mandates.

Our refinery operations and related emissions are highly regulated at both federal and state levels, and we invest in our facilities as needed to remain in compliance with these standards. Additionally, when faced with new emissions or fuels standards, we seek to execute projects that facilitate compliance and also improve the operating costs and / or yields of associated refining processes.

Exhibit 99.1
HEP
Each year the Holly Logistic Services, L.L.C. board of directors approves HEP’s annual capital budget, which specifies capital projects that HEP management is authorized to undertake. Additionally, at times when conditions warrant or as new opportunities arise, special projects may be approved. The funds allocated for a particular capital project may be expended over a period in excess of a year, depending on the time required to complete the project. Therefore, HEP’s planned capital expenditures for a given year consist of expenditures approved for capital projects included in its current year capital budget as well as, in certain cases, expenditures approved for capital projects in capital budgets for prior years. In addition, HEP may spend funds periodically to perform capital upgrades or additions to its assets where a customer reimburses HEP for such costs. The upgrades or additions would generally benefit the customer over the remaining life of the related service agreements.

Expected capital and turnaround cash spending for 2022 is as follows:

	Expected Cash Spending Range
	(In millions)
HollyFrontier Capital Expenditures
Refining	$250.0	$270.0
Renewables	225.0	300.0
Lubricants and Specialty Products	45.0	60.0
Turnarounds and catalyst	70.0	100.0
Total HollyFrontier	590.0	730.0

HEP
Maintenance	15.0	20.0
Expansion and joint venture investment	5.0	10.0
Refining unit turnarounds	35.0	50.0
Total HEP	55.0	80.0
Total	$645.0	$810.0

Cash Flows – Financing Activities

Year Ended December 31, 2021 Compared to Year Ended December 31, 2020
For the year ended December 31, 2021, our net cash flows used for financing activities were $211.8 million. During the year ended December 31, 2021, we paid $57.7 million in dividends, purchased $7.1 million of treasury stock and paid $7.9 million of financing costs in connection with the amendment of the HollyFrontier Credit Agreement in April 2021. During the year ended December 31, 2021, HEP had net repayments of $73.5 million under the HEP Credit Agreement and paid $6.6 million of financing costs in connection with the amendment of the HEP Credit Agreement in April 2021. In addition, HEP paid distributions of $75.4 million to noncontrolling interests and received contributions from noncontrolling interests of $23.2 million.

For the year ended December 31, 2020, our net cash flows provided by financing activities were $353.2 million. During the year ended December 31, 2020, we received $742.1 million in net proceeds from the issuance of HFC's 2.625% and 4.500% senior notes, purchased $7.6 million of treasury stock and paid $229.5 million in dividends. Also during 2020, HEP had net repayments of $52.0 million under the HEP Credit Agreement, paid $522.5 million upon the redemption of HEP's 6.0% senior notes and received $491.3 million in net proceeds from the issuance of HEP 5.0% senior notes, paid distributions of $89.0 million to noncontrolling interests and received contributions of $23.9 million from noncontrolling interests.

Exhibit 99.1
Contractual Obligations and Commitments

The following table presents our long-term contractual obligations as of December 31, 2021 in total and by period due beginning in 2022. The table below does not include our contractual obligations to HEP under our long-term transportation agreements as these related-party transactions are eliminated in the Consolidated Financial Statements. A description of these agreements is provided under “Holly Energy Partners, L.P.” under Items 1 and 2, “Business and Properties.”

		Payments Due by Period
Contractual Obligations and Commitments	Total	2022	2023 & 2024	2025 & 2026	Thereafter
	(In thousands)
HollyFrontier Corporation
Long-term debt - principal (1)	$1,750,000	$—	$350,000	$1,000,000	$400,000
Long-term debt - interest (2)	423,267	85,938	160,391	109,438	67,500
Financing arrangements (3)	37,367	37,367	—	—	—
Supply agreements (4)	2,466,944	902,423	1,173,045	391,476	—
Transportation and storage agreements (5)	1,627,800	166,456	328,025	293,544	839,775
Operating and finance leases (6)	476,950	127,978	188,105	52,286	108,581
Other long-term obligations	17,712	11,907	5,013	792	—
	6,800,040	1,332,069	2,204,579	1,847,536	1,415,856

Holly Energy Partners
Long-term debt - principal (7)	1,340,000	—	—	840,000	500,000
Long-term debt - interest (8)	222,456	44,700	89,400	61,273	27,083
Operating and finance leases (6)	105,019	8,025	15,403	13,627	67,964
Other agreements	13,276	2,746	5,246	1,271	4,013
	1,680,751	55,471	110,049	916,171	599,060
Total	$8,480,791	$1,387,540	$2,314,628	$2,763,707	$2,014,916

(1)Our long-term debt consists of the $350.0 million principal balance on our 2.625% senior notes, $1.0 billion principal balance on our 5.875% senior notes and $400.0 million principal balance on our 4.500% senior notes.
(2)Interest payments consist of interest on our 2.625% senior notes, 5.875% senior notes and 4.500% senior notes.
(3)We have a financing arrangement related to the sale and subsequent lease-back of certain of our precious metals.
(4)We have long-term supply agreements to secure certain quantities of crude oil, feedstock and other resources used in the production process at market prices. We have estimated future payments under these fixed-quantity agreements expiring between 2022 and 2025 using current market rates.
(5)Consists of contractual obligations under agreements with third parties for the transportation of crude oil, natural gas and feedstocks to our refineries and for terminal and storage services under contracts expiring between 2022 and 2039.
(6)Operating and finance lease obligations include options to extend terms that are reasonably certain of being exercised.
(7)HEP's long-term debt consists of the $500.0 million principal balance on the 5.0% HEP senior notes and $840.0 million of outstanding borrowings under the HEP Credit Agreement. The HEP Credit Agreement expires in 2025.
(8)Interest payments consist of interest on the 5.0% HEP senior notes and interest on long-term debt under the HEP Credit Agreement. Interest on the HEP Credit Agreement debt is based on the weighted average rate of 2.35% at December 31, 2021.

Exhibit 99.1
CRITICAL ACCOUNTING POLICIES AND ESTIMATES

Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities as of the date of the financial statements. Actual results may differ from these estimates under different assumptions or conditions. We consider the following policies to be the most critical to understanding the judgments that are involved and the uncertainties that could impact our results of operations, financial condition and cash flows. For additional information, see Note 1 “Description of Business and Summary of Significant Accounting Policies” in the Notes to Consolidated Financial Statements.

Inventory Valuation
Inventories related to our refining operations are stated at the lower of cost, using the LIFO method for crude oil and unfinished and finished refined products, or market. Inventories related to our renewable business are stated at the lower of cost, using the LIFO method for feedstock and unfinished and finished renewable products, or market. In periods of rapidly declining prices, LIFO inventories may have to be written down to market value due to the higher costs assigned to LIFO layers in prior periods. In addition, the use of the LIFO inventory method may result in increases or decreases to cost of sales in years that inventory volumes decline as the result of charging cost of sales with LIFO inventory costs generated in prior periods.

At December 31, 2021, the replacement cost of our refinery inventories exceeded the LIFO carrying value. The excess of replacement cost over the LIFO carrying value of inventory was $111.1 million at December 31, 2021. Future decreases in overall inventory values could result in an establishment of a lower of cost or market inventory valuation reserve and additional charges to cost of products sold. At December 31, 2020, market values of inventories related to our refining operations had fallen below historical LIFO inventory costs and, as a result, we recorded lower of cost or market inventory valuation reserves of $318.9 million.

In the fourth quarter of 2021, we built renewable feedstock inventory in connection with our Cheyenne renewable diesel unit and as of December 31, 2021, the market value was below the LIFO carrying value. As a result, we recorded a lower of cost or market inventory valuation reserve of $8.7 million.

Inventories consisting of process chemicals, materials and maintenance supplies and RINs are stated at the lower of weighted-average cost or net realizable value. Inventories of our Petro-Canada Lubricants and Sonneborn businesses are stated at the lower of cost, using the FIFO method, or net realizable value.

Goodwill and Long-lived Assets
As of December 31, 2021, our goodwill balance was $2.3 billion, with goodwill assigned to our Refining, Lubricants and Specialty Products and HEP segments of $1,733.5 million, $246.7 million and $312.9 million, respectively. Goodwill represents the excess of the cost of an acquired entity over the fair value of the assets acquired and liabilities assumed. Goodwill is not subject to amortization and is tested annually or more frequently if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. Our goodwill impairment testing first entails either a quantitative assessment or an optional qualitative assessment to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If we determine that based on the qualitative factors that it is more likely than not that the carrying value of the reporting unit is greater than its fair value, a quantitative test is performed in which we estimate the fair value of the related reporting unit. If the carrying amount of a reporting unit exceeds its fair value, the goodwill of that reporting unit is impaired, and we measure goodwill impairment as the excess of the carrying amount of reporting unit over the related fair value.

For purposes of long-lived asset impairment evaluation, we group our long-lived assets as follows: (i) our refinery asset groups, which include certain HEP logistics assets, (ii) our Lubricants and Specialty Products asset groups and (iii) our HEP asset groups, which comprises HEP assets not included in our refinery asset groups. These asset groups represent the lowest level for which independent cash flows can be identified. Our long-lived assets are evaluated for impairment by identifying whether indicators of impairment exist and if so, assessing whether the long-lived assets are recoverable from estimated future undiscounted cash flows. The actual amount of impairment loss measured, if any, is equal to the amount by which the asset group’s carrying value exceeds its fair value.

Exhibit 99.1
We performed our annual goodwill impairment testing quantitatively as of July 1, 2021 and determined there was no impairment of goodwill attributable to our reporting units. The estimated fair values of our reporting units were derived using a combination of income and market approaches. The income approach reflects expected future cash flows based on estimated forecasted production levels, selling prices, gross margins, operating costs and capital expenditures. Our market approaches include both the guideline public company and guideline transaction methods. Both methods utilize pricing multiples derived from historical market transactions of other like kind assets. The excess of the fair values of the reporting units over their respective carrying values ranged from 12% to 162%. Increasing the discount rate by 1.0% or reducing the terminal cash flow growth rate by 1.0% would not have changed the results of our annual goodwill testing.

In performing our impairment test of goodwill, we developed cash flow forecasts for each of our reporting units. Significant judgment is involved in performing these fair value estimates since the results are based on forecasted financial information. The cash flow forecasts include significant assumptions such as planned utilization, end-user demand, selling prices, gross margins, operating costs and capital expenditures. Another key assumption applied to these forecasts to determine the fair value of a reporting unit is the discount rate. The discount rate is intended to reflect the weighted average cost of capital for a market participant and the risks associated with the realization of the estimated future cash flows. Our fair value estimates are based on projected cash flows, which we believe to be reasonable.

We continually monitor and evaluate various factors for potential indicators of goodwill and long-lived asset impairment. A reasonable expectation exists that further deterioration in our operating results or overall economic conditions could result in an impairment of goodwill and / or additional long-lived asset impairments at some point in the future. Future impairment charges could be material to our results of operations and financial condition.

Valuation of Business Combinations
We recognize and measure the assets acquired and liabilities assumed in a business combination based on their estimated fair values at the acquisition date. Any excess or surplus of the purchase consideration when compared to the fair value of the net tangible assets acquired, if any, is recorded as goodwill or gain from a bargain purchase. The fair value of assets and liabilities as of the acquisition date are often estimated using a combination of approaches, including the income approach, which requires us to project future cash flows and apply an appropriate discount rate; the cost approach, which requires estimates of replacement costs and depreciation and obsolescence estimates; and the market approach which uses market data and adjusts for entity-specific differences. We use all available information to make these fair value determinations and engage third-party consultants for valuation assistance. The estimates used in determining fair values are based on assumptions believed to be reasonable but which are inherently uncertain. Accordingly, actual results may differ materially from the projected results used to determine fair value.

Contingencies
We are subject to proceedings, lawsuits and other claims related to environmental, labor, product and other matters. We are required to assess the likelihood of any adverse judgments or outcomes to these matters as well as potential ranges of probable losses. A determination of the amount of reserves required, if any, for these contingencies is made after careful analysis of each individual issue. The required reserves may change in the future due to new developments in each matter or changes in approach such as a change in settlement strategy in dealing with these matters.

RISK MANAGEMENT

We use certain strategies to reduce some commodity price and operational risks. We do not attempt to eliminate all market risk exposures when we believe that the exposure relating to such risk would not be significant to our future earnings, financial position, capital resources or liquidity or that the cost of eliminating the exposure would outweigh the benefit.

Commodity Price Risk Management
Our primary market risk is commodity price risk. We are exposed to market risks related to the volatility in crude oil and refined products, as well as volatility in the price of natural gas used in our refining operations. We periodically enter into derivative contracts in the form of commodity price swaps, forward purchase and sales and futures contracts to mitigate price exposure with respect to our inventory positions, natural gas purchases, sales prices of refined products and crude oil costs.

Foreign Currency Risk Management
We are exposed to market risk related to the volatility in foreign currency exchange rates. We periodically enter into derivative contracts in the form of foreign exchange forward contracts to mitigate the exposure associated with fluctuations on intercompany notes with our foreign subsidiaries that are not denominated in the U.S. dollar.

Exhibit 99.1

As of December 31, 2021, we have the following notional contract volumes related to all outstanding derivative contracts used to mitigate commodity price and foreign currency risk (all maturing in 2022):

Contract Description	Total Outstanding Notional	Unit of Measure

NYMEX futures (WTI) - short	495,000	Barrels
Forward gasoline contracts - long	40,000	Barrels
Forward crude oil contracts - short	70,000	Barrels
Foreign currency forward contracts	450,686,305	U.S. dollar
Forward commodity contracts (platinum) (1)	38,723	Troy ounces

(1)Represents an embedded derivative within our catalyst financing arrangements, which may be refinanced or require repayment under certain conditions. See Note 13 “Debt” in the Notes to Consolidated Financial Statements for additional information on these financing arrangements.

The following sensitivity analysis provides the hypothetical effects of market price fluctuations to the commodity hedged under our derivative contracts:

	Estimated Change in Fair Value at December 31,
Derivative Contracts	2021	2020
	(In thousands)
Hypothetical 10% change in underlying commodity prices	$3,705	$344

Interest Rate Risk Management
The market risk inherent in our fixed-rate debt is the potential change arising from increases or decreases in interest rates as discussed below.

For the fixed rate HollyFrontier Senior Notes and HEP Senior Notes, changes in interest rates will generally affect fair value of the debt, but not earnings or cash flows. The outstanding principal, estimated fair value and estimated change in fair value (assuming a hypothetical 10% change in the yield-to-maturity rates) for this debt as of December 31, 2021 is presented below:

	Outstanding Principal	Estimated Fair Value	Estimated Change in Fair Value
	(In thousands)
HollyFrontier Senior Notes	$1,750,000	$1,912,753	$23,495

HEP Senior Notes	$500,000	$502,705	$12,948

For the variable rate HEP Credit Agreement, changes in interest rates would affect cash flows, but not the fair value. At December 31, 2021, outstanding borrowings under the HEP Credit Agreement were $840.0 million. A hypothetical 10% change in interest rates applicable to the HEP Credit Agreement would not materially affect cash flows.

Our operations are subject to hazards of petroleum processing operations, including but not limited to fire, explosion, cyberattacks and weather-related perils. We maintain various insurance coverages, including property damage, business interruption and cyber insurance, subject to certain deductibles and insurance policy terms and conditions. We are not fully insured against certain risks because such risks are not fully insurable, coverage is unavailable, or premium costs, in our judgment, do not justify such expenditures.

Financial information is reviewed on the counterparties in order to review and monitor their financial stability and assess their ongoing ability to honor their commitments under the derivative contracts. We have not experienced, nor do we expect to experience, any difficulty in the counterparties honoring their commitments.

Exhibit 99.1

We have a risk management oversight committee consisting of members from our senior management. This committee oversees our risk enterprise program, monitors our risk environment and provides direction for activities to mitigate identified risks that may adversely affect the achievement of our goals.

Exhibit 99.1
Item 8.Financial Statements and Supplementary Data

MANAGEMENT'S REPORT ON ITS ASSESSMENT OF THE COMPANY'S INTERNAL CONTROL OVER FINANCIAL REPORTING

Management of HollyFrontier Corporation (the “Company”) is responsible for establishing and maintaining adequate internal control over financial reporting.

All internal control systems, no matter how well designed, have inherent limitations. Therefore, even those systems determined to be effective can provide only reasonable assurance with respect to financial statement preparation and presentation.

Management assessed the Company's internal control over financial reporting as of December 31, 2021 using the criteria for effective control over financial reporting established in “Internal Control - Integrated Framework” issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework). Based on this assessment, management concludes that, as of December 31, 2021, the Company maintained effective internal control over financial reporting. Management’s assessment of, and conclusion on, the effectiveness of internal control over financial reporting did not include the internal controls of the entity acquired in the Puget Sound Acquisition on November 1, 2021. Puget Sound Refinery’s total assets represented approximately 4% of the Company’s combined consolidated total assets at the acquisition date, and Puget Sound Refinery’s revenues following the November 1, 2021 acquisition date represented approximately 3% of the Company’s consolidated total operating revenues for the year ended December 31, 2021.

The Company's independent registered public accounting firm has issued an attestation report on the effectiveness of the Company's internal control over financial reporting as of December 31, 2021. That report is included herein.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and the Board of Directors of HollyFrontier Corporation

Opinion on Internal Control over Financial Reporting
We have audited HollyFrontier Corporation’s internal control over financial reporting as of December 31, 2021, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework) (the COSO criteria). In our opinion, HollyFrontier Corporation (the Company) maintained, in all material respects, effective internal control over financial reporting as of December 31, 2021, based on the COSO criteria.

As indicated in the accompanying Management’s Report on its Assessment of the Company’s Internal Control Over Financial Reporting, management’s assessment of and conclusion on the effectiveness of internal control over financial reporting did not include the internal controls of the Puget Sound Refinery, which is included in the 2021 consolidated financial statements of the Company and constituted 4% of total assets as of the acquisition date and 3% of revenues for the year then ended. Our audit of internal control over financial reporting of the Company also did not include an evaluation of the internal control over financial reporting of the Puget Sound Refinery.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the consolidated balance sheets of the Company as of December 31, 2021 and 2020, the related consolidated statements of income, comprehensive income, cash flows, and equity for each of the three years in the period ended December 31, 2021, and the related notes of the Company and our report dated February 23, 2022 expressed an unqualified opinion thereon.

Basis for Opinion
The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management’s Report on its Assessment of the Company’s Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects.

Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

Definition and Limitations of Internal Control Over Financial Reporting
A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ Ernst & Young LLP
Dallas, Texas
February 23, 2022

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and the Board of Directors of HollyFrontier Corporation

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of HollyFrontier Corporation (the Company) as of December 31, 2021 and 2020, the related consolidated statements of income, comprehensive income, cash flows, and equity for each of the three years in the period ended December 31, 2021, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2021 and 2020, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2021, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the Company's internal control over financial reporting as of December 31, 2021, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework), and our report dated February 23, 2022 expressed an unqualified opinion thereon.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Valuation of Goodwill
Description of the Matter	At December 31, 2021, the Company’s goodwill was $2,293 million, including goodwill assigned to the Refining, Lubricants and Specialty Products, and HEP segments of $1,733 million, $247 million, and $313 million, respectively. As described in Note 1 and Note 11 of the consolidated financial statements, goodwill is tested for impairment at least annually on July 1 at the reporting unit level or more frequently if events or changes in circumstances indicate the asset might be impaired.

Auditing management’s goodwill impairment testing was complex and highly judgmental for the Company’s El Dorado Refinery reporting unit due to the significant estimation required to determine the fair value of this reporting unit. In particular, the fair value estimates were sensitive to significant assumptions, such as long-term growth rates, gross margins, and discount rates, which are affected by expectations about future market or economic conditions. These assumptions have a significant effect on the fair value estimates.

How We Addressed the Matter in Our Audit
We obtained an understanding, evaluated the design and tested the operating effectiveness of controls over the Company's goodwill impairment testing process. For example, we tested controls over management's review of the significant inputs and assumptions used in determining the reporting unit fair value.

To test the estimated fair value of the Company’s El Dorado Refinery reporting unit, we performed audit procedures with the support of a valuation specialist that included, among others, assessing methodologies and testing the significant assumptions discussed above and the underlying data used by the Company in its analysis. We compared the significant assumptions used by management to relevant industry and economic trends, published forward prices, historical operating results and other relevant factors. We performed sensitivity analyses of significant assumptions to evaluate the changes in the fair value of the reporting unit that would result from changes in the assumptions. We also tested management’s reconciliation of the fair value of the reporting unit to the market capitalization of the Company.

Environmental Liabilities
Description of the Matter
At December 31, 2021, the Company’s accrual for environmental liabilities was $117 million, of which $99 million was classified as other long-term liabilities. As described in Note 1 and Note 12 of the consolidated financial statements, these accruals include remediation and monitoring costs expected to be incurred over an extended period of time. Liabilities are recorded when site restoration and environmental remediation, cleanup and other obligations are either known or considered probable and can be reasonably estimated.

Auditing management’s estimates for environmental liabilities was challenging and highly judgmental due to the significant judgment required to develop assumptions related to future costs expected for the remediation of environmental obligations. In particular, the liability estimates require judgment with respect to costs, time frame and extent of required remedial and clean-up activities.

How We Addressed the Matter in Our Audit	We obtained an understanding, evaluated the design and tested the operating effectiveness of controls over the Company’s accrued environmental liability cost estimate and review process.
To test management’s accrued environmental liabilities, we performed audit procedures that included, among others, obtaining a rollforward of the environmental liabilities reflecting activity in the accruals for the past year, performing a look back analysis comparing the prior year short-term accrual estimates to actual current year expenditures, and comparing actual expenditures made to supporting invoices and cash payments. We also utilized an environmental specialist to assist in our evaluation of certain environmental site accruals, including the testing of a sample of cost estimates by inspecting relevant supporting documentation and performing a search of publicly filed records with environmental agencies to test the completeness of environmental liabilities.

Valuation of Personal Property Assets in the Puget Sound Refinery Acquisition
Description of the Matter
During 2021, the Company completed its acquisition of the Puget Sound Refinery for aggregate cash consideration of $624.3 million, as disclosed in Note 2 to the consolidated financial statements. The transaction was accounted for as a business combination. Of the total assets acquired and liabilities assumed, the Company acquired $394.2 million of properties, plant, and equipment which was made up of real property, personal property and right of use assets.

Auditing management's accounting for the acquisition of the Puget Sound Refinery was complex and highly judgmental due to the significant estimation required to determine the fair value of certain properties, plant and equipment. In particular, the fair value estimates for the Puget Sound Refinery personal property were sensitive to significant assumptions around economic and functional obsolescence factors. These assumptions have a significant effect on the fair value estimates.

How We Addressed the Matter in Our Audit
We obtained an understanding, evaluated the design and tested the operating effectiveness of the Company's controls over the valuation of the personal property assets related to the acquisition. For example, we tested controls over management’s review of the valuation models and the underlying assumptions used to develop estimated values of these assets.

To test the estimated fair value of the personal property, our audit procedures included, among others, evaluating the Company’s selection of the valuation methodology, evaluating the significant assumptions used by the Company and evaluating the completeness and accuracy of the underlying data supporting the significant assumptions and estimates. We involved valuation specialists to assist with our evaluation of the methodologies used by the Company and significant assumptions included in the fair value estimates. Specifically, our valuation specialists assisted by comparing those assumptions to current industry and market data and developing an expected range of values based on significant inputs and assumptions to assess reasonableness of the Company’s estimates.

/s/ Ernst & Young LLP

We have served as the Company's auditor since 1977.
Dallas, Texas
February 23, 2022, except for Note 1 and Note 20, as to which the date is September 12, 2022

Table of Content
HOLLYFRONTIER CORPORATION
CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	December 31,
	2021	2020
ASSETS
Current assets:
Cash and cash equivalents (HEP: $14,381 and $21,990, respectively)	$234,444	$1,368,318

Accounts receivable: Product and transportation (HEP: $12,745 and $14,543, respectively)	1,130,485	590,526
Crude oil resales	111,403	39,510
	1,241,888	630,036
Inventories: Crude oil and refined products	1,879,131	989,296
Materials, supplies and other (HEP: $1,070 and $895, respectively)	242,997	184,180
	2,122,128	1,173,476
Income taxes receivable	97,382	91,348
Prepayments and other (HEP: $5,381 and $8,591, respectively)	66,612	47,583
Total current assets	3,762,454	3,310,761

Properties, plants and equipment, at cost (HEP: $2,037,527 and $2,119,295, respectively)	8,448,207	7,299,517
Less accumulated depreciation (HEP: $(682,143) and $(644,149)), respectively)	(3,033,353)	(2,726,378)
	5,414,854	4,573,139
Operating lease right-of-use assets (HEP: $69,134 and $72,480, respectively)	396,191	350,548

Other assets: Turnaround costs	397,385	314,816
Goodwill (HEP: $312,873 and $312,873, respectively)	2,293,044	2,293,935
Intangibles and other (HEP: $214,436 and $224,430, respectively)	652,685	663,665
	3,343,114	3,272,416
Total assets	$12,916,613	$11,506,864

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable (HEP: $28,954 and $28,565, respectively)	$1,613,484	$1,000,959
Income taxes payable	25,156	1,801
Operating lease liabilities (HEP $3,710 and $3,827, respectively)	110,606	97,937
Accrued liabilities (HEP: $18,479 and $29,518, respectively)	316,218	274,459
Total current liabilities	2,065,464	1,375,156

Long-term debt (HEP: $1,333,049 and $1,405,603, respectively)	3,072,737	3,142,718
Noncurrent operating lease liabilities (HEP $65,799 and $68,454, respectively)	308,747	285,785
Deferred income taxes (HEP: $396 and $449, respectively)	837,401	713,703
Other long-term liabilities (HEP: $43,033 and $55,105, respectively)	337,799	267,299
Commitments and contingencies (Note 19)
Equity:
HollyFrontier stockholders’ equity:
Preferred stock, $1.00 par value – 5,000,000 shares authorized; none issued	—	—
Common stock $0.01 par value – 320,000,000 shares authorized; 256,046,051 shares issued as of December 31, 2021 and December 31, 2020	2,560	2,560
Additional capital	4,220,075	4,207,672
Retained earnings	4,413,836	3,913,179
Accumulated other comprehensive income	2,671	13,462
Common stock held in treasury, at cost - 93,044,605 and 93,632,391 shares as of December 31, 2021 and December 31, 2020, respectively	(2,951,257)	(2,968,512)
Total HollyFrontier stockholders’ equity	5,687,885	5,168,361
Noncontrolling interest	606,580	553,842
Total equity	6,294,465	5,722,203
Total liabilities and equity	$12,916,613	$11,506,864

Parenthetical amounts represent asset and liability balances attributable to Holly Energy Partners, L.P. (“HEP”) as of December 31, 2021 and 2020. HEP is a variable interest entity.

See accompanying notes.

Table of Content
HOLLYFRONTIER CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Years Ended December 31,
	2021	2020	2019

Sales and other revenues	$18,389,142	$11,183,643	$17,486,578
Operating costs and expenses:
Cost of products sold (exclusive of depreciation and amortization):
Cost of products sold (exclusive of lower of cost or market inventory valuation adjustment)	15,567,052	9,158,805	13,918,384
Lower of cost or market inventory valuation adjustment	(310,123)	78,499	(119,775)
	15,256,929	9,237,304	13,798,609
Operating expenses (exclusive of depreciation and amortization)	1,517,478	1,300,277	1,394,052
Selling, general and administrative expenses (exclusive of depreciation and amortization)	362,010	313,600	354,236
Depreciation and amortization	503,539	520,912	509,925
Goodwill and long-lived asset impairments	—	545,293	152,712
Total operating costs and expenses	17,639,956	11,917,386	16,209,534
Income (loss) from operations	749,186	(733,743)	1,277,044
Other income (expense):
Earnings of equity method investments	12,432	6,647	5,180
Interest income	4,019	7,633	22,139
Interest expense	(125,175)	(126,527)	(143,321)
Gain on business interruption insurance settlement	—	81,000	—
Gain on tariff settlement	51,500	—	—
Gain on sales-type leases	—	33,834	—
Loss on early extinguishment of debt	—	(25,915)	—
Gain (loss) on foreign currency transactions	(2,938)	2,201	5,449
Gain on sale of assets and other	98,128	7,824	5,013
	37,966	(13,303)	(105,540)
Income (loss) before income taxes	787,152	(747,046)	1,171,504
Income tax expense (benefit):
Current	(4,672)	(55,420)	220,486
Deferred	128,570	(176,727)	78,666
	123,898	(232,147)	299,152
Net income (loss)	663,254	(514,899)	872,352
Less net income attributable to noncontrolling interest	104,930	86,549	99,964
Net income (loss) attributable to HollyFrontier stockholders	$558,324	$(601,448)	$772,388
Earnings (loss) per share:
Basic	$3.39	$(3.72)	$4.64
Diluted	$3.39	$(3.72)	$4.61
Average number of common shares outstanding:
Basic	162,569	161,983	166,287
Diluted	162,569	161,983	167,385

See accompanying notes.

Table of Content
HOLLYFRONTIER CORPORATION
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(In thousands)

	Years Ended December 31,
	2021	2020	2019

Net income (loss)	$663,254	$(514,899)	$872,352
Other comprehensive income (loss):
Foreign currency translation adjustment	(13,336)	6,226	13,337
Hedging instruments:
Change in fair value of cash flow hedging instruments	(17,548)	(7,475)	14,364
Reclassification adjustments to net income (loss) on settlement of cash flow hedging instruments	17,579	2,604	(19,713)
Net unrealized gain (loss) on hedging instruments	31	(4,871)	(5,349)
Pension and other post-retirement benefit obligations:
Actuarial gain (loss) on pension plans	2,104	1,862	(990)
Pension plans gain reclassified to net income (loss)	(407)	(422)	—
Actuarial gain (loss) on post-retirement healthcare plans	1,133	(1,129)	(2,412)
Post-retirement healthcare plans gain reclassified to net income (loss)	(3,328)	(3,564)	(3,587)
Actuarial gain (loss) on retirement restoration plan	2	(230)	(224)
Retirement restoration plan loss reclassified to net income (loss)	39	22	6
Net change in pension and other post-retirement benefit obligations	(457)	(3,461)	(7,207)
Other comprehensive income (loss) before income taxes	(13,762)	(2,106)	781
Income tax benefit	(2,971)	(794)	(370)
Other comprehensive income (loss)	(10,791)	(1,312)	1,151
Total comprehensive income (loss)	652,463	(516,211)	873,503
Less noncontrolling interest in comprehensive income	104,930	86,549	99,964
Comprehensive income (loss) attributable to HollyFrontier stockholders	$547,533	$(602,760)	$773,539

See accompanying notes.

Table of Content
HOLLYFRONTIER CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Years Ended December 31,
	2021	2020	2019
Cash flows from operating activities:
Net income (loss)	$663,254	$(514,899)	$872,352
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	503,539	520,912	509,925
Goodwill and long-lived asset impairments	—	545,293	152,712
Lower of cost or market inventory valuation adjustment	(310,123)	78,499	(119,775)
Earnings of equity method investments, inclusive of distributions	—	1,084	(213)
Loss on early extinguishment of debt	—	25,915	—
Gain on sales-type leases	—	(33,834)	—
(Gain) loss on sale of assets	(89,765)	(201)	50
Deferred income taxes	128,570	(176,727)	78,666
Equity-based compensation expense	39,273	31,654	42,269
Change in fair value – derivative instruments	(34,096)	26,456	36,888
(Increase) decrease in current assets:
Accounts receivable	(614,407)	254,684	(150,437)
Inventories	(344,559)	230,142	91,599
Income taxes receivable	(6,415)	(85,442)	32,368
Prepayments and other	(18,672)	(2,541)	3,633
Increase (decrease) in current liabilities:
Accounts payable	612,410	(241,765)	312,794
Income taxes payable	23,158	(25,897)	9,048
Accrued liabilities	83,602	(85,708)	13,748
Turnaround expenditures	(214,431)	(94,692)	(318,415)
Other, net	(14,656)	4,998	(18,601)
Net cash provided by operating activities	406,682	457,931	1,548,611

Cash flows from investing activities:
Additions to properties, plants and equipment	(725,073)	(270,877)	(263,651)
Additions to properties, plants and equipment – HEP	(88,336)	(59,283)	(30,112)
Acquisitions, net of cash acquired	(624,332)	—	(662,665)
Investment in equity company - HEP	—	(2,438)	(17,886)
Proceeds from sale of assets	106,357	1,554	194
Distributions in excess of equity in earnings of equity investments	4,165	882	1,206
Net cash used for investing activities	(1,327,219)	(330,162)	(972,914)

Cash flows from financing activities:
Borrowings under credit agreements	555,500	258,500	365,500
Repayments under credit agreements	(629,000)	(310,500)	(323,000)
Proceeds from issuance of senior notes – HFC	—	748,925	—
Proceeds from issuance of senior notes – HEP	—	500,000	—
Redemption of senior notes - HEP	—	(522,500)	—
Purchase of treasury stock	(7,058)	(7,642)	(533,083)
Dividends	(57,663)	(229,493)	(225,170)
Distributions to noncontrolling interest	(75,395)	(89,001)	(132,268)
Contribution from noncontrolling interests	23,194	23,899	3,210
Payments on finance leases	(3,990)	(2,995)	(1,551)
Deferred financing costs	(14,500)	(15,538)	—
Other, net	(2,891)	(429)	(1,893)
Net cash provided by (used for) financing activities	(211,803)	353,226	(848,255)

Effect of exchange rate on cash flow	(1,534)	2,161	2,968
Cash and cash equivalents:
Increase (decrease) for the period	(1,133,874)	483,156	(269,590)
Beginning of period	1,368,318	885,162	1,154,752
End of period	$234,444	$1,368,318	$885,162

Supplemental disclosure of cash flow information:
Cash (paid) received during the period for:
Interest	$(136,429)	$(120,257)	$(133,809)
Income taxes, net	$19,760	$(54,256)	$(178,967)
Increase (decrease) in accrued and unpaid capital expenditures	$(15,319)	$73,867	$19,752

See accompanying notes.

Table of Content

HOLLYFRONTIER CORPORATION
CONSOLIDATED STATEMENTS OF EQUITY
(In thousands)

	HollyFrontier Stockholders' Equity
	Common Stock	Additional Capital	Retained Earnings	Accumulated Other Comprehensive Income	Treasury Stock	Non-controlling Interest	Total Equity
Balance at December 31, 2018	$2,560	$4,196,125	$4,196,902	$13,623	$(2,490,639)	$540,488	$6,459,059
Net income	—	—	772,388	—	—	99,964	872,352
Dividends ($1.34 declared per common share)	—	—	(225,170)	—	—	—	(225,170)
Distributions to noncontrolling interest holders	—	—	—	—	—	(132,268)	(132,268)
Other comprehensive income, net of tax	—	—	—	1,151	—	—	1,151
Equity attributable to HEP common unit issuances, net of tax	—	—	—	—	—	(139)	(139)
Issuance of common stock under incentive compensation plans, net of forfeitures	—	(31,314)	—	—	31,314	—	—
Equity-based compensation	—	39,736	—	—	—	2,533	42,269
Purchase of treasury stock	—	—	—	—	(528,483)	—	(528,483)
Purchase of HEP units for restricted grants	—	—	—	—	—	(1,893)	(1,893)
Contributions from noncontrolling interests	—	—	—	—	—	22,548	22,548
Balance at December 31, 2019	$2,560	$4,204,547	$4,744,120	$14,774	$(2,987,808)	$531,233	$6,509,426
Net income (loss)	—	—	(601,448)	—	—	86,549	(514,899)
Dividends ($1.40 declared per common share)	—	—	(229,493)	—	—	—	(229,493)
Distributions to noncontrolling interest holders	—	—	—	—	—	(89,001)	(89,001)
Other comprehensive loss, net of tax	—	—	—	(1,312)	—	—	(1,312)
Issuance of common stock under incentive compensation plans	—	(26,938)	—	—	26,938	—	—
Equity-based compensation	—	29,460	—	—	—	2,194	31,654
Purchase of treasury stock	—	—	—	—	(7,642)	—	(7,642)
Purchase of HEP units for restricted grants	—	—	—	—	—	(1,032)	(1,032)
Contributions from noncontrolling interests	—	—	—	—	—	23,899	23,899
Other	—	603	—	—	—	—	603
Balance at December 31, 2020	$2,560	$4,207,672	$3,913,179	$13,462	$(2,968,512)	$553,842	$5,722,203
Net income	—	—	558,324	—	—	104,930	663,254
Dividends ($0.35 declared per common share)	—	—	(57,663)	—	—	—	(57,663)
Distributions to noncontrolling interest holders	—	—	—	—	—	(75,395)	(75,395)
Other comprehensive loss, net of tax	—	—	—	(10,791)	—	—	(10,791)
Issuance of common stock under incentive compensation plans	—	(24,313)	—	—	24,313	—	—
Equity-based compensation	—	36,716	—	—	—	2,557	39,273
Purchase of treasury stock	—	—	—	—	(7,058)	—	(7,058)
Purchase of HEP units for restricted grants	—	—	—	—	—	(2,548)	(2,548)
Contributions from noncontrolling interests	—	—	—	—	—	23,194	23,194
Other	—	—	(4)	—	—	—	(4)
Balance at December 31, 2021	$2,560	$4,220,075	$4,413,836	$2,671	$(2,951,257)	$606,580	$6,294,465

See accompanying notes.

HOLLYFRONTIER CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 1:Description of Business and Summary of Significant Accounting Policies

Description of Business: References herein to HollyFrontier Corporation (“HollyFrontier”) include HollyFrontier and its consolidated subsidiaries. In accordance with the Securities and Exchange Commission’s (“SEC”) “Plain English” guidelines, this Annual Report on Form 10-K has been written in the first person. In these financial statements, the words “we,” “our,” “ours” and “us” refer only to HollyFrontier and its consolidated subsidiaries or to HollyFrontier or an individual subsidiary and not to any other person, with certain exceptions. Generally, the words “we,” “our,” “ours” and “us” include Holly Energy Partners, L.P. (“HEP”) and its subsidiaries as consolidated subsidiaries of HollyFrontier, unless when used in disclosures of transactions or obligations between HEP and HollyFrontier or its other subsidiaries. These financial statements contain certain disclosures of agreements that are specific to HEP and its consolidated subsidiaries and do not necessarily represent obligations of HollyFrontier. When used in descriptions of agreements and transactions, “HEP” refers to HEP and its consolidated subsidiaries.

We are an independent petroleum refiner and marketer that produces high-value light products such as gasoline, diesel fuel, jet fuel, specialty lubricant products and specialty and modified asphalt. As of December 31, 2021, we owned and operated petroleum refineries located in Kansas, Oklahoma, New Mexico, Utah and Washington, and we market our refined products principally in the Southwest United States, the Rocky Mountains extending into the Pacific Northwest and in other neighboring Plains states. In addition, we produce base oils and other specialized lubricants in the United States, Canada and the Netherlands, with retail and wholesale marketing of our products through a global sales network with locations in Canada, the United States, Europe, China and Latin America. Through our subsidiaries, we are constructing renewable diesel units at two of our facilities in Wyoming and New Mexico that will process renewable feedstocks into renewable diesel and a pre-treatment unit at our facility in New Mexico that will process renewable feedstocks for the units. We also own a 57% limited partner interest and a non-economic general partner interest in HEP, a variable interest entity (“VIE”). HEP owns and operates logistic assets consisting of petroleum product and crude oil pipelines, terminals, tankage, loading rack facilities and refinery processing units that principally support our refining and marketing operations in the Mid-Continent, Southwest and Rocky Mountains geographic regions of the United States.

On August 2, 2021, HollyFrontier, Hippo Parent Corporation, a wholly owned subsidiary of HollyFrontier (“New Parent”), Hippo Merger Sub, Inc., a wholly owned subsidiary of New Parent, The Sinclair Companies (“Sinclair”), and Hippo Holding LLC, a wholly owned subsidiary of Sinclair (the “Target Company”), entered into a business combination agreement, pursuant to which HollyFrontier will acquire the Target Company.

On May 4, 2021, HollyFrontier Puget Sound Refining LLC, a wholly owned subsidiary of HollyFrontier Corporation, entered into a sale and purchase agreement with Equilon Enterprises LLC d/b/a Shell Oil Products US (“Shell”) to acquire Shell’s Puget Sound refinery and related assets, including the on-site cogeneration facility and related logistics assets (the “Puget Sound Refinery”). The acquisition closed on November 1, 2021.

On November 12, 2018, we entered into an equity purchase agreement to acquire 100% of the issued and outstanding capital stock of Sonneborn US Holdings Inc. and 100% of the membership rights in Sonneborn Coöperatief U.A. (collectively, “Sonneborn”). The acquisition closed on February 1, 2019.

See Note 2 for additional information on these acquisitions.

On April 27, 2021, our wholly owned subsidiary, 7037619 Canada Inc., entered into a contract for sale of real property in Mississauga, Ontario for base consideration of $98.8 million, or CAD 125 million. The transaction closed on September 15, 2021, and we recorded a gain on sale of assets totaling $86.0 million for the year ended December 31, 2021, which was recognized in “Gain on sale of assets and other” on our consolidated statements of operations.

During the first quarter of 2021, we initiated a restructuring within our Lubricants and Specialty Products segment. As a result of this restructuring, we recorded $7.8 million in employee severance costs for the year ended December 31, 2021, which were recognized primarily as selling, general and administrative expenses in our Lubricants and Specialty Products segment.

HOLLYFRONTIER CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Continued

In the third quarter of 2020, we permanently ceased petroleum refining operations at our Cheyenne, Wyoming refinery (the “Cheyenne Refinery”) and subsequently began converting certain assets at our Cheyenne Refinery to renewable diesel production. In connection with the cessation of petroleum refining operations at our Cheyenne Refinery, we recognized $25.8 million in decommissioning expense and $1.0 million in employee severance costs for the year ended December 31, 2021, which were recognized in operating expenses in our Corporate and Other segment.

During the second quarter of 2020, we recorded long-lived asset impairment charges of $232.2 million related to our Cheyenne Refinery asset group. Also, we recognized $24.7 million in decommissioning expense and $3.8 million in employee severance costs for the year ended December 31, 2020. Additionally, we recorded a reserve of $9.0 million against our repair and maintenance supplies inventory. These decommissioning, inventory reserve and severance costs were recognized in operating expenses, of which $24.8 million was recorded in our Refining segment and $12.7 million was recorded in our Corporate and Other segment.

During the second quarter of 2020, we also initiated and completed a corporate restructuring. As a result of this restructuring, we recorded $3.7 million in employee severance costs, which were recognized primarily as operating expenses in our Refining segment and selling, general and administrative expenses in our Corporate and Other segment.

Principles of Consolidation: Our consolidated financial statements include our accounts and the accounts of partnerships and joint ventures that we control through an ownership interest greater than 50% or through a controlling financial interest with respect to variable interest entities. All significant intercompany transactions and balances have been eliminated.

Variable Interest Entities: HEP is a VIE as defined under U.S. generally accepted accounting principles (“GAAP”). A VIE is a legal entity whose equity owners do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support or, as a group, the equity holders lack the power, through voting rights, to direct the activities that most significantly impact the entity's financial performance, the obligation to absorb the entity's expected losses or rights to expected residual returns. As the general partner of HEP, we have the sole ability to direct the activities of HEP that most significantly impact HEP's financial performance, and therefore as HEP's primary beneficiary, we consolidate HEP.

In 2019, HEP Cushing LLC, a wholly-owned subsidiary of HEP, and Plains Marketing, L.P., a wholly-owned subsidiary of Plains All American Pipeline, L.P. (“Plains”), formed a 50/50 joint venture, Cushing Connect Pipeline & Terminal LLC. Cushing Connect Pipeline & Terminal LLC and its two subsidiaries, Cushing Connect Pipeline and Cushing Connect Terminal, are each VIE’s because they do not have sufficient equity at risk to finance their activities without additional financial support. HEP is the primary beneficiary of two of these entities as HEP constructed and operates the Cushing Connect Pipeline, and HEP has more ability to direct the activities that most significantly impact the financial performance of Cushing Connect Pipeline & Terminal LLC and Cushing Connect Pipeline. Therefore, HEP consolidates these two entities. HEP is not the primary beneficiary of Cushing Connect Terminal, which HEP accounts for using the equity method of accounting.

Use of Estimates: The preparation of financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Cash Equivalents: We consider all highly liquid instruments with a maturity of three months or less at the date of purchase to be cash equivalents. Cash equivalents are stated at cost, which approximates market value and are primarily invested in highly-rated instruments issued by government or municipal entities with strong credit standings.

Balance Sheet Offsetting: We purchase and sell inventories of crude oil with certain same-parties that are net settled in accordance with contractual net settlement provisions. Our policy is to present such balances on a net basis since it presents our accounts receivables and payables consistent with our contractual settlement provisions.

HOLLYFRONTIER CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Continued

Accounts Receivable: Our accounts receivable consist of amounts due from customers that are primarily companies in the petroleum industry. Credit is extended based on our evaluation of the customer's financial condition, and in certain circumstances collateral, such as letters of credit or guarantees, is required. We reserve for expected credit losses based on our historical loss experience as well as expected credit losses from current economic conditions and management’s expectations of future economic conditions. Credit losses are charged to the allowance for expected credit losses when an account is deemed uncollectible. Our allowance for expected credit losses was $3.7 million at December 31, 2021 and $3.4 million at December 31, 2020.

Accounts receivable attributable to crude oil resales generally represent the sale of excess crude oil to other purchasers and / or users in cases when our crude oil supplies are in excess of our immediate needs as well as certain reciprocal buy / sell exchanges of crude oil. At times we enter into such buy / sell exchanges to facilitate the delivery of quantities to certain locations. In many cases, we enter into net settlement agreements relating to the buy / sell arrangements, which may mitigate credit risk.

Inventories: Inventories related to our refining operations are stated at the lower of cost, using the last-in, first-out (“LIFO”) method for crude oil and unfinished and finished refined products, or market. Inventories related to our renewable business are stated at the lower of cost, using the LIFO method for feedstock and unfinished and finished renewable products, or market. Cost, consisting of raw material, transportation and conversion costs, is determined using the LIFO inventory valuation methodology and market is determined using current replacement costs. Under the LIFO method, the most recently incurred costs are charged to cost of sales and inventories are valued at the earliest acquisition costs. In periods of rapidly declining prices, LIFO inventories may have to be written down to market value due to the higher costs assigned to LIFO layers in prior periods. In addition, the use of the LIFO inventory method may result in increases or decreases to cost of sales in years that inventory volumes decline as the result of charging cost of sales with LIFO inventory costs generated in prior periods. An actual valuation of inventory under the LIFO method is made at the end of each year based on the inventory levels at that time. Accordingly, interim LIFO calculations are based on management’s estimates of expected year-end inventory levels and are subject to the final year-end LIFO inventory valuation.

Inventories of our Petro-Canada Lubricants and Sonneborn businesses are stated at the lower of cost, using the first-in, first-out (“FIFO”) method, or net realizable value.

Inventories consisting of process chemicals, materials and maintenance supplies and renewable identification numbers (“RINs”) are stated at the lower of weighted-average cost or net realizable value.

Leases: At inception, we determine if an arrangement is or contains a lease. Right-of-use (“ROU”) assets represent our right to use an underlying asset for the lease term and lease liabilities represent our payment obligation under the leasing arrangement. ROU assets and lease liabilities are recognized at the commencement date based on the present value of lease payments over the lease term. We use our estimated incremental borrowing rate (“IBR”) to determine the present value of lease payments as most of our leases do not contain an implicit rate. Our IBR represents the interest rate which we would pay to borrow, on a collateralized basis, an amount equal to the lease payments over a similar term in a similar economic environment. We use the implicit rate when readily determinable.

Operating leases are recorded in “Operating lease right-of-use assets” and current and noncurrent “Operating lease liabilities” on our consolidated balance sheet. Finance leases are included in “Properties, plants and equipment, at cost” and “Accrued liabilities” and “Other long-term liabilities” on our consolidated balance sheet.

Our lease term includes an option to extend the lease when it is reasonably certain that we will exercise that option. Leases with a term of 12 months or less are not recorded on our balance sheet. For certain equipment leases, we apply a portfolio approach for the operating lease ROU assets and liabilities. Also, as a lessee, we separate non-lease components that are identifiable and exclude them from the determination of net present value of lease payment obligations. In addition, HEP, as a lessor, does not separate the non-lease (service) component in contracts in which the lease component is the dominant component. HEP treats these combined components as an operating lease.

Derivative Instruments: All derivative instruments are recognized as either assets or liabilities on our consolidated balance sheets and are measured at fair value. Changes in the derivative instrument's fair value are recognized in earnings unless specific hedge accounting criteria are met. Cash flows from all our derivative activity are reported in the operating section on our consolidated statement of cash flows. See Note 14 for additional information.

HOLLYFRONTIER CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Continued

Properties, Plants and Equipment: Properties, plants and equipment are stated at cost. Depreciation is provided by the straight-line method over the estimated useful lives of the assets, primarily 15 to 32 years for refining, pipeline and terminal facilities, 10 to 40 years for buildings and improvements, 5 to 30 years for other fixed assets and 5 years for vehicles.

Asset Retirement Obligations: We record legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and / or the normal operation of long-lived assets. The fair value of the estimated cost to retire a tangible long-lived asset is recorded as a liability with the associated retirement costs capitalized as part of the asset's carrying amount in the period in which it is incurred and when a reasonable estimate of the fair value of the liability can be made. If a reasonable estimate cannot be made at the time the liability is incurred, we record the liability when sufficient information is available to estimate the liability's fair value. Certain of our refining assets have no recorded liability for asset retirement obligations since the timing of any retirement and related costs are currently indeterminable.

Our asset retirement obligations were $52.5 million and $42.6 million at December 31, 2021 and 2020, respectively, which are included in “Other long-term liabilities” on our consolidated balance sheets. Accretion expense was insignificant for the years ended December 31, 2021, 2020 and 2019. Asset retirement obligations assumed in the Puget Sound Acquisition, as defined in Note 2, were $8.5 million.

Intangibles, Goodwill and Long-lived Assets: Intangible assets are assets (other than financial assets) that lack physical substance, and goodwill represents the excess of the cost of an acquired entity over the fair value of the assets acquired and liabilities assumed. Goodwill acquired in a business combination and intangibles with indefinite useful lives are not amortized, whereas intangible assets with finite useful lives are amortized on a straight-line basis. Goodwill and intangible assets that are not subject to amortization are tested for impairment annually or more frequently if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. Our goodwill impairment testing first entails either a quantitative assessment or an optional qualitative assessment to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If we determine that based on the qualitative factors that it is more likely than not that the carrying amount of the reporting unit is greater than its fair value, a quantitative test is performed in which we estimate the fair value of the related reporting unit. If the carrying amount of a reporting unit exceeds its fair value, the goodwill of that reporting unit is impaired, and we measure goodwill impairment as the excess of the carrying amount of the reporting unit over the related fair value. The carrying amount of our intangible assets and goodwill may fluctuate from period to period due to the effects of foreign currency translation adjustments on goodwill and intangible assets assigned to our Lubricants and Specialty Products segment.

For purposes of long-lived asset impairment evaluation, we group our long-lived assets as follows: (i) our refinery asset groups, which include certain HEP logistics assets, (ii) our Lubricants and Specialty Products asset groups and (iii) our HEP asset groups, which comprises HEP assets not included in our refinery asset groups. These asset groups represent the lowest level for which independent cash flows can be identified. Our long-lived assets are evaluated for impairment by identifying whether indicators of impairment exist and if so, assessing whether the long-lived assets are recoverable from estimated future undiscounted cash flows. The actual amount of impairment loss measured, if any, is equal to the amount by which the asset group’s carrying value exceeds its fair value.

See Note 11 for additional information regarding our goodwill and long-lived assets including impairment charges recorded during the years ended December 31, 2020 and 2019.

Equity Method Investments: We account for investments in which we have a noncontrolling interest, yet have significant influence over the entity, using the equity method of accounting, whereby we record our pro-rata share of earnings and contributions to and distributions from joint ventures as adjustments to our investment balance. HEP has a 50% interest in Osage Pipe Line Company, LLC and a 50% interest in Cheyenne Pipeline, LLC. HEP also accounts for Cushing Connect Terminal, a subsidiary of the Cushing Connect Pipeline & Terminal LLC joint venture, using the equity method of accounting, as HEP does not have the ability to direct the activities that most significantly impact the entity. As of December 31, 2021, HEP's underlying equity and recorded investment balances in the joint ventures are $90.8 million and $116.4 million respectively. The differences are being amortized as adjustments to HEP's pro-rata share of earnings in the joint ventures.

HOLLYFRONTIER CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Continued

Revenue Recognition: Revenues on refined product and excess crude oil sales are recognized when delivered (via pipeline, in-tank or rack) and the customer obtains control of such inventory, which is typically when title passes and the customer is billed. All revenues are reported inclusive of shipping and handling costs billed and exclusive of any taxes billed to customers. Shipping and handling costs incurred are reported as cost of products sold.

Our lubricants and specialty products business has sales agreements with marketers and distributors that provide certain rights of return or provisions for the repurchase of products previously sold to them. Under these agreements, revenues and cost of revenues are deferred until the products have been sold to end customers. Our lubricants and specialty products business also has agreements that create an obligation to deliver products at a future date for which consideration has already been received and recorded as deferred revenue. This revenue is recognized when the products are delivered to the customer.

HEP recognizes revenues as products are shipped through its pipelines and terminals and as other services are rendered. Additionally, HEP has certain throughput agreements that specify minimum volume requirements, whereby HEP bills a customer for a minimum level of shipments in the event a customer ships below their contractual requirements. If there are no future performance obligations, HEP recognizes these deficiency payments as revenue. In certain of these throughput agreements, a customer may later utilize such shortfall billings as credit towards future volume shipments in excess of its minimum levels within its respective contractual shortfall make-up period. Such amounts represent an obligation to perform future services, which may be initially deferred and later recognized as revenue based on estimated future shipping levels, including the likelihood of a customer’s ability to utilize such amounts prior to the end of the contractual shortfall make-up period. HEP recognizes the service portion of these deficiency payments as revenue when HEP does not expect it will be required to satisfy these performance obligations in the future based on the pattern of rights exercised by the customer. Payment terms under our contracts with customers are consistent with industry norms and are typically payable within 30 days of the date of invoice.

Cost Classifications: Costs of products sold include the cost of crude oil, other feedstocks, blendstocks and purchased finished products, inclusive of transportation costs. We purchase crude oil that at times exceeds the supply needs of our refineries. Quantities in excess of our needs are sold at market prices to purchasers of crude oil that are recorded on a gross basis with the sales price recorded as revenues and the corresponding acquisition cost as cost of products sold. Additionally, we enter into buy / sell exchanges of crude oil with certain parties to facilitate the delivery of quantities to certain locations that are netted at cost. Operating expenses include direct costs of labor, maintenance materials and services, utilities and other direct operating costs. Selling, general and administrative expenses include compensation, professional services and other support costs.

Deferred Maintenance Costs: Our refinery units require regular major maintenance and repairs which are commonly referred to as “turnarounds.” Catalysts used in certain refinery processes also require regular “change-outs.” The required frequency of the maintenance varies by unit and by catalyst, but generally is every two to five years. Turnaround costs are deferred and amortized over the period until the next scheduled turnaround. Other repairs and maintenance costs are expensed when incurred. Deferred turnaround and catalyst amortization expense was $136.9 million, $158.4 million and $141.9 million for the years ended December 31, 2021, 2020 and 2019, respectively.

Environmental Costs: Environmental costs are charged to operating expenses if they relate to an existing condition caused by past operations and do not contribute to current or future revenue generation. We have ongoing investigations of environmental matters at various locations and routinely assess our recorded environmental obligations, if any, with respect to such matters. Liabilities are recorded when site restoration and environmental remediation, cleanup and other obligations are either known or considered probable and can be reasonably estimated. Such estimates are undiscounted and require judgment with respect to costs, time frame and extent of required remedial and clean-up activities and are subject to periodic adjustments based on currently available information. Recoveries of environmental costs through insurance, indemnification arrangements or other sources are included in other assets to the extent such recoveries are considered probable.

Contingencies: We are subject to proceedings, lawsuits and other claims related to environmental, labor, product and other matters. We are required to assess the likelihood of any adverse judgments or outcomes to these matters as well as potential ranges of probable losses. We accrue for contingencies when it is probable that a loss has occurred and when the amount of that loss is reasonably estimable. A determination of the amount of reserves required, if any, for these contingencies is made after careful analysis of each individual issue. The required reserves may change in the future due to new developments in each matter or changes in approach such as a change in settlement strategy in dealing with these matters.

HOLLYFRONTIER CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Continued

Foreign Currency Translation: Assets and liabilities recorded in foreign currencies are translated into U.S. dollars using exchange rates in effect as of the balance sheet date. Revenue and expense accounts are translated using the weighted-average exchange rates during the period presented. Foreign currency translation adjustments are recorded as a component of accumulated other comprehensive income.

We have intercompany notes that were issued to fund certain of our foreign businesses. Remeasurement adjustments resulting from the conversion of such intercompany financing amounts to functional currencies are recorded as gains or losses as a component of other income (expense) on our consolidated statements of operations. Such adjustments are not recorded to the Lubricants and Specialty Products segment operations, but to Corporate and Other. See Note 20 for additional information on our segments.

Income Taxes: Provisions for income taxes include deferred taxes resulting from temporary differences in income for financial and tax purposes, using the liability method of accounting for income taxes. The liability method requires the effect of tax rate changes on deferred income taxes to be reflected in the period in which the rate change was enacted. The liability method also requires that deferred tax assets be reduced by a valuation allowance unless it is more likely than not that the assets will be realized. We account for U.S. tax on global intangible low-taxed income in the period in which it is incurred.

Potential interest and penalties related to income tax matters are recognized in income tax expense. We believe we have appropriate support for the income tax positions taken and to be taken on our income tax returns and that our accruals for tax liabilities are adequate for all open years based on an assessment of many factors, including past experience and interpretations of tax law applied to the facts of each matter.

Inventory Repurchase Obligations: We periodically enter into same-party sell / buy transactions, whereby we sell certain refined product inventory and subsequently repurchase the inventory in order to facilitate delivery to certain locations. Such sell / buy transactions are accounted for as inventory repurchase obligations under which proceeds received under the initial sell is recognized as inventory repurchase obligations that are subsequently reversed when the inventories are repurchased. For the years ended December 31, 2021, 2020 and 2019, we received proceeds of $43.5 million, $44.9 million and $52.1 million and subsequently repaid $45.4 million, $46.4 million and $49.2 million, respectively, under these sell / buy transactions.

Accounting Pronouncements - Not Yet Adopted

In October 2021, Accounting Standards Update 2021-08, “Accounting for Contract Assets and Contract Liabilities from Contracts with Customers,” was issued requiring that an acquiring entity recognize and measure contract assets and contract liabilities acquired in a business combination in accordance with Accounting Standards Codification (“ASC”) 606, “Revenue from Contracts with Customers.” This standard is effective for fiscal years beginning after December 15, 2022, and early adoption is permitted. We will evaluate the impact of this standard and consider early adoption, if applicable.

NOTE 2:Acquisitions

Puget Sound Refinery
On May 4, 2021, our wholly owned subsidiary, HollyFrontier Puget Sound Refining LLC, entered into a sale and purchase agreement with Shell to acquire the Puget Sound Refinery. The acquisition closed on November 1, 2021 for aggregate cash consideration of $624.3 million, which consists of a base cash purchase price of $350.0 million, hydrocarbon inventory of $277.9 million and other closing adjustments and accrued liabilities of $3.6 million (the “Puget Sound Acquisition”).

This transaction was accounted for as a business combination, using the acquisition method, with the aggregate cash consideration allocated to the acquisition date fair value of assets and liabilities acquired.

In connection with the Puget Sound Acquisition, we incurred $12.2 million of acquisition and integration costs during the year ended December 31, 2021, which are included in selling, general and administrative expenses on the consolidated statement of operations.

HOLLYFRONTIER CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Continued

The following summarizes the Puget Sound Refinery fair value of assets acquired and liabilities assumed on November 1, 2021:

(In thousands)
Assets Acquired
Inventories: Crude oil and refined products	$277,887
Inventories: Materials, supplies and other	21,460
Properties, plants and equipment (1)	394,237
Other assets	10,400
Total assets acquired	$703,984

Liabilities Assumed
Accrued and other current liabilities (1)	$12,524
Other long-term liabilities (1)	67,128
Total liabilities assumed	79,652
Net assets acquired	$624,332

(1)Properties, plant and equipment include $61.5 million of financing lease ROU assets. Current and noncurrent financing lease liabilities were $7.9 million and $53.6 million, respectively.

The fair value measurements for properties, plants and equipment were based on significant inputs that are not observable in the market and, therefore, represent Level 3 measurements.

The fair value of properties, plants and equipment was based on the combination of the cost and market approaches. Key assumptions in the cost approach include determining the replacement cost by evaluating recent published data and adjusting replacement cost for economic and functional obsolescence. We used the market approach to measure the value of certain assets through an analysis of recent sales or offerings of comparable properties. The fair value of crude oil and refined products inventory was based on market prices as of the acquisition date.

Our consolidated financial and operating results reflect the Puget Sound Refinery operations beginning November 1, 2021. Our results of operations include revenue and loss from operations of $603.1 million and $8.3 million, respectively, for the period from November 1, 2021 through December 31, 2021 related to these operations.

The following unaudited pro forma combined condensed financial data for the years ended December 31, 2021 and 2020 was derived from our historical financial statements giving effect to the Puget Sound Acquisition as if it had occurred on January 1, 2020. The below information reflects pro forma adjustments based on available information and certain assumptions that we believe are reasonable, including the depreciation of the Puget Sound Refinery’s fair-valued properties, plants and equipment and the estimated tax impacts of the pro forma adjustments.

Additionally, pro forma earnings include certain non-recurring charges, the substantial majority of which consist of transaction costs related to financial advisors, legal advisors, financial advisory and professional accounting services.

The pro forma results of operations do not include any cost savings or other synergies that may result from the Puget Sound Acquisition. The pro forma combined condensed financial data has been included for comparative purposes only and is not necessarily indicative of the results that might have occurred had the Puget Sound Acquisition taken place on January 1, 2020 and is not intended to be a projection of future results.

	Years Ended December 31,
	2021	2020
	(In thousands)
Sales and other revenues	$21,476,142	$13,183,620
Net income (loss) attributable to HollyFrontier stockholders	$601,210	$(802,234)

HOLLYFRONTIER CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Continued

The following pro forma information for the years ended December 31, 2021 and 2020 presents the revenues and operating income (loss) for our Refining segment assuming the Puget Sound Acquisition had occurred on January 1, 2020.

	Years Ended December 31,
	2021	2020
	(In thousands)
Sales and other revenues	$19,445,558	$11,539,166
Income (loss) from operations	$509,450	$(934,061)

Sinclair
HFC Transactions: On August 2, 2021, HollyFrontier, Hippo Parent Corporation, a wholly owned subsidiary of HollyFrontier (“New Parent”), Hippo Merger Sub, Inc., a wholly owned subsidiary of New Parent (“Parent Merger Sub”), The Sinclair Companies (“Sinclair”), and Hippo Holding LLC, a wholly owned subsidiary of Sinclair (the “Target Company”), entered into a business combination agreement (the “Business Combination Agreement”). Pursuant to the Business Combination Agreement, HollyFrontier will acquire the Target Company by effecting (a) a holding company merger in accordance with Section 251(g) of the Delaware General Corporation Law whereby HollyFrontier will merge with and into Parent Merger Sub, with HollyFrontier surviving such merger as a direct wholly owned subsidiary of New Parent (the “HFC Merger”) and (b) immediately following the HFC Merger, a contribution whereby Sinclair will contribute all of the equity interests of the Target Company to New Parent in exchange for shares of New Parent, resulting in the Target Company becoming a direct wholly owned subsidiary of New Parent (the “Sinclair Oil Acquisition” and together with the HFC Merger, the “HFC Transactions”).

Under the terms of the Business Combination Agreement, at the effective time of the HFC Merger, (a) each share of common stock of HollyFrontier, par value $0.01 per share, will be automatically converted into one share of common stock of New Parent, par value $0.01 per share (“New Parent Common Stock”) and (b) immediately thereafter, Sinclair will contribute the equity interests in the Target Company to New Parent in exchange for 60,230,036 shares of New Parent Common Stock, subject to adjustment if, as a condition to obtaining antitrust clearance for the Sinclair Transactions (as defined below), HollyFrontier agrees to divest certain Woods Cross Refinery assets and the sales price for such assets does not exceed a threshold provided in the Business Combination Agreement.

On a pro forma basis following the closing, Sinclair is expected to own 26.75% of the outstanding common stock of New Parent, and HollyFrontier’s current stockholders are expected to hold in the aggregate 73.25% of the outstanding common stock of New Parent, based on HollyFrontier’s outstanding shares of common stock as of July 30, 2021.

Consummation of the HFC Transactions is subject to satisfaction or waiver of certain customary conditions, including, among others, the satisfaction of certain required regulatory consents and approvals, including the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act (the “HSR Act”); and the consummation of the HEP Transactions (as defined below), which will occur immediately prior to the HFC Transactions (the HEP Transactions, together with the HFC Transactions, the “Sinclair Transactions”). On August 23, 2021, each of HollyFrontier and Sinclair filed its respective premerger notification and report regarding the Sinclair Transactions with the U.S. Department of Justice and the U.S. Federal Trade Commission (the “FTC”) under the HSR Act. On September 22, 2021, HollyFrontier and Sinclair each received a request for additional information and documentary material (“Second Request”) from the FTC in connection with the FTC’s review of the Sinclair Transactions. Issuance of the Second Request extends the waiting period under the HSR Act until 30 days after both HollyFrontier and Sinclair have substantially complied with the Second Request, unless the waiting period is terminated earlier by the FTC or the parties otherwise commit not to close the Sinclair Transactions for some additional period of time. HollyFrontier and Sinclair are cooperating with the FTC staff in its review and are working diligently to satisfy the closing conditions as soon as possible.

The Business Combination Agreement automatically terminates if the HEP Transactions are terminated and contains other customary termination rights. In the event that certain events occur under specified circumstances outlined in the Business Combination Agreement, HollyFrontier could be required to pay Sinclair a termination fee equal to $200 million or $35 million as reimbursement for expenses.

HOLLYFRONTIER CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Continued

Upon closing of the Sinclair Transactions, HollyFrontier’s existing senior management team will operate the combined company. Under the definitive agreements, Sinclair will be granted the right to nominate two directors to the New Parent board of directors at the closing. The Sinclair stockholders have also agreed to certain customary lock up, voting and standstill restrictions, as well as customary registration rights, for the New Parent Common Stock to be issued to the stockholders of Sinclair. The new company will be headquartered in Dallas, Texas, with combined business offices in Salt Lake City, Utah. Following the consummation of the HFC Merger, New Parent will assume HollyFrontier’s listing on the New York Stock Exchange and will be renamed “HF Sinclair Corporation”.

HEP Transactions: On August 2, 2021, HEP, Sinclair, and Sinclair Transportation Company, a wholly owned subsidiary of Sinclair (“STC”), entered into a contribution agreement (the “Contribution Agreement”) pursuant to which the Partnership will acquire all of the outstanding shares of STC in exchange for 21 million newly issued common limited partner units of HEP and cash consideration equal to $325 million (the “HEP Transactions”).

The cash consideration for the HEP Transactions is subject to customary adjustments at closing for working capital of STC. The number of HEP common limited partner units to be issued to Sinclair at closing is subject to downward adjustment if, as a condition to obtaining antitrust clearance for the Sinclair Transactions, HEP agrees to divest a portion of its equity interest in UNEV Pipeline, LLC and the sales price for such interests does not exceed the threshold provided in the Contribution Agreement.

The Contribution Agreement contains customary representations, warranties and covenants of HEP, Sinclair and STC. The HEP Transactions are expected to close in 2022, subject to the satisfaction or waiver of certain customary conditions, including, among others, the receipt of certain required regulatory consents and approvals, including the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act, and the consummation of the HFC Transactions.

The Contribution Agreement automatically terminates if the HFC Transactions are terminated and contains other customary termination rights, including a termination right for each of the Partnership and Sinclair if, under certain circumstances, the closing does not occur by May 2, 2022 (the “Outside Date”), except that the Outside Date can be extended by either party by up to two 90 day periods to obtain any required antitrust clearance.

Upon closing of the HEP Transactions, HEP’s existing senior management team will continue to operate HEP. Under the definitive agreements, Sinclair will be granted the right to nominate one director to the HEP board of directors at the closing. The Sinclair stockholders have also agreed to certain customary lock up restrictions and registration rights for the HEP common limited partner units to be issued to the stockholders of Sinclair. HEP will continue to operate under the name Holly Energy Partners, L.P.

On August 2, 2021, in connection with the Sinclair Transactions, HEP and HollyFrontier entered into a Letter Agreement (“Letter Agreement”) pursuant to which, among other things, HEP and HollyFrontier agreed, upon the consummation of the Sinclair Transactions, to enter into amendments to certain of the agreements by and among HEP and HollyFrontier, including the master throughput agreement, to include within the scope of such agreements the assets to be acquired by HEP pursuant to the Contribution Agreement.

In addition, the Letter Agreement provides that if, as a condition to obtaining antitrust clearance for the Sinclair Transactions, HollyFrontier enters into a definitive agreement to divest its Woods Cross Refinery, then HEP would sell certain assets located at, or relating to, the Woods Cross Refinery to HollyFrontier in exchange for cash consideration equal to $232.5 million plus the certain accounts receivable of HEP in respect of such assets, with such sale to be effective immediately prior to the closing of the sale of the Woods Cross Refinery by HollyFrontier. The Letter Agreement also provides that HEP’s right to future revenues from HollyFrontier in respect of such Woods Cross Refinery assets will terminate at the closing of such sale.

Sonneborn
On November 12, 2018, we entered into an equity purchase agreement to acquire Sonneborn. The acquisition closed on February 1, 2019. Aggregate consideration totaled $701.6 million and consisted of $662.7 million in cash paid at acquisition, net of cash acquired. Sonneborn is a producer of specialty hydrocarbon chemicals such as white oils, petrolatums and waxes with manufacturing facilities in the United States and Europe.

HOLLYFRONTIER CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Continued

This transaction was accounted for as a business combination using the acquisition method of accounting, with the purchase price allocated to the fair value of the acquired Sonneborn assets and liabilities as of the February 1, 2019 acquisition date, with the excess purchase price recorded as goodwill. This goodwill was assigned to our Lubricants and Specialty Products segment and is not deductible for income tax purposes.

Fair values were as follows: cash and cash equivalents $38.9 million, current assets $139.4 million, properties, plants and equipment $168.2 million, goodwill $282.3 million, intangibles and other noncurrent assets $231.5 million, current liabilities $47.9 million and deferred income tax and other long-term liabilities $110.8 million.

Intangibles included customer relationships, trademarks, patents and technical know-how totaling $214.6 million that are being amortized on a straight-line basis over a 12-year period.

Our consolidated financial and operating results reflect the Sonneborn operations beginning February 1, 2019. Our results of operations include revenue and income before income taxes of $340.3 million and $5.1 million, respectively, for the period from February 1, 2019 through December 31, 2019 related to these operations.

NOTE 3:Leases

Lessee

We have operating and finance leases for land, buildings, pipelines, storage tanks, transportation and other equipment for our operations. Our leases have remaining terms of one to 58 years, some of which include options to extend the leases for up to 10 years. Certain of our leases for pipeline assets include provisions for variable payments which are based on a measure of throughput and also contain a provision for the lessor to adjust the rate per barrel periodically over the life of the lease. These variable costs are not included in the initial measurement of ROU assets and lease liabilities.

The following table presents the amounts and balance sheet locations of our operating and financing leases recorded on our consolidated balance sheets.

	December 31,
	2021	2020
	(In thousands)
Operating leases:
Operating lease right-of-use assets	$396,191	$350,548

Operating lease liabilities	110,606	97,937
Noncurrent operating lease liabilities	308,747	285,785
Total operating lease liabilities	$419,353	$383,722

Finance leases:
Properties, plants and equipment, at cost	$75,885	$24,321
Accumulated amortization	(8,945)	(5,713)
Properties, plants and equipment, net	$66,940	$18,608

Accrued liabilities	$10,510	$1,916
Other long-term liabilities	56,556	5,097
Total finance lease liabilities	$67,066	$7,013

HOLLYFRONTIER CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Continued

Supplemental balance sheet information related to our leases was as follows:

	December 31,
	2021	2020

Weighted average remaining lease term (in years)
Operating leases	7.4	7.2
Finance leases	8.6	3.3

Weighted average discount rate
Operating leases	3.8%	4.1%
Finance leases	3.9%	5.3%

The components of lease expense were as follows:

	Years Ended December 31,
	2021	2020	2019
	(In thousands)
Operating lease expense	$117,292	$121,608	$112,770
Finance lease expense:
Amortization of right-of-use assets	4,295	4,400	1,543
Interest on lease liabilities	733	415	334
Variable lease cost	3,645	3,580	4,449
Total lease expense	$125,965	$130,003	$119,096

Supplemental cash flow information related to leases was as follows:

	Years Ended December 31,
	2021	2020	2019
	(In thousands)
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$129,577	$126,313	$116,980
Operating cash flows from finance leases	$733	$415	$334
Financing cash flows from finance leases	$3,990	$2,995	$1,551

Right-of-use assets obtained in exchange for lease obligations:
Operating leases	$147,718	$18,823	$121,750
Finance leases	$64,334	$4,085	$2,096

HOLLYFRONTIER CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Continued

As of December 31, 2021, minimum future lease payments of our operating and finance lease obligations were as follows:

	Operating	Finance
	(In thousands)
2022	$122,907	$13,096
2023	106,008	11,438
2024	77,770	8,292
2025	29,589	7,567
2026	22,046	6,711
Thereafter	143,337	33,208
Future minimum lease payments	501,657	80,312
Less: imputed interest	82,304	13,246
Total lease obligations	419,353	67,066
Less: current obligations	110,606	10,510
Long-term lease obligations	$308,747	$56,556

Lessor

Our consolidated statements of operations reflect lease revenue recognized by HEP for contracts with third parties in which HEP is the lessor.

Substantially all of the assets supporting contracts meeting the definition of a lease have long useful lives, and HEP believes these assets will continue to have value when the current agreements expire due to HEP's risk management strategy for protecting the residual fair value of the underlying assets by performing ongoing maintenance during the lease term.

One of HEP’s throughput agreements with Delek US Holdings, Inc. (“Delek”) was partially renewed during the year ended December 31, 2020. Certain components of this agreement met the criteria of sales-type leases since the underlying assets are not expected to have an alternative use at the end of the lease term to anyone other than Delek. Under sales-type lease accounting, at the commencement date, the lessor recognizes a net investment in the lease, based on the estimated fair value of the underlying leased assets at contract inception, and derecognizes the underlying assets with the difference recorded as selling profit or loss arising from the lease. Therefore, HEP recognized a gain on sales-type leases totaling $33.8 million during the year ended December 31, 2020. This sales-type lease transaction, including the related gain, was a non-cash transaction.

Lease income recognized was as follows:

	Years Ended December 31,
	2021	2020	2019
	(In thousands)
Operating lease revenues	$15,281	$22,636	$33,242
Gain on sales-type leases	$—	$33,834	$—
Sales-type lease interest income	$2,545	$1,928	$—
Lease revenues relating to variable lease payments not included in measurement of the sales-type lease receivable	$2,162	$1,690	$—

For HEP’s sales-type leases, HEP included customer obligations related to minimum volume requirements in guaranteed minimum lease payments. Portions of HEP’s minimum guaranteed pipeline tariffs for assets subject to sales-type lease accounting are recorded as interest income with the remaining amounts recorded as a reduction in net investment in leases. HEP recognized any billings for throughput volumes in excess of minimum volume requirements as variable lease payments, and these variable lease payments were recorded in lease revenues.

HOLLYFRONTIER CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Continued

Annual minimum undiscounted lease payments in which HEP is a lessor to third-party contracts as of December 31, 2021 were as follows:

	Operating	Sales-type
	(In thousands)
2022	$9,810	$2,955
2023	9,676	2,955
2024	9,676	2,955
2025	2,681	2,955
2026	—	2,955
Thereafter	—	24,380
Total lease payment receipts	$31,843	39,155
Less: imputed interest		(29,716)
		9,439
Unguaranteed residual assets at end of leases		25,182
Net investment in leases		$34,621

Net investment in sales-type leases recorded on our consolidated balance sheet was composed of the following:

	December 31, 2021	December 31, 2020
	(In thousands)
Lease receivables	$24,962	$26,045
Unguaranteed residual assets	9,659	8,985
Net investment in leases	$34,621	$35,030

NOTE 4:Holly Energy Partners

HEP is a publicly held master limited partnership that owns and operates logistic assets consisting of petroleum product and crude oil pipelines, terminals, tankage, loading rack facilities and refinery processing units that principally support our refining and marketing operations, as well as other third-party refineries, in the Mid-Continent, Southwest and Rocky Mountains geographic regions of the United States. Additionally, as of December 31, 2021, HEP owned a 75% interest in UNEV Pipeline, LLC (“UNEV”), the owner of a pipeline running from Woods Cross, Utah to Las Vegas, Nevada and associated product terminals, and a 50% ownership interest in each of Osage Pipe Line Company, LLC, the owner of a pipeline running from Cushing, Oklahoma to El Dorado, Kansas (the “Osage Pipeline”); Cheyenne Pipeline, LLC, the owner of a pipeline running from Fort Laramie, Wyoming to Cheyenne, Wyoming (the “Cheyenne Pipeline”) and Cushing Connect Pipeline & Terminal LLC (“Cushing Connect”), the owner of a crude oil storage terminal in Cushing, Oklahoma and a pipeline that runs from Cushing, Oklahoma to our Tulsa Refineries.

At December 31, 2021, we owned a 57% limited partner interest and a non-economic general partner interest in HEP. As the general partner of HEP, we have the sole ability to direct the activities that most significantly impact HEP's financial performance, and therefore as HEP's primary beneficiary, we consolidate HEP.

HEP has two primary customers (including us) and generates revenues by charging tariffs for transporting petroleum products and crude oil though its pipelines, by charging fees for terminalling refined products and other hydrocarbons, and by storing and providing other services at its storage tanks and terminals. Under our long-term transportation agreements with HEP (discussed further below), we accounted for 79% of HEP’s total revenues for the year ended December 31, 2021. We do not provide financial or equity support through any liquidity arrangements and / or debt guarantees to HEP.

HEP has outstanding debt under a senior secured revolving credit agreement and its senior notes. HEP’s creditors have no recourse to our assets. Furthermore, our creditors have no recourse to the assets of HEP and its consolidated subsidiaries. See Note 13 for a description of HEP’s debt obligations.

HOLLYFRONTIER CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Continued

HEP has risk associated with its operations. If a major customer of HEP were to terminate its contracts or fail to meet desired shipping or throughput levels for an extended period of time, revenue would be reduced and HEP could suffer substantial losses to the extent that a new customer is not found. In the event that HEP incurs a loss, our operating results will reflect HEP’s loss, net of intercompany eliminations, to the extent of our ownership interest in HEP at that point in time.

Cushing Connect Joint Venture
In October 2019, HEP Cushing LLC, a wholly-owned subsidiary of HEP, and Plains Marketing, L.P., a wholly-owned subsidiary of Plains All American Pipeline, L.P. (“Plains”), formed a 50/50 joint venture, Cushing Connect, for (i) the development, construction, ownership and operation of a new 160,000 barrel per day common carrier crude oil pipeline (the “Cushing Connect Pipeline”) connects the Cushing, Oklahoma crude oil hub to our Tulsa Refineries and (ii) the ownership and operation of 1.5 million barrels of crude oil storage in Cushing, Oklahoma (the “Cushing Connect Terminal”). The Cushing Connect Terminal was fully in service beginning in April 2020, and the Cushing Connect Pipeline was placed in service at the end of the third quarter of 2021. Long-term commercial agreements have been entered into to support the Cushing Connect assets.

Cushing Connect entered into a contract with an affiliate of HEP to manage the operation of the Cushing Connect Pipeline and with an affiliate of Plains to manage the operation of the Cushing Connect Terminal. The total investment in Cushing Connect will be shared proportionately among the partners. However, HEP is solely responsible for any Cushing Connect Pipeline construction costs that exceed the budget by more than 10%. HEP’s share of the cost of the Cushing Connect Terminal contributed by Plains and Cushing Connect Pipeline construction costs are approximately $70.0 million to $75.0 million.

Transportation Agreements
HEP serves our refineries under long-term pipeline, terminal and tankage throughput agreements and refinery processing tolling agreements expiring from 2022 through 2036. Under these agreements, we pay HEP fees to transport, store and process throughput volumes of refined products, crude oil and feedstocks on HEP's pipelines, terminals, tankage, loading rack facilities and refinery processing units that result in minimum annual payments to HEP including UNEV (a consolidated subsidiary of HEP). Under these agreements, the agreed upon tariff rates are subject to annual tariff rate adjustments on July 1 at a rate based upon the percentage change in Producer Price Index or Federal Energy Regulatory Commission index. As of December 31, 2021, these agreements required minimum annualized payments to HEP of $352.8 million.

Our transactions with HEP and fees paid under our transportation agreements with HEP and UNEV are eliminated and have no impact on our consolidated financial statements.

NOTE 5:Revenues

Substantially all revenue-generating activities relate to sales of refined product and excess crude oil inventories sold at market prices (variable consideration) under contracts with customers. Additionally, we have revenues attributable to HEP logistics services provided under petroleum product and crude oil pipeline transportation, processing, storage and terminalling agreements with third parties.

HOLLYFRONTIER CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Continued

Disaggregated revenues were as follows:

	Years Ended December 31,
	2021	2020	2019
	(In thousands)
Revenues by type
Refined product revenues
Transportation fuels (1)	$13,414,543	$7,825,625	$12,952,899
Specialty lubricant products (2)	2,322,242	1,657,344	1,864,450
Asphalt, fuel oil and other products (3)	948,581	672,371	1,025,663
Total refined product revenues	16,685,366	10,155,340	15,843,012
Excess crude oil revenues (4)	1,547,696	884,248	1,470,148
Transportation and logistic services	103,646	98,039	121,027
Other revenues (5)	52,434	46,016	52,391
Total sales and other revenues	$18,389,142	$11,183,643	$17,486,578

	Years Ended December 31,
	2021	2020	2019
	(In thousands)
Refined product revenues by market
United States
Mid-Continent	$9,094,885	$5,096,268	$8,424,191
Southwest	3,477,562	2,310,432	3,621,273
Rocky Mountains/Pacific Northwest	2,118,619	1,311,416	2,208,541
Northeast	824,900	552,069	578,932
Canada	836,317	616,683	721,169
Europe, Asia and Latin America	333,083	268,472	288,906
Total refined product revenues	$16,685,366	$10,155,340	$15,843,012

(1)Transportation fuels consist of gasoline, diesel and jet fuel. For the year ended December 31, 2020, $1.6 million is reported in our Corporate and Other segment.
(2)Specialty lubricant products consist of base oil, waxes, finished lubricants and other specialty fluids.
(3)Asphalt, fuel oil and other products revenue include revenues attributable to our Refining and Lubricants and Specialty Products segments of $724.3 million and $224.3 million, respectively, for the year ended December 31, 2021. For the year ended December 31, 2020 such revenues attributable to our Refining, Lubricants and Specialty Products and Corporate and Other segments were $533.5 million, $135.4 million and $3.5 million respectively. For the year ended December 31, 2019 such revenue attributable to our Refining and Lubricants and Specialty Products segments were $808.9 million and $216.8 million, respectively.
(4)Excess crude oil revenues represent sales of purchased crude oil inventory that at times exceeds the supply needs of our refineries.
(5)Other revenues are principally attributable to our Refining segment.

HOLLYFRONTIER CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Continued

Our consolidated balance sheets reflect contract liabilities related to unearned revenues attributable to future service obligations under HEP’s third-party transportation agreements and production agreements from our Sonneborn operations. The following table presents changes to contract liabilities:

	Years Ended December 31,
	2021	2020	2019
	(In thousands)
Balance at January 1	$6,738	$4,652	$132
Sonneborn acquisition	—	—	6,463
Increase	32,301	28,746	26,751
Recognized as revenue	(29,761)	(26,660)	(28,694)
Balance at December 31	$9,278	$6,738	$4,652

As of December 31, 2021, we have long-term contracts with customers that specify minimum volumes of gasoline, diesel, lubricants and specialty products to be sold ratably at market prices through 2025. Such volumes are typically nominated in the month preceding delivery and delivered ratably throughout the following month. Future prices are subject to market fluctuations and therefore, we have elected the exemption to exclude variable consideration under these contracts under ASC 606-10-50-14A. Aggregate minimum volumes expected to be sold (future performance obligations) under our long-term product sales contracts with customers are as follows:

	2022	2023	2024	2025	Total
	(In thousands)
Refined product sales volumes (barrels)	13,771	12,795	11,697	1	38,264
Additionally, HEP has long-term contracts with third-party customers that specify minimum volumes of product to be transported through its pipelines and terminals that result in fixed-minimum annual revenues through 2025. Annual minimum revenues attributable to HEP’s third-party contracts as of December 31, 2021 are presented below:

	2022	2023	2024	2025	Total
	(In thousands)
HEP contractual minimum revenues	$11,770	$9,676	$9,676	$2,681	$33,803

For the year ended December 31, 2021, we had one customer, Shell, together with certain of its affiliates, that accounted for 10% or more of our total annual revenues at approximately 13%. We had no customers which had accounted for over 10% of our annual revenues for the years ended December 31, 2020 or 2019.

NOTE 6:Fair Value Measurements

Our financial instruments measured at fair value on a recurring basis consist of derivative instruments and RINs credit obligations.

Fair value measurements are derived using inputs (assumptions that market participants would use in pricing an asset or liability, including assumptions about risk). GAAP categorizes inputs used in fair value measurements into three broad levels as follows:

•(Level 1) Quoted prices in active markets for identical assets or liabilities.
•(Level 2) Observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets, similar assets and liabilities in markets that are not active or can be corroborated by observable market data.
•(Level 3) Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. This includes valuation techniques that involve significant unobservable inputs.

HOLLYFRONTIER CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Continued

The carrying amounts of derivative instruments and RINs credit obligations were as follows:

	Carrying Amount	Fair Value by Input Level
Financial Instrument		Level 1	Level 2	Level 3
	(In thousands)
December 31, 2021
Assets:
Commodity forward contracts	$286	$—	$286	$—
Foreign currency forward contracts	6,177	—	6,177	—
Total assets	$6,463	$—	$6,463	$—

Liabilities:
NYMEX futures contracts	$1,269	$1,269	$—	$—
Commodity forward contracts	566	—	566	—
RINs credit obligations (1)	9,429	—	9,429	—
Total liabilities	$11,264	$1,269	$9,995	$—

	Carrying Amount	Fair Value by Input Level
Financial Instrument		Level 1	Level 2	Level 3
	(In thousands)
December 31, 2020
Assets:
Commodity forward contracts	$275	$—	$275	$—
Total assets	$275	$—	$275	$—

Liabilities:
NYMEX futures contracts	$418	$418	$—	$—
Commodity price swaps	359	—	359	—
Commodity forward contracts	196	—	196	—
Foreign currency forward contracts	23,005	—	23,005	—
Total liabilities	$23,978	$418	$23,560	$—

(1)Represent obligations for RINs credits for which we did not have sufficient quantities at December 31, 2021 to satisfy our Environmental Protection Agency (“EPA”) regulatory blending requirements.

Level 1 Financial Instruments
Our NYMEX futures contracts are exchange traded and are measured and recorded at fair value using quoted market prices, a Level 1 input.

Level 2 Financial Instruments
Derivative instruments consisting of foreign currency forward contracts, commodity price swaps and forward sales and purchase contracts are measured and recorded at fair value using Level 2 inputs. The fair value of the commodity price swap contracts is based on the net present value of expected future cash flows related to both variable and fixed rate legs of the respective swap agreements. The measurements are computed using market-based observable input and quoted forward commodity prices with respect to our commodity price swaps. The fair value of the forward sales and purchase contracts are computed using quoted forward commodity prices. RINs credit obligations are valued based on current market RINs prices. The fair value of foreign currency forward contracts are based on values provided by a third party, which were derived using market quotes for similar type instruments, a Level 2 input.

HOLLYFRONTIER CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Continued

Nonrecurring Fair Value Measurements
During the year ended December 31, 2020, we recognized goodwill and long-lived asset impairment charges based on fair value measurements utilized during our goodwill and long-lived asset impairment testing (see Note 11). The fair value measurements were based on a combination of valuation methods including discounted cash flows, the guideline public company and guideline transaction methods and obsolescence adjusted replacement costs, all of which are Level 3 inputs.

During the year ended December 31, 2020, HEP recognized a gain on sales-type leases (see Note 3). The estimated fair value of the underlying leased assets at contract inception and the present value of the estimated unguaranteed residual asset at the end of the lease term were used in determining the net investment in leases and related recognized gain on sales-type leases. The asset valuation estimates included Level 3 inputs based on a replacement cost valuation method.

NOTE 7:Earnings Per Share

Basic earnings per share is calculated as net income (loss) attributable to HollyFrontier stockholders, adjusted for participating securities’ share in earnings divided by the average number of shares of common stock outstanding. Diluted earnings per share includes the incremental shares resulting from certain share-based awards. The following is a reconciliation of the denominators of the basic and diluted per share computations for net income (loss) attributable to HollyFrontier stockholders:

	Years Ended December 31,
	2021	2020	2019
	(In thousands, except per share data)
Net income (loss) attributable to HollyFrontier stockholders	$558,324	$(601,448)	$772,388
Participating securities’ share in earnings (1)	7,465	1,811	1,034
Net income (loss) attributable to common shares	$550,859	$(603,259)	$771,354
Average number of shares of common stock outstanding	162,569	161,983	166,287
Effect of dilutive variable restricted stock units and performance share units	—	—	1,098
Average number of shares of common stock outstanding assuming dilution	162,569	161,983	167,385
Basic earnings (loss) per share	$3.39	$(3.72)	$4.64
Diluted earnings (loss) per share	$3.39	$(3.72)	$4.61

(1)Unvested restricted stock unit awards and unvested performance share units that settle in HollyFrontier common stock represent participating securities because they participate in nonforfeitable dividends or distributions with the common stockholders of HollyFrontier. Participating earnings represent the distributed and undistributed earnings of HollyFrontier attributable to the participating securities. Unvested restricted stock unit awards and performance share units do not participate in undistributed net losses as they are not contractually obligated to do so.

NOTE 8:Stock-Based Compensation

We have a principal share-based compensation plan (the “2020 Long-Term Incentive Plan”) that provides for the grant of unrestricted and restricted stock, restricted stock units, other stock based awards, stock options, performance awards, substitute awards, cash awards and stock appreciation rights. Subject to adjustment for certain events, an aggregate of 6,019,255 of these awards may be issued pursuant to awards granted under the 2020 Long-Term Incentive Plan. We also have a long-term incentive compensation plan which expired pursuant to its terms on December 31, 2020, but continues to govern outstanding equity awards granted thereunder and the plan will be terminated following the settlement of all outstanding awards granted thereunder. Our accounting policy for the recognition of compensation expense for awards with pro-rata vesting is to expense the costs ratably over the vesting periods. Share-based awards paid in cash upon vesting are accounted for as liability awards and recorded at fair value at the end of each reporting period with a mark-to-mark adjustment recognized in earnings.

In July 2021, we adopted a stock compensation deferral plan which allows non-employee directors to defer settlement of vested stock granted under our share-based compensation plan. This plan was effective October 1, 2021.

HOLLYFRONTIER CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Continued

The compensation expense and associated tax benefit were as follows:

	Years Ended December 31,
	2021	2020	2019
	(In thousands)
Compensation expense:
Restricted stock units	$29,453	$23,539	$26,833
Performance stock units	12,591	6,130	14,679
Total compensation expense	$42,044	$29,669	$41,512
Tax benefit recognized on compensation expense	$10,545	$3,965	$13,253

Additionally, HEP maintains a share-based compensation plan for Holly Logistic Services, L.L.C.'s non-employee directors and certain executives and employees. Compensation cost attributable to HEP’s share-based compensation plan was $2.6 million, $2.2 million and $2.5 million for the years ended December 31, 2021, 2020 and 2019, respectively.

Restricted Stock Units
Under our long-term incentive plan, we grant certain officers and other key employees restricted stock unit awards, which are payable in stock or cash and generally vest over a period of three years. Restricted stock unit award recipients have the right to receive dividends, however, restricted stock units do not have any other rights of absolute ownership. Upon vesting, restrictions on the restricted stock units lapse at which time they convert to common shares or cash. In addition, we grant non-employee directors restricted stock unit awards, which typically vest over a period of one year and are payable in stock. The fair value of each restricted stock unit award is measured based on the grant date market price of our common shares and is amortized over the respective vesting period. We account for forfeitures on an estimated basis.

A summary of restricted stock unit activity during the year ended December 31, 2021 is presented below:

Restricted Stock Units	Grants	Weighted Average Grant Date Fair Value

Outstanding at January 1, 2021	2,057,045	$29.76
Granted	564,146	$33.95
Vested	(840,648)	$33.76
Forfeited	(176,003)	$29.98
Outstanding at December 31, 2021	1,604,540	$29.11

For the years ended December 31, 2021, 2020 and 2019, restricted stock and restricted stock units vested having a grant date fair value of $28.4 million, $28.2 million and $30.9 million, respectively. For the years ended December 31, 2020 and 2019, we granted restricted stock units having a weighted average grant date fair value of $22.20 and $52.62, respectively. As of December 31, 2021, there was $29.7 million of total unrecognized compensation cost related to non-vested restricted stock unit grants. That cost is expected to be recognized over a weighted-average period of 1.6 years. For the years ended December 31, 2021, 2020 and 2019, we paid $3.4 million, $1.3 million and $1.7 million, respectively, in cash equal to the value of the stock award on the vest date to certain employees to settle 105,459, 55,222 and 32,648, respectively, restricted stock units.

Performance Share Units
Under our long-term incentive plan, we grant certain officers and other key employees performance share units, which are payable in stock or cash upon meeting certain criteria over the service period, and generally vest over a period of three years. Under the terms of our performance share unit grants, awards are subject to “financial performance” and “market performance” criteria. Financial performance is based on our financial performance compared to a peer group of independent refining companies, while market performance is based on the relative standing of total shareholder return achieved by HollyFrontier compared to peer group companies. The number of shares ultimately issued or cash paid under these awards can range from zero to 200% of target award amounts. Holders of performance share units have the right to receive dividend equivalents and other distributions with respect to such performance share units based on the target level of payout.

HOLLYFRONTIER CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Continued

A summary of performance share unit activity and changes during the year ended December 31, 2021 is presented below:

Performance Share Units	Grants	Weighted Average Grant Date Fair Value

Outstanding at January 1, 2021	635,204	$35.45
Granted	320,717	$38.50
Vested	(53,145)	$84.35
Forfeited	(38,150)	$37.27
Outstanding at December 31, 2021	864,626	$33.49

For the year ended December 31, 2021, we issued 67,846 shares of common stock, representing a 125% payout on vested performance share units having a grant date fair value of $4.5 million. For the years ended December 31, 2020 and 2019, we issued common stock upon the vesting of the performance share units having a grant date fair value of $6.2 million and $7.3 million, respectively. As of December 31, 2021, there was $23.1 million of total unrecognized compensation cost related to non-vested performance share units. That cost is expected to be recognized over a weighted-average period of 2.1 years.

NOTE 9:Inventories

Inventory consists of the following components:

	December 31,
	2021	2020
	(In thousands)
Crude oil	$630,873	$451,967
Other raw materials and unfinished products (1)	530,067	260,495
Finished products (2)	726,930	595,696
Lower of cost or market reserve	(8,739)	(318,862)
Process chemicals (3)	43,025	35,006
Repairs and maintenance supplies and other (4)	199,972	149,174
Total inventory	$2,122,128	$1,173,476

(1)Other raw materials and unfinished products include feedstocks and blendstocks, other than crude.
(2)Finished products include gasolines, jet fuels, diesels, lubricants, asphalts, LPG’s and residual fuels.
(3)Process chemicals include additives and other chemicals.
(4)Includes RINs

Our inventories that are valued at the lower of LIFO cost or market reflect a valuation reserve of $318.9 million at December 31, 2020. The December 31, 2020 market reserve of $318.9 million was reversed due to the sale of inventory quantities that gave rise to the 2020 reserve. The effect of the change in the lower of cost or market reserve was a decrease to cost of products sold totaling $310.1 million for the year ended December 31, 2021, an increase of $78.5 million for the year ended December 31, 2020 and a decrease of $119.8 million for the year ended December 31, 2019.

At December 31, 2021, the replacement cost of our refining inventories exceeded the LIFO carrying value. The excess of replacement cost over the LIFO value of inventory was $111.1 million at December 31, 2021. For the year ended December 31, 2020, we recognized a charge of $36.9 million to cost of products sold as we liquidated certain quantities of LIFO inventory at our Cheyenne Refinery that were carried at historical acquisition costs above market prices at the time of liquidation.

In the fourth quarter of 2021, we built renewable feedstock inventory in connection with our Cheyenne renewable diesel unit and as of December 31, 2021, the market value was below the LIFO carrying value. As a result, we recorded a lower of cost or market inventory valuation reserve of $8.7 million.

HOLLYFRONTIER CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Continued

During the three months ended September 30, 2019, the EPA granted the Cheyenne Refinery and the Woods Cross Refinery each a one-year small refinery exemption from the Renewable Fuel Standard (“RFS”) program requirements for the 2018 calendar year end. As a result, the Cheyenne Refinery’s and the Woods Cross Refinery’s gasoline and diesel production are not subject to the Renewable Volume Obligation (“RVO”) for 2018. In the third quarter of 2019, we increased our inventory of RINs and reduced our cost of products sold by $36.6 million representing the net cost of the RINs charge to cost of products sold in 2018, less the loss incurred for selling 2018 vintage RINs in excess of those which we can use subject to the 20% carryover limit.

NOTE 10:Properties, Plants and Equipment

The components of properties, plants and equipment are as follows:

	December 31,
	2021	2020
	(In thousands)
Land, buildings and improvements	$607,554	$517,829
Refining facilities	4,839,926	4,202,524
Pipelines and terminals	1,956,008	1,786,279
Transportation vehicles	27,809	26,715
Other fixed assets	306,606	400,159
Construction in progress	710,304	366,011
	8,448,207	7,299,517
Accumulated depreciation	(3,033,353)	(2,726,378)
	$5,414,854	$4,573,139

We capitalized interest attributable to construction projects of $15.2 million, $4.1 million and $2.5 million for the years ended December 31, 2021, 2020 and 2019, respectively.

Depreciation expense was $329.4 million, $333.0 million and $334.2 million for the years ended December 31, 2021, 2020 and 2019, respectively.

NOTE 11:Goodwill, Long-lived Assets and Intangibles

Goodwill and long-lived assets
As of December 31, 2021, our goodwill balance was $2.3 billion. The carrying amount of our goodwill may fluctuate from period to period due to the effects of foreign currency translation adjustments on goodwill assigned to our Lubricants and Specialty Products segment.

HOLLYFRONTIER CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Continued

The following is a summary of our goodwill by segment:

	Refining	Lubricants and Specialty Products	HEP	Total
	(In thousands)
Balance at December 31, 2020	$1,733,472	$247,590	$312,873	$2,293,935
Foreign currency translation adjustment	—	(891)	—	(891)
Balance at December 31, 2021	$1,733,472	$246,699	$312,873	$2,293,044

Balance at December 31, 2021
Goodwill	$2,042,790	$481,278	$312,873	$2,836,941
Accumulated impairment losses	(309,318)	(234,579)	—	(543,897)
	$1,733,472	$246,699	$312,873	$2,293,044

We performed our annual goodwill impairment testing quantitatively as of July 1, 2021 and determined there was no impairment of goodwill attributable to our reporting units. Additionally, there was no impairment of long-lived assets during the years ended December 31, 2021 and 2019. See below for discussion of our goodwill impairments recognized in 2020 and 2019 and long-lived assets impairment recognized in 2020.

During the second quarter of 2020, we determined that indicators of potential goodwill and long-lived asset impairments were present and performed recoverability testing for long-lived assets and an interim test for goodwill impairment as of May 31, 2020. Impairment indicators included the recent economic slowdown caused by the COVID-19 pandemic, reductions in the prices of our finished goods and raw materials and the related decrease in our gross margins, as well as the recent decline in our market capitalization. Additionally, our second quarter 2020 announcement of the planned conversion of our Cheyenne Refinery to renewable diesel production was also considered a triggering event requiring assessment of potential impairments to the carrying value of our Cheyenne Refinery asset group. As a result of our long-lived asset recoverability testing, we determined that the carrying value of the long-lived assets of our Cheyenne Refinery and PCLI asset groups were not recoverable, and thus recorded long-lived asset impairment charges of $232.2 million and $204.7 million, respectively, in the second quarter of 2020. Our interim goodwill impairment testing indicated that there was no impairment of goodwill at our Refining and Lubricants and Specialty Products reporting units as of May 31, 2020. The estimated fair values of the Cheyenne Refinery and PCLI asset groups were determined using a combination of the income and cost approaches. The income approach was based on management’s best estimates of the expected future cash flows over the remaining useful life of the asset group. The cost approach utilized assumptions for the current replacement costs of similar assets adjusted for estimated depreciation and economic obsolescence. These fair value measurements involve significant unobservable inputs (Level 3 inputs). See Note 6 for further discussion of Level 3 inputs.

During the fourth quarter of 2020, we incurred long-lived asset impairment charges of $26.5 million for construction-in-progress, consisting primarily of engineering work for potential upgrades to certain processing units at our Tulsa and El Dorado Refineries. During the fourth quarter of 2020, we concluded not to pursue these projects in light of recent economic and market conditions.

Additionally, in the fourth quarter of 2020, our annual budgeting process identified downward forecast revisions specific to the Sonneborn reporting unit within our Lubricants and Specialty Products segment; largely from declines in gross margin as compared to historic levels and an increase in forecasted capital expenditures. As such, we concluded it was more likely than not that the carrying value of the Sonneborn reporting unit exceeded its fair value, and we performed an interim quantitative test for goodwill impairment as of December 1, 2020. As a result of our impairment testing, we recognized a goodwill impairment charge of $81.9 million during the fourth quarter of 2020 for the Sonneborn reporting unit. No other reporting units required an interim impairment test during the fourth quarter of 2020.

During the year ended December 31, 2019, we recorded a goodwill impairment charge of $152.7 million to fully impair the goodwill of the PCLI reporting unit included in our Lubricants and Specialty Products segment.

HOLLYFRONTIER CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Continued

The estimated fair values of our reporting units tested quantitatively were derived using a combination of income and market approaches. The income approach reflects expected future cash flows based on estimated forecasted production levels, selling prices, gross margins, operating costs and capital expenditures. Our market approaches include both the guideline public company and guideline transaction methods. Both methods utilize pricing multiples derived from historical market transactions of other like kind assets. These fair value measurements involve significant unobservable inputs (Level 3 inputs). See Note 6 for further discussion of Level 3 inputs.

A reasonable expectation exists that further deterioration in our operating results or overall economic conditions could result in an impairment of goodwill and / or additional long-lived assets impairments at some point in the future. Future impairment charges could be material to our results of operations and financial condition.

Intangibles
The carrying amounts of our intangible assets presented in “Intangibles and other” on our consolidated balance sheets are as follows:

		December 31
	Useful Life	2021	2020
		(In thousands)
Customer relationships	10 - 20 years	$237,856	$239,773
Transportation agreements	30 years	59,933	59,933
Trademarks, patents and other	10 - 20 years	157,392	157,120
		455,181	456,826
Accumulated amortization		(156,123)	(122,024)
Total intangibles, net		$299,058	$334,802

Amortization expense was $35.6 million, $34.1 million and $33.8 million for the years ended December 31, 2021, 2020 and 2019, respectively and expected to approximate $34.4 million for each of the next five years.

NOTE 12:Environmental

We expensed $7.8 million, $7.1 million and $11.2 million for the years ended December 31, 2021, 2020 and 2019, respectively, for environmental remediation obligations. The accrued environmental liability reflected on our consolidated balance sheets was $117.2 million and $115.0 million at December 31, 2021 and 2020, respectively, of which $99.1 million and $94.0 million, respectively, were classified as other long-term liabilities. These accruals include remediation and monitoring costs expected to be incurred over an extended period of time (up to 30 years for certain projects). Estimated liabilities could increase in the future when the results of ongoing investigations become known, are considered probable and can be reasonably estimated.

NOTE 13:Debt

HollyFrontier Credit Agreement
On April 30, 2021, we amended our $1.35 billion senior unsecured revolving credit facility to extend the maturity date to April 30, 2026 (the “HollyFrontier Credit Agreement”). On December 27, 2021, the HollyFrontier Credit Agreement was further amended to provide an alternative reference rate for loans denominated in Euros and Sterling and to further supplement the reference rate replacement procedures for loans denominated in U.S. dollars following the anticipated cessation of LIBOR. The HollyFrontier Credit Agreement may be used for revolving credit loans and letters of credit from time to time and is available to fund general corporate purposes. At December 31, 2021, we were in compliance with all covenants, had no outstanding borrowings and had outstanding letters of credit totaling $2.3 million under the HollyFrontier Credit Agreement.

HOLLYFRONTIER CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Continued

Indebtedness under the HollyFrontier Credit Agreement bears interest, at our option, at either (a) the alternate base rate (as defined in the HollyFrontier Credit Agreement) plus an applicable margin (ranging from 0.25% - 1.125%), (b) the LIBO Rate (as defined in the HollyFrontier Credit Agreement) plus an applicable margin (ranging from 1.25% to 2.125%), or c) the CDOR Rate (as defined in the HollyFrontier Credit Agreement) plus an applicable margin (ranging from 1.25% to 2.125%) for Canadian dollar denominated borrowings.

HEP Credit Agreement
On April 30, 2021, HEP amended its $1.4 billion senior secured revolving credit facility decreasing the commitments under the facility to $1.2 billion and extending the maturity to July 27, 2025 (the “HEP Credit Agreement”). The HEP Credit Agreement is available to fund capital expenditures, investments, acquisitions, distribution payments, working capital and for general partnership purposes. It is also available to fund letters of credit up to a $50 million sub-limit and continues to provide for an accordion feature that allows HEP to increase the commitments under the HEP Credit Agreement up to a maximum amount of $1.7 billion. At December 31, 2021, HEP was in compliance with all of its covenants, had outstanding borrowings of $840.0 million and no outstanding letters of credit under the HEP Credit Agreement.

Prior to the Investment Grade Date (as defined in the HEP Credit Agreement), indebtedness under the HEP Credit Agreement bears interest, at HEP’s option, at either (a) the alternate base rate (as defined in the HEP Credit Agreement) plus an applicable margin or (b) the Eurodollar Rate (as defined in the HEP Credit Agreement) plus an applicable margin. In each case, the applicable margin is based upon HEP’s Total Leverage Ratio (as defined in the HEP Credit Agreement). The weighted average interest rate in effect under the HEP Credit Agreement on HEP’s borrowings was 2.35% and 2.58% as of December 31, 2021 and 2020, respectively.

HEP’s obligations under the HEP Credit Agreement are collateralized by substantially all of HEP’s assets and are guaranteed by HEP's material wholly-owned subsidiaries. Any recourse to the general partner would be limited to the extent of HEP Logistics Holdings, L.P.’s assets, which other than its investment in HEP are not significant. HEP’s creditors have no recourse to our other assets. Furthermore, our creditors have no recourse to the assets of HEP and its consolidated subsidiaries.

HollyFrontier Senior Notes
In September 2020, we completed a public offering of $350.0 million in aggregate principal amount of 2.625% senior notes maturing October 2023 (the “2.625% Senior Notes”) and $400.0 million in aggregate principal amount of 4.500% senior notes maturing October 2030 (the “4.500% Senior Notes”).

As a result, as of December 31, 2021, our outstanding senior notes consist of $1.0 billion in aggregate principal amount of 5.875% senior notes maturing April 2026 (the “5.875% Senior Notes”), the 2.625% Senior Notes and the 4.500% Senior Notes (collectively, the “HollyFrontier Senior Notes”). The HollyFrontier Senior Notes are unsecured and unsubordinated obligations of ours and rank equally with all our other existing and future unsecured and unsubordinated indebtedness.

HollyFrontier Financing Arrangements
Certain of our wholly owned subsidiaries entered into financing arrangements whereby such subsidiaries sold a portion of their precious metals catalyst to a financial institution and then leased back the precious metals catalyst in exchange for cash. The volume of the precious metals catalyst and the lease rate are fixed over the term of each lease, and the lease payments are recorded as interest expense. The current leases mature in one year or less. Upon maturity, we must either satisfy the obligation at fair market value or refinance to extend the maturity. These financing arrangements are recorded at a Level 2 fair value totaling $37.4 million and $43.9 million at December 31, 2021 and 2020, respectively, and are included in “Accrued liabilities” on our consolidated balance sheets. See Note 6 for additional information on Level 2 inputs.

HEP Senior Notes
In February 2020, HEP closed a private placement of $500.0 million in aggregate principal amount of 5.0% HEP senior unsecured notes maturing in February 2028 (the “HEP Senior Notes”). Subsequently, in February 2020, HEP redeemed its existing $500.0 million aggregate principal amount of 6.0% senior notes maturing August 2024 at a redemption cost of $522.5 million. HEP recognized a $25.9 million early extinguishment loss consisting of a $22.5 million debt redemption premium and unamortized discount and financing costs of $3.4 million.

HOLLYFRONTIER CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Continued

The HEP Senior Notes are unsecured and impose certain restrictive covenants, including limitations on HEP’s ability to incur additional indebtedness, make investments, sell assets, incur certain liens, pay distributions, enter into transactions with affiliates, and enter into mergers. HEP was in compliance with the restrictive covenants for the HEP Senior Notes as of December 31, 2021. At any time when the HEP Senior Notes are rated investment grade by either Moody’s or Standard & Poor’s and no default or event of default exists, HEP will not be subject to many of the foregoing covenants. Additionally, HEP has certain redemption rights under the HEP Senior Notes.

Indebtedness under the HEP Senior Notes is guaranteed by HEP’s wholly-owned subsidiaries. HEP’s creditors have no recourse to our assets. Furthermore, our creditors have no recourse to the assets of HEP and its consolidated subsidiaries.

The carrying amounts of long-term debt are as follows:

	December 31,
	2021	2020
	(In thousands)
HollyFrontier
2.625% Senior Notes	$350,000	$350,000
5.875% Senior Notes	1,000,000	1,000,000
4.500% Senior Notes	400,000	400,000
	1,750,000	1,750,000
Unamortized discount and debt issuance costs	(10,312)	(12,885)

Total HollyFrontier long-term debt	1,739,688	1,737,115

HEP Credit Agreement	840,000	913,500

HEP 5.000% Senior Notes
Principal	500,000	500,000
Unamortized discount and debt issuance costs	(6,951)	(7,897)

Total HEP long-term debt	1,333,049	1,405,603

Total long-term debt	$3,072,737	$3,142,718

The fair values of the senior notes are as follows:

	December 31,
	2021	2020
	(In thousands)

HollyFrontier Senior Notes	$1,912,753	$1,903,867

HEP Senior Notes	$502,705	$506,540

These fair values are based on a Level 2 input. See Note 6 for additional information on Level 2 inputs.

HOLLYFRONTIER CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Continued

Principal maturities of long-term debt as of December 31, 2021 are as follows:

Years Ending December 31,	(In thousands)
2022	$—
2023	350,000
2024	—
2025	840,000
2026	1,000,000
Thereafter	900,000
Total	$3,090,000

NOTE 14:Derivative Instruments and Hedging Activities

Commodity Price Risk Management
Our primary market risk is commodity price risk. We are exposed to market risks related to the volatility in crude oil and refined products, as well as volatility in the price of natural gas used in our refining operations. We periodically enter into derivative contracts in the form of commodity price swaps, forward purchase and sales and futures contracts to mitigate price exposure with respect to our inventory positions, natural gas purchases, sales prices of refined products and crude oil costs.

Foreign Currency Risk Management
We are exposed to market risk related to the volatility in foreign currency exchange rates. We periodically enter into derivative contracts in the form of foreign exchange forward contracts to mitigate the exposure associated with fluctuations on intercompany notes with our foreign subsidiaries that are not denominated in the U.S. dollar.

Accounting Hedges
We had swap contracts serving as cash flow hedges against price risk on forecasted purchases of natural gas that matured as of December 31, 2021. We also periodically have swap contracts to lock in basis spread differentials on forecasted purchases of crude oil and forward sales contracts that lock in the prices of future sales of crude oil and refined product. These contracts have been designated as accounting hedges and are measured at fair value with offsetting adjustments (gains / losses) recorded directly to other comprehensive income. These fair value adjustments are later reclassified to earnings as the hedging instruments mature.

The following table presents the pre-tax effect on other comprehensive income (“OCI”) and earnings due to fair value adjustments and maturities of hedging instruments under hedge accounting:

	Net Unrealized Gain (Loss) Recognized in OCI			Gain (Loss) Reclassified into Earnings
Derivatives Designated as Cash Flow Hedging Instruments	Years Ended December 31,			Statement of Operations Location	Years Ended December 31,
	2021	2020	2019		2021	2020	2019
(In thousands)
Commodity contracts	$31	$(4,871)	$(5,349)	Sales and other revenues	$(19,239)	$(5,168)	$(1,799)
				Cost of products sold	—	4,281	22,876
				Operating expenses	1,660	(1,717)	(1,364)
Total	$31	$(4,871)	$(5,349)		$(17,579)	$(2,604)	$19,713

HOLLYFRONTIER CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Continued

Economic Hedges
We have commodity contracts including NYMEX futures contracts to lock in prices on forecasted purchases and sales of inventory and forward purchase and sell contracts, as well as periodically have contracts to lock in basis spread differentials on forecasted purchases of crude oil and swap contracts to lock in the crack spread of WTI and gasoline, that serve as economic hedges (derivatives used for risk management, but not designated as accounting hedges). We also have forward currency contracts to fix the rate of foreign currency. In addition, our catalyst financing arrangements discussed in Note 13 could require repayment under certain conditions based on the future pricing of platinum, which is an embedded derivative. These contracts are measured at fair value with offsetting adjustments (gains / losses) recorded directly to earnings.

The following table presents the pre-tax effect on earnings due to maturities and fair value adjustments of our economic hedges:

	Gain (Loss) Recognized in Earnings
Derivatives Not Designated as Hedging Instruments		Years Ended December 31,
	Statement of Operations Location	2021	2020	2019
		(In thousands)
Commodity contracts	Cost of products sold	$(22,909)	$18,646	$(8,475)
	Interest expense	11,816	(4,250)	(6,427)
Foreign currency contracts	Gain (loss) on foreign currency transactions	(4,013)	(7,300)	(17,430)
	Total	$(15,106)	$7,096	$(32,332)

As of December 31, 2021, we have the following notional contract volumes related to outstanding derivative instruments (all maturing in 2022):

	Total Outstanding Notional	Unit of Measure
Derivatives designated as hedging instruments:
Forward crude oil contracts - short	70,000	Barrels
Derivatives not designated as hedging instruments:
NYMEX futures (WTI) - short	495,000	Barrels
Forward gasoline contracts - long	40,000	Barrels
Foreign currency forward contracts	450,686,305	U. S. dollar
Forward commodity contracts (platinum)	38,723	Troy ounces

HOLLYFRONTIER CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Continued

The following table presents the fair value and balance sheet locations of our outstanding derivative instruments. These amounts are presented on a gross basis with offsetting balances that reconcile to a net asset or liability position on our consolidated balance sheets. We present on a net basis to reflect the net settlement of these positions in accordance with provisions of our master netting arrangements.

	Derivatives in Net Asset Position			Derivatives in Net Liability Position
	Gross Assets	Gross Liabilities Offset in Balance Sheet	Net Assets Recognized in Balance Sheet	Gross Liabilities	Gross Assets Offset in Balance Sheet	Net Liabilities Recognized in Balance Sheet
		(In thousands)
December 31, 2021
Derivatives designated as cash flow hedging instruments:
Commodity forward contracts	$—	$—	$—	$238	$—	$238
	$—	$—	$—	$238	$—	$238

Derivatives not designated as cash flow hedging instruments:
NYMEX futures contracts	$—	$—	$—	$1,269	$—	$1,269
Commodity forward contracts	286	—	286	328	—	328
Foreign currency forward contracts	7,494	(1,317)	6,177	—	—	—
	$7,780	$(1,317)	$6,463	$1,597	$—	$1,597

Total net balance			$6,463			$1,835

Balance sheet classification:	Prepayment and other		$6,463	Accrued liabilities		$1,835

	Derivatives in Net Asset Position			Derivatives in Net Liability Position
	Gross Assets	Gross Liabilities Offset in Balance Sheet	Net Assets Recognized in Balance Sheet	Gross Liabilities	Gross Assets Offset in Balance Sheet	Net Liabilities Recognized in Balance Sheet
		(In thousands)
December 31, 2020
Derivatives designated as cash flow hedging instruments:
Commodity price swap contracts	$—	$—	$—	$359	$—	$359
	$—	$—	$—	$359	$—	$359

Derivatives not designated as cash flow hedging instruments:
NYMEX futures contracts	$—	$—	$—	$418	$—	$418
Commodity forward contracts	275	—	275	196	—	196
Foreign currency forward contracts	—	—	—	23,005	—	23,005
	$275	$—	$275	$23,619	$—	$23,619

Total net balance			$275			$23,978

Balance sheet classification:	Prepayments and other		$275	Accrued liabilities		$23,978

At December 31, 2021, we had a pre-tax net unrealized loss of $0.3 million classified in accumulated other comprehensive income that relates to all accounting hedges having contractual maturities through 2022, which, assuming commodity prices remain unchanged, will be effectively transferred from accumulated other comprehensive income into the statement of operations as the hedging instruments contractually mature over the next three-month period.

HOLLYFRONTIER CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Continued

NOTE 15:Income Taxes

The provision for income taxes is comprised of the following:

	Years Ended December 31,
	2021	2020	2019
	(In thousands)
Current
Federal	$(33,206)	$(59,452)	$187,134
State	(1,802)	(5,391)	29,547
Foreign	30,336	9,423	3,805
Deferred
Federal	94,353	(64,836)	77,916
State	1,386	(52,872)	26,073
Foreign	32,831	(59,019)	(25,323)
	$123,898	$(232,147)	$299,152

The statutory federal income tax rate applied to pre-tax book income reconciles to income tax expense (benefit) as follows:

	Years Ended December 31,
	2021	2020	2019
	(In thousands)
Tax computed at statutory rate	$165,302	$(156,880)	$246,013
State income taxes, net of federal tax benefit	13,588	(41,566)	47,259
Noncontrolling interest in net income	(25,931)	(21,799)	(25,494)
Effect of change in state rate	(13,342)	—	—
CARES Act benefits	(10,384)	(19,837)	—
Foreign rate differential	331	(14,294)	—
Federal tax credits	(29,777)	—	—
US tax on non-US operations	18,547	—	—
Effect of nondeductible goodwill impairment charge	—	16,573	32,069
Other	5,564	5,656	(695)
	$123,898	$(232,147)	$299,152

HOLLYFRONTIER CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Continued

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Our deferred income tax assets and liabilities as of December 31, 2021 and 2020 are as follows:

	December 31, 2021
	Assets	Liabilities	Total
	(In thousands)
Deferred income taxes
Properties, plants and equipment (due primarily to tax in excess of book depreciation)	$—	$(741,970)	$(741,970)
Lease obligation	131,567	—	131,567
Accrued employee benefits	17,322	—	17,322
Accrued post-retirement benefits	10,897	—	10,897
Accrued environmental costs	26,999	—	26,999
Hedging instruments	—	(652)	(652)
Inventory differences	—	(148,539)	(148,539)
Deferred turnaround costs	—	(100,585)	(100,585)
Net operating loss and tax credit carryforwards	63,967	—	63,967
Investment in HEP	—	(94,486)	(94,486)
Valuation allowance	—	(3,165)	(3,165)
Other	1,244	—	1,244
Total	$251,996	$(1,089,397)	$(837,401)

	December 31, 2020
	Assets	Liabilities	Total
	(In thousands)
Deferred income taxes
Properties, plants and equipment (due primarily to tax in excess of book depreciation)	$—	$(712,339)	$(712,339)
Lease obligation	94,447	—	94,447
Accrued employee benefits	21,819	—	21,819
Accrued post-retirement benefits	11,646	—	11,646
Accrued environmental costs	27,200	—	27,200
Hedging instruments	—	(903)	(903)
Inventory differences	—	(24,271)	(24,271)
Deferred turnaround costs	—	(85,326)	(85,326)
Net operating loss and tax credit carryforwards	51,227	—	51,227
Investment in HEP	—	(94,982)	(94,982)
Valuation allowance	—	(8,577)	(8,577)
Other	6,356	—	6,356
Total	$212,695	$(926,398)	$(713,703)

We have federal income tax credits of $16.9 million that can be carried forward 20 years and state income tax credits of $24.4 million that can be carried forward at least 16 years. We also have tax benefits attributable to net operating losses of $16.0 million in Luxembourg that can be carried forward 16 years which will begin expiring in 2034. We have reflected a valuation allowance of $3.2 million in 2021 and $8.6 million in 2020 with respect to net operating carryforwards that primarily relate to losses in Luxembourg. Additionally, we have tax benefits attributable to net operating loss carryforwards of $10.9 million for state income tax purposes with various carryforward periods of 10 years or longer.

HOLLYFRONTIER CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Continued

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

	Years Ended December 31,
	2021	2020	2019
		(In thousands)
Balance at January 1	$54,899	$56,621	$53,752
Additions for tax positions of prior years	—	6	2,893
Reductions for tax positions of prior years	(49)	(1,500)	(24)
Settlements	(125)	—	—
Lapse of statute of limitations	(120)	(228)	—
Balance at December 31	$54,605	$54,899	$56,621

At December 31, 2021, 2020 and 2019, there were $54.6 million, $54.9 million, and $56.6 million, respectively, of unrecognized tax benefits that, if recognized, would affect our effective tax rate. Unrecognized tax benefits are adjusted in the period in which new information about a tax position becomes available or the final outcome differs from the amount recorded.

Approximately $53.7 million of the unrecognized tax benefits relates to claims filed with the IRS on the federal income tax treatment of refundable biodiesel/ethanol blending tax credits for certain prior years. The issues related to the claims are complex and uncertain, and we cannot conclude that it is more likely than not that we will sustain the claims. Therefore, no tax benefit has been recognized for the filed claims. During the next 12 months, it is reasonably possible that an ultimate resolution regarding these claims could reduce unrecognized tax benefits (due to possible court rulings in favor of the IRS).

We recognize interest and penalties relating to liabilities for unrecognized tax benefits as an element of tax expense. We have not recorded any penalties related to our uncertain tax positions as we believe that it is more likely than not that there will not be any assessment of penalties.

We are subject to U.S. and Canadian federal income tax, Oklahoma, Kansas, New Mexico, Iowa, Arizona, Utah, Colorado and Nebraska income tax and to income tax of multiple other state jurisdictions. We have substantially concluded all state and local income tax matters for tax years through 2017. Other than the federal claim noted above, we have materially concluded all U.S. federal income tax matters for tax years through December 31, 2017.

NOTE 16:Stockholders' Equity

Shares of our common stock outstanding and activity for the years ended December 31, 2021, 2020 and 2019 are presented below:

	Years Ended December 31,
	2021	2020	2019

Common shares outstanding at January 1	162,413,660	161,846,525	172,121,491
Vesting of performance units	67,846	296,801	592,602
Vesting of restricted stock and restricted stock units	737,091	553,381	412,465
Forfeitures of restricted stock	—	—	(13,807)
Purchase of treasury stock (1)	(217,151)	(283,047)	(11,266,226)
Common shares outstanding at December 31	163,001,446	162,413,660	161,846,525

(1)Includes 217,151, 283,047 and 415,466 shares, respectively, withheld under the terms of stock-based compensation agreements to provide funds for the payment of payroll and income taxes due at the vesting of share-based awards, as well as other stock repurchases under separate authority from our Board of Directors.

HOLLYFRONTIER CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Continued

In November 2019, our Board of Directors approved a $1.0 billion share repurchase program, which replaced all existing share repurchase programs authorizing us to repurchase common stock in the open market or through privately negotiated transactions. The timing and amount of stock repurchases will depend on market conditions and corporate, regulatory and other relevant considerations. This program may be discontinued at any time by our Board of Directors. As of December 31, 2021, we had not repurchased common stock under this stock repurchase program, and we do not intend to repurchase common stock under this program until completion of our ongoing renewables capital projects and completion of the Sinclair Transactions. In addition, we are authorized by our Board of Directors to repurchase shares in an amount sufficient to offset shares issued under our compensation programs.

During the years ended December 31, 2021, 2020 and 2019, we withheld shares of our common stock from certain employees in the amounts of $7.1 million, $7.6 million and $21.9 million, respectively. These withholdings were made under the terms of restricted stock unit and performance share unit agreements upon vesting, at which time, we concurrently made cash payments to fund payroll and income taxes on behalf of officers and employees who elected to have shares withheld from vested amounts to pay such taxes.

NOTE 17:Other Comprehensive Income (Loss)

The components and allocated tax effects of other comprehensive income are as follows:

	Before-Tax	Tax Expense (Benefit)	After-Tax
	(In thousands)
Year Ended December 31, 2021
Net change in foreign currency translation adjustment	$(13,336)	$(2,793)	$(10,543)
Net unrealized gain on hedging instruments	31	8	23
Net change in pension and other post-retirement benefit obligations	(457)	(186)	(271)
Other comprehensive loss attributable to HollyFrontier stockholders	$(13,762)	$(2,971)	$(10,791)

Year Ended December 31, 2020
Net change in foreign currency translation adjustment	$6,226	$1,357	$4,869
Net unrealized loss on hedging instruments	(4,871)	(1,228)	(3,643)
Net change in pension and other post-retirement benefit obligations	(3,461)	(923)	(2,538)
Other comprehensive loss attributable to HollyFrontier stockholders	$(2,106)	$(794)	$(1,312)

Year Ended December 31, 2019
Net change in foreign currency translation adjustment	$13,337	$2,848	$10,489
Net unrealized loss on hedging instruments	(5,349)	(1,365)	(3,984)
Net change in pension and other post-retirement benefit obligations	(7,207)	(1,853)	(5,354)
Other comprehensive income attributable to HollyFrontier stockholders	$781	$(370)	$1,151

HOLLYFRONTIER CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Continued

The following table presents the statement of operations line item effects for reclassifications out of accumulated other comprehensive income (“AOCI”):

AOCI Component	Gain (Loss) Reclassified From AOCI			Statement of Operations Line Item
	Years Ended December 31,
	2021	2020	2019
	(In thousands)
Hedging instruments:
Commodity price swaps	$(19,239)	$(5,168)	$(1,799)	Sales and other revenues
	—	4,281	22,876	Cost of products sold
	1,660	(1,717)	(1,364)	Operating expenses
	(17,579)	(2,604)	19,713
	(4,430)	(664)	5,027	Income tax expense (benefit)
	(13,149)	(1,940)	14,686	Net of tax

Other post-retirement benefit obligations:
Pension obligations	407	422	—	Other, net
	103	108	—	Income tax expense
	304	314	—	Net of tax

Post-retirement healthcare obligations	3,328	3,564	3,587	Other, net
	839	909	915	Income tax expense
	2,489	2,655	2,672	Net of tax

Retirement restoration plan	(39)	(22)	(6)	Other, net
	(10)	(6)	(2)	Income tax benefit
	(29)	(16)	(4)	Net of tax

Total reclassifications for the period	$(10,385)	$1,013	$17,354

Accumulated other comprehensive income in the equity section of our consolidated balance sheets includes:

	Years Ended December 31,
	2021	2020
	(In thousands)
Foreign currency translation adjustment	$(7,861)	$2,682
Unrealized loss on pension obligations	1,449	(248)
Unrealized gain on post-retirement benefit obligations	9,342	11,310
Unrealized loss on hedging instruments	(259)	(282)
Accumulated other comprehensive income	$2,671	$13,462

NOTE 18:Pension and Post-retirement Plans

Certain PCLI employees are participants in union and non-union pension plans which are closed to new entrants. It is our intention that, effective June 30, 2022, no additional benefits will be accrued under these plans, and the plans will become frozen and employees will be transitioned to a defined contribution plan. Accordingly, these changes have been accounted for as curtailments and contractual termination benefits. In addition, Sonneborn employees in the Netherlands have a defined benefit pension plan which was frozen and all plan participants became inactive in 2016. The plan assets are in the form of a third-party insurance contract that is valued based on the assets held by the insurer and insures a value which approximates the accrued benefits related to the plan’s accumulated benefit obligation. At that time, a new plan was established to provide future indexation benefits to participants who had accrued benefits under the expiring arrangements.

HOLLYFRONTIER CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Continued

The following table sets forth the changes in the benefit obligation and plan assets of our PCLI pension plans and Sonneborn Netherlands plans for the years ended December 31, 2021 and 2020.

	Years Ended December 31,
	2021	2020
	(In thousands)
Change in plans' benefit obligations
Pension plans benefit obligation - beginning of period	$126,620	$110,410
Service cost	4,455	3,929
Interest cost	2,740	2,772
Actuarial (gain) loss	(7,363)	8,391
Benefits paid	(4,211)	(1,558)
Curtailment	—	(4,078)
Contractual termination benefits	—	915
Transfer from other plans	706	479
Foreign currency exchange rate changes	(2,533)	5,360
Pension plans benefit obligation - end of year	$120,414	$126,620

Change in pension plans assets
Fair value of plans assets - beginning of period	$123,950	$105,358
Return on plans assets	(2,228)	10,936
Employer contributions	3,542	3,487
Benefits paid	(4,211)	(1,558)
Transfer payments	706	479
Foreign currency exchange rate changes	(2,434)	5,248
Fair value of plans assets - end of year	$119,325	$123,950

Funded status
Under-funded balance	$(1,089)	$(2,670)

Amounts recognized in consolidated balance sheets
Other long-term liabilities	$(1,089)	$(2,670)

Amounts recognized in accumulated other comprehensive income
Cumulative actuarial loss	$(1)	$(1,658)

The accumulated benefit obligation was $118.4 million and $119.2 million at December 31, 2021 and 2020, respectively, which are also the measurement dates used for our pension plans.

The following tables provide information regarding pension plans with a projected benefit obligation and accumulated benefit obligation in excess of the fair value of plan assets:

	December 31,
	2021	2020
	(In thousands)
Projected benefit obligation	$35,963	$79,866
Fair value of plan assets	$33,966	$77,035

	December 31,
	2021	2020
	(In thousands)
Accumulated benefit obligation	$35,249	$41,654
Fair value of plan assets	$33,966	$39,105

HOLLYFRONTIER CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Continued

The weighted average assumptions used to determine end of period benefit obligations for the PCLI plans for the years ended December 31, 2021 and 2020 were discount rates of 3.00% and 2.60%, respectively, and rates of future compensation increases of 3.00% for each year. For the years ended December 31, 2021 and 2020, the weighted average assumption used to determine end of period benefit obligations for Sonneborn were discount rates of 1.40% and 1.10%, respectively.

Net periodic pension expense consisted of the following components:

	Years Ended December 31,
	2021	2020	2019
	(In thousands)
Service cost - benefit earned during the period	$4,455	$3,929	$4,135
Interest cost on projected benefit obligations	2,740	2,772	3,026
Expected return on plans assets	(3,031)	(4,578)	(3,840)
Amortization of gain	(407)	(422)	—
Curtailment	—	(137)	—
Contractual termination benefits	—	915	—
Net periodic pension expense	$3,757	$2,479	$3,321

The components, other than service cost, of our net periodic pension expense are recorded in Other, net on our consolidated statements of operations.

The following table presents the fair values of PCLI’s pension plans’ assets, by level within the fair value hierarchy, as of December 31, 2021 and 2020.

	December 31, 2021				December 31, 2020
	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
	(In thousands)
Equity securities	$—	$6,802	$—	$6,802	$—	$35,916	$—	$35,916
Fixed income	536	78,021	—	78,557	362	48,566	—	48,928
	$536	$84,823	$—	$85,359	$362	$84,482	$—	$84,844

See Note 6 for additional information on Level 1 and 2 inputs.

The expected long-term rate of return on plan assets is 3.25% for the PCLI pension plans, and is based on a target investment mix of 16% equities, 75% fixed income, 5% real estate and infrastructure and 4% other.

We expect to contribute $3.6 million to the PCLI and Sonneborn pensions plans in 2022. Benefit payments, which reflect expected future service, are expected to be paid as follows: $2.5 million in 2022, $2.9 million in 2023, $3.3 million in 2024, $87.6 million in 2025, $0.9 million in 2026 and $5.4 million in 2027 to 2031. Benefit payments expected to be paid in 2025 include the estimate of the net present value of all expected benefit payments to be paid out once the PCLI union and non-union pension plans windup has been finalized.

Post-retirement Healthcare Plans
We have post-retirement healthcare and other benefits plans that are available to certain of our employees who satisfy certain age and service requirements. These plans are unfunded and provide differing levels of healthcare benefits dependent upon hire date and work location. Not all of our employees are covered by these plans at December 31, 2021.

HOLLYFRONTIER CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Continued

The following table sets forth the changes in the benefit obligation and plan assets of our post-retirement healthcare plans for the years ended December 31, 2021 and 2020:

	Years Ended December 31,
	2021	2020
	(In thousands)
Change in plans' benefit obligation
Post-retirement plans' benefit obligation - beginning of year	$33,478	$31,273
Service cost	2,324	1,616
Interest cost	782	870
Benefits paid	(706)	(1,766)
Actuarial (gain) loss	(1,133)	1,131
Foreign currency exchange rate changes	71	354
Post-retirement plans' benefit obligation - end of year	$34,816	$33,478

Change in plan assets
Fair value of plan assets - beginning of year	$—	$—
Employer contributions	673	1,742
Participant contributions	33	24
Benefits paid	(706)	(1,766)
Fair value of plan assets - end of year	$—	$—

Funded status
Under-funded balance	$(34,816)	$(33,478)

Amounts recognized in consolidated balance sheets
Accrued liabilities	$(832)	$(1,946)
Other long-term liabilities	(33,984)	(31,532)
	$(34,816)	$(33,478)

Amounts recognized in accumulated other comprehensive income
Cumulative actuarial loss	$(271)	$(1,523)
Prior service credit	15,031	18,511
Total	$14,760	$16,988

Benefit payments, which reflect expected future service, are expected to be paid as follows: $0.8 million in 2022; $2.1 million in 2023; $2.2 million in 2024; $2.2 million in 2025; $2.3 million in 2026; and $11.5 million in 2027 through 2031.

The weighted average assumptions used to determine end of period benefit obligations:

December 31,
	2021	2020

Discount rate	2.29%-3.10%	1.88% - 2.60%
Current health care trend rate	6.00%-7.25%	5.50% - 6.00%
Ultimate health care trend rate	4.00%-4.50%	4.50% - 5.00%
Year rate reaches ultimate trend rate	2023-2041	2022 - 2023

HOLLYFRONTIER CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Continued

Net periodic post-retirement credit consisted of the following components:

	Years Ended December 31,
	2021	2020	2019
	(In thousands)
Service cost – benefit earned during the year	$2,324	$1,616	$1,582
Interest cost on projected benefit obligations	782	870	1,029
Amortization of prior service credit	(3,481)	(3,481)	(3,481)
Amortization of (gain) loss	153	(83)	(106)
Net periodic post-retirement credit	$(222)	$(1,078)	$(976)

The components, other than service cost, of our net periodic post-retirement credit are recorded in Other, net on our consolidated statements of operations. Prior service credits are amortized over the average remaining effective period to obtain full benefit eligibility for participants.

Retirement Restoration Plan
We have an unfunded retirement restoration plan that provides for additional payments from us so that total retirement plan benefits for certain executives will be maintained at the levels provided in the retirement plan before the application of Internal Revenue Code limitations. We expensed $0.1 million for each of the years ended December 31, 2021, 2020 and 2019 in connection with this plan. The accrued liability reflected on the consolidated balance sheets was $2.3 million and $2.5 million at December 31, 2021 and 2020, respectively. As of December 31, 2021, the projected benefit obligation under this plan was $2.3 million. Annual benefit payments of $0.2 million are expected to be paid through 2031, which reflect expected future service.

Defined Contribution Plans
We have defined contribution plans that cover substantially all qualified employees in the U.S, Canada and the Netherlands. Our contributions are based on an employee's eligible compensation and years of service. We also partially match our employees’ contributions. We expensed $45.0 million, $43.3 million and $30.3 million for the years ended December 31, 2021, 2020 and 2019, respectively, in connection with these plans.

NOTE 19:Contingencies and Contractual Commitments

We are a party to various litigation and legal proceedings which we believe, based on advice of counsel, will not either individually or in the aggregate have a materially adverse effect on our financial condition, results of operations or cash flows.

We filed a business interruption claim with our insurance carriers related to a loss at our Woods Cross Refinery that occurred in the first quarter 2018. During the year ended December 31, 2020, we reached a final settlement agreement regarding the amounts owed to us pursuant to our business interruption coverage, and we recognized a gain of $81.0 million, which is reflected in our Corporate and Other segment.

During 2017, 2018 and 2019, the EPA granted the Cheyenne Refinery and Woods Cross Refinery each a one-year small refinery exemption from the RFS program requirements for the 2016, 2017 and 2018, respectively, calendar years. As a result, the Cheyenne Refinery’s and Woods Cross Refinery’s gasoline and diesel production are not subject to the Renewable Volume Obligation for the respective years. Upon each exemption granted, we increased our inventory of RINs and reduced our cost of products sold.

HOLLYFRONTIER CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Continued

Various subsidiaries of HollyFrontier are currently intervenors in two lawsuits brought by renewable fuel interest groups against the EPA in federal courts alleging violations of the Renewable Fuel Standard under the Clean Air Act and challenging the EPA’s handling of small refinery exemptions. We intervened to vigorously defend the EPA’s position on small refinery exemptions because we believe the EPA correctly applied applicable law to the matters at issue. The first lawsuit is before the Tenth Circuit and challenges the relief the EPA afforded to the Cheyenne refinery following the grant of small refinery exemptions. The matter is fully briefed and remains pending before that court. The second lawsuit is currently pending before the DC Circuit. On August 25, 2021, the EPA filed a motion to voluntarily remand the matter to the EPA. We did not oppose this motion. The DC Circuit granted EPA’s motion for a voluntary remand, but ordered the agency to issue decisions on the challenged 2018 small refinery exemption decisions within 90 days of the court’s December 8, 2021 order or 90 days from the submission of supplemental materials by the small refineries so long as a decision is made within 120 days of the court’s order. HollyFrontier was also recently an intervenor in another lawsuit filed in the Tenth Circuit challenging the grant of small refinery exemptions to the Cheyenne and Woods Cross refineries for the 2016 compliance year. On January 24, 2020, the U.S. Court of Appeals for the Tenth Circuit vacated the small refinery exemptions granted to the Cheyenne and Woods Cross refineries for 2016 and remanded the case to the EPA for further proceedings. On April 15, 2020, the Tenth Circuit issued its mandate, remanding the matter back to the EPA. On September 4, 2020, various subsidiaries of HollyFrontier filed a Petition for a Writ of Certiorari with the U.S. Supreme Court seeking review of the Tenth Circuit decision. On January 8, 2021, the U.S. Supreme Court granted HollyFrontier’s petition. The oral argument occurred on April 27, 2021. The U.S. Supreme Court issued its opinion in this matter on June 25, 2021 and reversed the Tenth Circuit. On July 27, 2021, the Tenth Circuit recalled the mandate it issued to the EPA on April 15, 2020, and vacated its January 24, 2020 judgment. On July 29, 2021, the Tenth Circuit issued an order and judgment confirming that it recalled its mandate and vacated its previous judgment in this case, and returned jurisdiction to the EPA without vacating the exemption decisions. On August 19, 2021, the EPA filed a motion for clarification of the Tenth Circuit’s mandate. The Tenth Circuit denied the EPA’s motion on August 26, 2021, and therefore the matter is now solely before the EPA. We are unable to estimate the costs we may incur, if any, at this time. It is too early to assess how the U.S. Supreme Court decision will impact future small refinery exemptions or whether the remaining cases are expected to have any impact on us.

We have been party to multiple proceedings before the Federal Energy Regulatory Commission (“FERC”) challenging the rates charged by SFPP, L.P. (“SFPP”) on its East Line pipeline facilities from El Paso, Texas to Phoenix, Arizona. In March 2018, FERC ruled that SFPP, as a master limited partnership, was prohibited from including an allowance for investor income taxes in the cost of service underlying its East Line rates. We reached a negotiated settlement with SFPP that provides for a payment to us of $51.5 million. FERC approved the settlement on December 31, 2020 subject to a rehearing period that resulted in a settlement effective date of February 2, 2021. Under the terms of the settlement agreement, SFPP made the $51.5 million payment to us on February 10, 2021. As of December 31, 2020, we had no enforceable right to collect any of the settlement. Accordingly, recognition of a gain occurred when the uncertainties were resolved on February 2, 2021, and we recorded as "Gain on tariff settlement" on our consolidated statements of operations for the year ended December 31, 2021.

Contractual Commitments
We have various long-term agreements (entered in the normal course of business) to purchase crude oil, natural gas, feedstocks and other resources to ensure we have adequate supplies to operate our refineries. The substantial majority of our purchase obligations are based on market prices or rates. These contracts expire in 2022 through 2025.

We also have long-term agreements with third parties for the transportation and storage of crude oil, natural gas and feedstocks to our refineries and for terminal and storage services that expire in 2022 through 2039. At December 31, 2021, the minimum future transportation and storage fees under transportation agreements having terms in excess of one year are as follows:

(In thousands)
2022	$166,456
2023	164,518
2024	163,507
2025	163,972
2026	129,572
Thereafter	839,775
Total	$1,627,800

HOLLYFRONTIER CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Continued

Transportation and storage costs incurred under these agreements totaled $160.5 million, $139.0 million and $144.8 million for the years ended December 31, 2021, 2020 and 2019, respectively. These amounts do not include contractual commitments under our long-term transportation agreements with HEP, as all transactions with HEP are eliminated in these consolidated financial statements.

NOTE 20:Segment Information

Our operations are organized into four reportable segments: Refining, Renewables, Lubricants and Specialty Products and HEP. Our operations that are not included in one of these four reportable segments are included in Corporate and Other. Intersegment transactions are eliminated on our consolidated financial statements and are included in Eliminations. Corporate and Other and Eliminations are aggregated and presented under the Corporate, Other and Eliminations column.

The Refining segment represents the operations of our El Dorado, Tulsa, Navajo and Woods Cross refineries, HollyFrontier Asphalt Company LLC (“HFC Asphalt”) and also our recently acquired Puget Sound Refinery from the closing date on November 1, 2021 (aggregated as a reportable segment). Refining activities involve the purchase and refining of crude oil and wholesale and branded marketing of refined products, such as gasoline, diesel fuel and jet fuel. These petroleum products are primarily marketed in the Mid-Continent, Southwest and Rocky Mountains extending into the Pacific Northwest geographic regions of the United States. HFC Asphalt operates various asphalt terminals in Arizona, New Mexico and Oklahoma. The Refining segment also included the operations of our Cheyenne refinery until it permanently ceased petroleum refining operations during the third quarter of 2020.

The Renewables segment represents activities associated with the conversion of our Cheyenne refinery to a renewable diesel unit (“RDU”), along with the construction of an RDU and a pre-treatment unit (“PTU”) in Artesia, New Mexico. The Cheyenne RDU was mechanically complete in the fourth quarter of 2021 and is expected to be fully operational in the first quarter of 2022. The PTU is expected to be completed in the first quarter of 2022, and the Artesia RDU is expected to be completed in the second quarter of 2022.

The Lubricants and Specialty Products segment represents Petro-Canada Lubricants Inc.’s (“PCLI”) production operations, located in Mississauga, Ontario, that includes lubricant products such as base oils, white oils, specialty products and finished lubricants, and the operations of our Petro-Canada Lubricants business that includes the marketing of products to both retail and wholesale outlets through a global sales network with locations in Canada, the United States, Europe and China. Additionally, the Lubricants and Specialty Products segment includes specialty lubricant products produced at our Tulsa refineries that are marketed throughout North America and are distributed in Central and South America and the operations of Red Giant Oil, one of the largest suppliers of locomotive engine oil in North America. Also, effective with our acquisition that closed February 1, 2019, the Lubricants and Specialty Products segment includes Sonneborn, a producer of specialty hydrocarbon chemicals such as white oils, petrolatums and waxes with manufacturing facilities in the United States and Europe.

The HEP segment includes all of the operations of HEP, which owns and operates logistics and refinery assets consisting of petroleum product and crude oil pipelines, terminals, tankage, loading rack facilities and refinery processing units in the Mid-Continent, Southwest and Rocky Mountains geographic regions of the United States. The HEP segment also includes a 75% ownership interest in UNEV (a consolidated subsidiary of HEP) and 50% ownership interest in each of the Osage Pipeline, the Cheyenne Pipeline and Cushing Connect. Revenues from the HEP segment are earned through transactions with unaffiliated parties for pipeline transportation, rental and terminalling operations as well as revenues relating to pipeline transportation services provided for our refining operations. Due to certain basis differences, our reported amounts for the HEP segment may not agree to amounts reported in HEP’s periodic public filings.

The accounting policies for our segments are the same as those described in the summary of significant accounting policies, except that our Refining segment balance sheet excluded intercompany ROU assets and liabilities for operating leases prior to December 31, 2021 (see Note 1).

HOLLYFRONTIER CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Continued

The following is a summary of the financial information of our reportable segments reconciled to the amounts reported in the consolidated financial statements.

	Refining	Renewables	Lubricants and Specialty Products	HEP	Corporate, Other and Eliminations (2)	Consolidated Total
	(In thousands)
Year Ended December 31, 2021
Sales and other revenues:
Revenues from external customers	$15,734,870	$—	$2,550,624	$103,646	$2	$18,389,142
Intersegment revenues	623,688	—	9,988	390,849	(1,024,525)	—
	$16,358,558	$—	$2,560,612	$494,495	$(1,024,523)	$18,389,142
Cost of products sold (exclusive of lower of cost or market inventory valuation adjustment)	$14,673,062	$—	$1,815,802	$—	$(921,812)	$15,567,052
Lower of cost or market inventory valuation adjustment	$(318,353)	$8,739	$—	$—	$(509)	$(310,123)
Operating expenses	$1,090,424	$55,353	$252,456	$170,524	$(51,279)	$1,517,478
Selling, general and administrative expenses	$127,563	$—	$170,155	$12,637	$51,655	$362,010
Depreciation and amortization	$334,365	$1,672	$79,767	$86,998	$737	$503,539
Income (loss) from operations	$451,497	$(65,764)	$242,432	$224,336	$(103,315)	$749,186
Earnings of equity method investments	$—	$—	$—	$12,432	$—	$12,432
Capital expenditures	$160,431	$510,836	$30,878	$88,336	$22,928	$813,409

Year Ended December 31, 2020
Sales and other revenues:
Revenues from external customers	$9,286,658	$—	$1,792,745	$98,039	$6,201	$11,183,643
Intersegment revenues	252,531	—	10,465	399,809	(662,805)	—
	$9,539,189	$—	$1,803,210	$497,848	$(656,604)	$11,183,643
Cost of products sold (exclusive of lower of cost or market inventory valuation adjustment)	$8,439,680	$—	$1,271,287	$—	$(552,162)	$9,158,805
Lower of cost or market inventory valuation adjustment	$82,214	$—	$—	$—	$(3,715)	$78,499
Operating expenses	$988,045	$3,861	$216,068	$147,692	$(55,389)	$1,300,277
Selling, general and administrative expenses	$127,298	$—	$157,816	$9,989	$18,497	$313,600
Depreciation and amortization	$324,617	$—	$80,656	$95,445	$20,194	$520,912
Goodwill and long-lived asset impairment (1)	$241,760	$—	$286,575	$16,958	$—	$545,293
Income (loss) from operations	$(664,425)	$(3,861)	$(209,192)	$227,764	$(84,029)	$(733,743)
Earnings of equity method investments	$—	$—	$—	$6,647	$—	$6,647
Capital expenditures	$152,726	$65,147	$32,473	$59,283	$20,531	$330,160

HOLLYFRONTIER CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Continued

	Refining	Renewables	Lubricants and Specialty Products	HEP	Corporate, Other and Eliminations (2)	Consolidated Total
	(In thousands)
Year Ended December 31, 2019
Sales and other revenues:
Revenues from external customers	$15,284,110	$—	$2,081,221	$121,027	$220	$17,486,578
Intersegment revenues	312,678	—	11,307	411,750	(735,735)	—
	$15,596,788	$—	$2,092,528	$532,777	$(735,515)	$17,486,578
Cost of products sold (exclusive of lower of cost or market inventory valuation adjustment)	$12,980,506	$—	$1,580,036	$—	$(642,158)	$13,918,384
Lower of cost or market inventory valuation adjustment	$(119,775)	$—	$—	$—	$—	$(119,775)
Operating expenses	$1,095,488	$—	$231,523	$161,996	$(94,955)	$1,394,052
Selling, general and administrative expenses	$120,518	$—	$168,595	$10,251	$54,872	$354,236
Depreciation and amortization	$309,932	$—	$88,781	$96,706	$14,506	$509,925
Goodwill impairment	$—	$—	$152,712	$—	$—	$152,712
Income (loss) from operations	$1,210,119	$—	$(129,119)	$263,824	$(67,780)	$1,277,044
Earnings of equity method investments	$—	$—	$—	$5,180	$—	$5,180
Capital expenditures	$188,513	$10,489	$40,997	$30,112	$23,652	$293,763

(1)The results of our HEP reportable segment for the year ended December 31, 2020 include a long-lived asset impairment charge attributed to HEP’s logistics assets at our Cheyenne Refinery.
(2)For the year ended December 31, 2020, Corporate and Other includes $14.0 million of decommissioning and other shutdown costs related to our Cheyenne Refinery. In addition, for the year ended December 31, 2020, Corporate and Other includes $11.4 million in other operating costs related to our Cheyenne facility.

	Refining	Renewables	Lubricants and Specialty Products	HEP	Corporate, Other and Eliminations	Consolidated Total
	(In thousands)
December 31, 2021
Cash and cash equivalents	$—	$—	$113,474	$14,381	$106,589	$234,444
Total assets	$9,736,851	$464,493	$2,073,638	$2,250,115	$(1,608,484)	$12,916,613
Long-term debt	$—	$—	$—	$1,333,049	$1,739,688	$3,072,737

December 31, 2020
Cash and cash equivalents	$3,106	$—	$163,729	$21,990	$1,179,493	$1,368,318
Total assets	$6,203,847	$109,601	$1,864,313	$2,198,478	$1,130,625	$11,506,864
Long-term debt	$—	$—	$—	$1,405,603	$1,737,115	$3,142,718